Exhibit 99.3

PRO FORMA VALUATION REPORT

CHARTER FINANCIAL CORPORATION
West Point, Georgia

PROPOSED HOLDING COMPANY FOR:
CHARTERBANK
West Point, Georgia

Dated As Of:
December 4, 2009

________________________________________

Prepared By:

RP® Financial, LC.
1100 North Glebe Road
Suite 1100
Arlington, Virginia  22201
________________________________________

RP® FINANCIAL, LC.
Serving the Financial Services Industry Since 1988

December 4, 2009

Boards of Directors
First Charter, MHC
Charter Financial Corporation
CharterBank
1233 O.G. Skinner Drive
West Point, Georgia  31833

Members of the Boards of Directors:

At your request, we have completed and hereby provide an independent appraisal (“Appraisal”) of the estimated pro forma market value of the common stock to be issued by Charter Financial Corporation, West Point, Georgia (“Charter Financial” or the “Company”) in connection with the mutual-to-stock conversion of First Charter, MHC (the “MHC”).  The MHC currently has a majority ownership interest in, and its principal asset consists of, approximately 85.4% of the common stock of Charter Financial (the “MHC Shares”), the mid-tier holding company for CharterBank, West Point, Georgia (the “Bank”).  The remaining 14.6% of Charter Financial’s common stock is owned by public stockholders.  Charter Financial, which completed its initial public stock offering in October 2001, owns 100% of the common stock of the Bank.  It is our understanding that Charter Financial will offer its stock, representing the majority ownership interest held by the MHC, in a subscription offering to Eligible Account Holders, Tax Qualified Plans, Supplemental Eligible Account Holders and Other Members.  To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, the shares may be offered for sale in a community offering to members of the local community with a preference given first to natural persons residing in Georgia and Alabama and then to Charter Financial public stockholders.

This Appraisal is furnished pursuant to the requirements of the Code of Federal Regulations 563b.7 and has been prepared in accordance with the “Guidelines for Appraisal Reports for the Valuation of Savings and Loan Associations Converting from Mutual to Stock Form of Organization” of the Office of Thrift Supervision (“OTS”), which have been adopted in practice by the Federal Deposit Insurance Corporation (“FDIC”).

Plan of Conversion and Stock Issuance

On December 14, 2009, the respective Boards of Directors of the MHC, the Company and the Bank adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which the mutual holding company will convert to the stock form of organization. Pursuant to the Plan of Conversion, (i) the MHC will convert to stock form, (ii) the MHC and the Company will merge into the Bank and the Bank will become a wholly owned subsidiary of a newly chartered stock company (the “Company”), (iii) the shares of common stock of the Company held by persons other than the MHC will be converted into shares of common stock of the Company pursuant to an exchange ratio designed to preserve the percentage ownership interests of such persons, and (iv) the Company will offer and sell shares of its common stock to certain depositors of the Bank, residents of Bank’s local community and shareholders of the Company and others in the manner and subject to the priorities set forth in the Plan of Conversion.  As of December 4, 2009, the MHC’s ownership interest in Charter Financial approximated 85.4%.  The Company will also issue shares of its common stock to the public stockholders of Charter Financial pursuant to an exchange ratio that will result in the public shareholders owning the same aggregate percentage of the newly issued Charter Financial common stock as owned immediately prior to the conversion.  As of December 4, 2009, the public stockholders’ ownership interest in Charter Financial approximated 14.6%.

Washington Headquarters
Rosslyn Center	Telephone: (703) 528-1700
1100 North Glebe Road, Suite 1100	Fax No.: (703) 528-1788
Arlington, VA 22201	Toll-Free No.: (866) 723-0594
www.rpfinancial.com	E-Mail: mail@rpfinancial.com

Boards of Directors
December 4, 2009

RP® Financial, LC.

RP® Financial, LC. (“RP Financial”) is a financial consulting firm serving the financial services industry nationwide that, among other things, specializes in financial valuations and analyses of business enterprises and securities, including the pro forma valuation for savings institutions converting from mutual-to-stock form.  The background and experience of RP Financial is detailed in Exhibit V-1.  We believe that, except for the fee we will receive for our appraisal, we are independent of the Company, the Bank, the MHC and the other parties engaged by the Bank or the Company to assist in the stock conversion process.

Valuation Methodology

In preparing our Appraisal, we have reviewed the regulatory applications of Charter Financial, the Bank and the MHC, including the prospectus as filed with the OTS and the Securities and Exchange Commission (“SEC”).  We have conducted a financial analysis of Charter Financial, the Bank and the MHC that has included a review of audited financial information for fiscal years ended September 30, 2005 through 2009, and due diligence related discussions with Charter Financial’s management; Dixon Hughes, PLLC, the Company’s independent auditor; Luse Gorman Pomerenk & Schick, P.C., Charter Financial’s conversion counsel; and Stifel, Nicolaus & Company, Incorporated, the Company’s financial and marketing advisor in connection with the stock offering.  All assumptions and conclusions set forth in the Appraisal were reached independently from such discussions.  In addition, where appropriate, we have considered information based on other available published sources that we believe are reliable.  While we believe the information and data gathered from all these sources are reliable, we cannot guarantee the accuracy and completeness of such information.

We have investigated the competitive environment within which Charter Financial operates and have assessed Charter Financial’s relative strengths and weaknesses.  We have kept abreast of the changing regulatory and legislative environment for financial institutions and analyzed the potential impact on Charter Financial and the industry as a whole.  We have analyzed the potential effects of the stock conversion on Charter Financial’s operating characteristics and financial performance as they relate to the pro forma market value of Charter Financial.  We have analyzed the assets held by the MHC, which will be consolidated with Charter Financial’s assets and equity pursuant to the completion of conversion.  We have reviewed the economic and demographic characteristics of the Company’s primary market area.  We have compared Charter Financial’s financial performance and condition with selected publicly-traded thrifts in accordance with the Valuation Guidelines, as well as all publicly-traded thrifts and thrift holding companies.  We have reviewed the current conditions in the securities markets in general and the market for thrift stocks in particular, including the market for existing thrift issues, initial public offerings by thrifts and thrift holding companies, and second-step conversion offerings.  We have excluded from such analyses thrifts subject to announced or rumored acquisition, and/or institutions that exhibit other unusual characteristics.

Boards of Directors
December 4, 2009

The Appraisal is based on Charter Financial’s representation that the information contained in the regulatory applications and additional information furnished to us by Charter Financial and its independent auditor, legal counsel and other authorized agents are truthful, accurate and complete.  We did not independently verify the financial statements and other information provided by Charter Financial, or its independent auditor, legal counsel and other authorized agents nor did we independently value the assets or liabilities of Charter Financial.  The valuation considers Charter Financial only as a going concern and should not be considered as an indication of Charter Financial’s liquidation value.

Our appraised value is predicated on a continuation of the current operating environment for Charter Financial and for all thrifts and their holding companies.  Changes in the local, state and national economy, the legislative and regulatory environment for financial institutions and mutual holding companies, the stock market, interest rates, and other external forces (such as natural disasters or significant world events) may occur from time to time, often with great unpredictability and may materially impact the value of thrift stocks as a whole or the value of Charter Financial’s stock alone.  It is our understanding that there are no current plans for selling control of Charter Financial following completion of the second-step stock offering.  To the extent that such factors can be foreseen, they have been factored into our analysis.

The estimated pro forma market value is defined as the price at which Charter Financial’s common stock, immediately upon completion of the second-step stock offering, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Valuation Conclusion

It is our opinion that, as of December 4, 2009, the estimated aggregate pro forma valuation of the shares to be issued in the conversion of the MHC, including: (1) newly-issued shares representing the MHC’s ownership interest in Charter Financial, and (2) exchange shares issued to existing public shareholders of Charter Financial, was equal to $114,220,010 at the midpoint, equal to 11,422,001 shares at $10.00 per share.

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares of Charter Financial stock as a fully converted company.  The Board of Directors of the MHC has independently determined the exchange ratio.  The determined exchange ratio has been designed to preserve the current aggregate percentage ownership in Charter Financial equal to 14.64% as of September 30, 2009.  The exchange ratio to be received by the existing minority shareholders of Charter Financial will be determined at the end of the offering, based on the total number of shares sold in the subscription and community offerings.  Based upon this calculation, and the valuation conclusion and offering range concluded above, the exchange ratio would be 0.5226 shares, 0.6148 shares, 0.7071 shares and 0.8131 shares of newly issued shares of Charter Financial stock for each share of stock held by the public shareholders at the minimum, midpoint, maximum and supermaximum of the offering range, respectively.  RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio. The resulting range of value pursuant to regulatory guidelines, the corresponding number of shares based on the Board approved $10.00 per share offering price, and the resulting exchange ratios are shown below.

Boards of Directors
December 4, 2009

	Total Shares	Offering Shares	Exchange Shares Issued to the Public Shareholders	Exchange Ratio
Shares				(x)
Super Maximum	15,105,596	12,894,375	2,211,221	0.8131
Maximum	13,135,301	11,212,500	1,922,801	0.7071
Midpoint	11,422,001	9,750,000	1,672,001	0.6148
Minimum	9,708,701	8,287,500	1,421,201	0.5226

Distribution of Shares
Super Maximum	100.00%	85.36%	14.64%
Maximum	100.00%	85.36%	14.64%
Midpoint	100.00%	85.36%	14.64%
Minimum	100.00%	85.36%	14.64%

Aggregate Market Value(1)
Super Maximum	$151,055,960	$128,943,750	$22,112,210
Maximum	$131,353,010	$112,125,000	$19,228,010
Midpoint	$114,220,010	$97,500,000	$16,720,010
Minimum	$97,087,010	$82,875,000	$14,212,010

(1) Based on offering price of $10.00 per share.

Limiting Factors and Considerations

Our valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of the common stock.  Moreover, because such valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons who purchase shares of common stock in the conversion will thereafter be able to buy or sell such shares at prices related to the foregoing valuation of the estimated pro forma market value thereof.  The appraisal reflects only a valuation range as of this date for the pro forma market value of Charter Financial immediately upon issuance of the stock and does not take into account any trading activity with respect to the purchase and sale of common stock in the secondary market following the completion of the second-step offering.

Boards of Directors
December 4, 2009

RP Financial’s valuation was based on the financial condition, operations and shares outstanding of Charter Financial as of September 30, 2009, the date of the financial data included in the prospectus.  The proposed exchange ratio to be received by the current public stockholders of Charter Financial and the exchange of the public shares for newly issued shares of Charter Financial common stock as a full public company was determined independently by the Boards of Directors of the MHC, Charter Financial and the Bank.  RP Financial expresses no opinion on the proposed exchange ratio to public stockholders or the exchange of public shares for newly issued shares.

RP Financial is not a seller of securities within the meaning of any federal and state securities laws and any report prepared by RP Financial shall not be used as an offer or solicitation with respect to the purchase or sale of any securities.  RP Financial maintains a policy which prohibits RP Financial, its principals or employees from purchasing stock of its client institutions.

This valuation will be updated as provided for in the conversion regulations and guidelines.  These updates will consider, among other things, any developments or changes in the financial performance and condition of Charter Financial, management policies, and current conditions in the equity markets for thrift shares, both existing issues and new issues.  These updates may also consider changes in other external factors which impact value including, but not limited to: various changes in the legislative and regulatory environment for financial institutions, the stock market and the market for thrift stocks, and interest rates.  Should any such new developments or changes be material, in our opinion, to the valuation of the shares, appropriate adjustments to the estimated pro forma market value will be made.  The reasons for any such adjustments will be explained in the update at the date of the release of the update.  The valuation will also be updated at the completion of Charter Financial’s stock offering.

Respectfully submitted,
RP® FINANCIAL, LC.

William E. Pommerening
Chief Executive Officer and
Managing Director

James P. Hennessey
Director

RP® Financial, LC.	TABLE OF CONTENTS
i

TABLE OF CONTENTS
CHARTER FINANCIAL CORPORATION
CHARTERBANK
West Point, Georgia

DESCRIPTION		PAGE NUMBER

CHAPTER ONE	OVERVIEW AND FINANCIAL ANALYSIS

	Introduction	I.1
	Plan of Conversion and Reorganization	I.2
	Purpose of the Reorganization	I.2
	Strategic Overview	I.3
	Business Plan	I.6
	Balance Sheet Trends	I.7
	Income and Expense Trends	I.14
	Accounting for the NCB Acquisition	I.18
	Interest Rate Risk Management	I.20
	Lending Activities and Strategy	I.21
	Asset Quality	I.25
	Funding Composition and Strategy	I.26
	Subsidiaries	I.27
	Legal Proceedings	I.27

CHAPTER TWO	MARKET AREA ANALYSIS

	Introduction	II.1
	National Economic Factors	II.2
	Market Area Demographics	II.4
	Regional/Local Economic Factors	II.6
	Market Area Deposit Characteristics	II.8

CHAPTER THREE	PEER GROUP ANALYSIS

	Peer Group Selection	III.1
	Financial Condition	III.7
	Income and Expense Components	III.11
	Loan Composition	III.14
	Credit Risk	III.16
	Interest Rate Risk	III.16
	Summary	III.19

RP® Financial, LC.	TABLE OF CONTENTS
ii

TABLE OF CONTENTS
CHARTER FINANCIAL CORPORATION
CHARTERBANK
West Point, Georgia
(continued)

PAGE
DESCRIPTION			NUMBER

CHAPTER FOUR		VALUATION ANALYSIS

Introduction			IV.1
Appraisal Guidelines			IV.1
RP Financial Approach to the Valuation			IV.1
Valuation Analysis			IV.2
1.	Financial Condition		IV.3
2.	Profitability, Growth and Viability of Earnings		IV.4
3.	Asset Growth		IV.6
4.	Primary Market Area		IV.6
5.	Dividends		IV.7
6.	Liquidity of the Shares		IV.8
7.	Marketing of the Issue		IV.8
	A.	The Public Market	IV.8
	B.	The New Issue Market	IV.14
	C.	The Acquisition Market	IV.15
	D.	Trading in Charter Financial Stock	IV.15
8.	Management		IV.16
9.	Effect of Government Regulation and Regulatory Reform		IV.16
Summary of Adjustments			IV.16
Valuation Approaches			IV.17
1.	Price-to-Earnings (“P/E”)		IV.19
2.	Price-to-Book (“P/B”)		IV.21
3.	Price-to-Assets (“P/A”)		IV.22
Comparison to Recent Offerings			IV.22
Valuation Conclusion			IV.23
Establishment of the Exchange Ratio			IV.24

RP® Financial, LC.	LIST OF TABLES
iii

LIST OF TABLES
CHARTER FINANCIAL CORPORATION
CHARTERBANK
West Point, Georgia

TABLE
NUMBER	DESCRIPTION	PAGE

1.1	Historical Balance Sheets	I.9
1.2	Historical Income Statements	I.15
1.3	Fair Value Adjustments of the NCB Acquisition	I.19

2.1	Summary Demographic Data	II.5
2.2	Market Area Unemployment Trends	II.8
2.3	Deposit Summary	II.9

3.1	Peer Group of Publicly-Traded Thrifts	III.4
3.2	Balance Sheet Composition and Growth Rates	III.10
3.3	Income as a % of Average Assets and Yields, Costs, Spreads	III.13
3.4	Loan Portfolio Composition and Related Information	III.16
3.5	Credit Risk Measures and Related Information	III.18
3.6	Interest Rate Risk Measures and Net Interest Income Volatility	III.19

4.1	Public Market Pricing	IV.21

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.1

I.  OVERVIEW AND FINANCIAL ANALYSIS

Introduction

CharterBank (the “Bank”), organized in 1954, is a federally chartered stock savings bank headquartered in West Point, Georgia.  The Bank serves the I-85 corridor in western Georgia and eastern Alabama through 13 full-service branches, its corporate office and three loan production offices (“LPOs”).  CharterBank’s parent is Charter Financial Corporation (“Charter Financial” or the “Company”) which is 85.4% owned by First Charter MHC (“First Charter” or the “MHC”) and 14.6% owned by public shareholders.

On October 16, 2001, CharterBank converted from a federally-chartered mutual savings and loan association into a three-tiered mutual holding company structure.  CharterBank was the wholly-owned subsidiary of Charter Financial (the mid-tier holding company), and Charter Financial was the majority owned subsidiary of First Charter.  Through a public offering the same year, Charter Financial sold 3,964,481 shares of its common stock to the public, representing 20% of the outstanding shares, at $10.00 per share and received net proceeds of $37.2 million.  Charter Financial contributed 50% of the net proceeds from the initial public offering to CharterBank.  An additional 15,857,924 shares, or 80% of the outstanding shares of Charter Financial, were issued to First Charter. An Employee Stock Ownership Plan (“ESOP”) was established and the ESOP acquired 317,158 shares of Charter Financial common stock in the offering, using the proceeds of a loan from Charter Financial.  The net proceeds, adjusted for the ESOP, totaled approximately $34 million.

Pursuant to a tender offer transaction completed in fiscal 2007, the Company repurchased 508,842 shares of its common stock and deregistered with the Securities and Exchange Commission (“SEC”).  In conjunction with the deregistration, the Company moved the trading of its stock from NASDAQ to the Over-the-Counter Bulletin Board (“OTCBB”), where it is now quoted under the symbol CHFN.OB.  Both the Company and the MHC earn interest income on a small balance of liquidity investments and there are no other significant activities conducted by the Company or the MHC.   The most significant asset of the Company is its equity investment in the Bank; in addition, the Company has extended a loan to the Bank’s employee stock ownership plan (“ESOP”).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.2

As of September 30, 2009, the Company had $936.9 million in assets, $597.6 million in deposits and total equity of $98.3 million, or 10.5% of total assets.  The Company’s audited financial statements are included by reference as Exhibit I-1 and a summary of key operating ratios are included in Exhibit 1-2.  The Bank is a member of the Federal Home Loan Bank (“FHLB”) system, and its deposits are insured up to the regulatory maximums by the Federal Deposit Insurance Corporation (“FDIC”).

Plan of Conversion and Reorganization

On December 14, 2009, Charter Financial announced that the Boards of Directors of First Charter, Charter Financial and the Bank unanimously adopted a Plan of Conversion and Reorganization (the “Plan of Conversion”), pursuant to which Charter Financial will convert from the three-tier MHC structure to the full stock holding company structure and concurrently conduct a second-step conversion offering (“Second Step Conversion” or “Offering”) that will include the sale of the MHC’s ownership interest in Charter Financial.  Pursuant to the Plan of Conversion, Charter Financial will be succeeded by a new Maryland chartered stock corporation named Charter Financial Corporation (hereinafter, “Charter Financial” or the “Company”).  The Company will also issue exchange shares of its common stock to the public shareholders pursuant to an exchange ratio that will result in the same aggregate ownership percentage as immediately before the Offering.

Purpose of the Reorganization

The Second Step Conversion will increase the capital level to support further expansion, improve the overall competitive position of Charter Financial in the local market area, enhance profitability and reduce interest rate risk.  Importantly, the additional equity will provide a larger capital base for continued growth and diversification, as well as increase the lending capability including the funds available for lending.  Future growth opportunities are expected through the current branch network as well as through de novo branching in the regional markets served.  Additionally, the Company believes that there may be additional opportunities to complete transactions with FDIC financial assistance similar to the acquisition of certain assets and liabilities of Neighborhood Community Bank (“NCB”), Newnan, Georgia, which the Company completed as of June 26, 2009 and which will be more fully described herein.  Moreover, management perceives the ability to grow through acquisition of financial institutions on an unassisted basis will be enhanced through increased capital as well as the ability to use common stock as merger consideration.  Further, the Second Step Conversion will increase the public ownership, which is expected to improve the liquidity of the common stock.  The projected use of stock proceeds is highlighted below.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.3

●
The Company.  The Company is expected to retain up to 50% of the net conversion proceeds.  At present, Company funds, net of the loan to the ESOP, are expected to be invested initially into high quality investment securities with short- to intermediate-term maturities, generally consistent with the current investment mix.  Over time, Company funds are anticipated to be utilized for various corporate purposes, possibly including acquisitions, infusing additional equity into the Bank, repurchases of common stock, and the payment of regular and/or special cash dividends.

●
The Bank.  The balance of the net offering proceeds will be infused into the Bank.  Cash proceeds (i.e., net proceeds less deposits withdrawn to fund stock purchases) infused into the Bank are anticipated to become part of general operating funds, and are expected to initially be invested in short-term investments pending longer term deployment, i.e., funding lending activities, general corporate purposes and/or expansion and diversification.

The Company expects to continue to pursue a controlled growth strategy, seeking to diminish the wholesale elements of the balance sheet (i.e., investment in wholesale investment and mortgage-backed securities funded by brokered and credit union CDs as well as borrowed funds).  Growth may be facilitated by branch or whole bank acquisitions including assisted transaction similar to the NCB acquisition but none are contemplated at this time. Over the long term, the Company will seek to leverage its strong capital through such growth and may also consider various capital management strategies to assist in the long-run objective of increasing return on equity.

Strategic Overview

Charter Financial is a community-oriented financial institution, with the primary focus on meeting the borrowing needs of its local retail and commercial customers in the markets served by its branches and other nearby areas.  Over much of its existence, Charter Financial pursued a traditional thrift operating strategy, with 1-4 family loans and retail deposits making up the majority of the balance sheet.  Beginning in the late 1980s, however, Charter Financial began to pursue alternative strategies that impacted the current size and composition of the balance sheet.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.4

Freddie Mac Stock.  The economy in Charter Financial’s market area in the West Point area has historically been a low growth rural market which, coupled with a relatively competitive marketplace, prompted management in the late 1980s to search for alternative investment vehicles.  The Company realized significant appreciation in the value of its Freddie Mac Stock investment, which was valued at nearly $350 million at its peak level which provided for a more than $200 million after tax gain.  The value of the Company’s Freddie Mac stock fluctuated through 2007 both as a result in changes in the market price (the investment was classified as available for sale and marked-to-market for financial reporting purposes) but gradually diminished as a result of periodic divestitures.  In this regard, the Bank sold shares of Freddie Mac stock in fiscal 2007 to generate approximately $70.6 million of cash in connection with the repurchase of 508,842 shares of Charter Financial common stock as it sought to deregister with the SEC.  The value of the Freddie Mac stock investment fell sharply in fiscal 2008 as the financial crisis erupted and Freddie Mac required Federal financial assistance to remain solvent.  Charter Financial disposed of its remaining ownership of Freddie Mac Stock in fiscal 2008.  The financial problems of Freddie Mac and the erosion of its stock price has been the principal factor in the diminishment of the Company’s capital from a fiscal year end peak level of $267.7 million in 2006 to $98.8 million as of the fiscal 2009 year end.  Moreover, the Freddie Mac stock supported the Company’s earnings through fiscal 2008, both through dividends received, the sale of covered call option contacts on Freddie Mac stock and through gains on sale realized through periodic sales of shares Freddie Mac stock.

Balance Sheet Leverage.  In response to the growth in equity resulting from the appreciation in the value of Freddie Mac stock, the infusion of the net proceeds of the minority stock offering completed in 2001, and owing to the limited retail growth opportunities in the Company’s traditional markets in eastern Alabama and western Georgia, Charter Financial pursued a wholesale leveraging strategy whereby the Company utilized borrowings and wholesale deposits (i.e., brokered deposits and credit union CDs) to fund the purchase of investment securities.  The purpose of this strategy was to supplement the growth provided by retail operations to generate net interest income from the yield-cost spread realized on the new assets and liabilities.  Primarily as a result of this strategy, total assets grew from $352 million in 1996 to a peak level of $1.1 billion in fiscal 2006.  As the Company’s equity has diminished since fiscal 2006, Charter Financial has intensified efforts to grow within profitable niches in targeted areas of retail banking.

Retail Banking Operations.  The Company has been seeking to build its retail banking operations to offset the loss of income from the Freddie Mac stock investment and the limited profitability of the wholesale leveraging strategy referenced above.  In this regard, Charter Financial has been seeking to expand its retail banking footprint within the I-85 corridor in eastern Alabama and western Georgia both through de novo branching and through acquisition (the Company has completed three acquisitions since 1999 and the most recent acquisition of NCB with FDIC assistance was the most significant and will be more fully described in a section to follow).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.5

Overall, the Company is seeking to reduce the wholesale component of its operations by seeking to focus on the building of a retail deposit base and funding of local loans.  To this end, Charter Financial is positioning itself as a full-service community bank that offers both retail and commercial loan and deposit products to all the markets currently served by the Company, within the I-85 corridor.   From the standpoint of its lending operations, Charter Financial’s lending operations consist of four major segments:  (1) residential mortgage lending for portfolio; (2) commercial and multi-family mortgage lending; (3) construction lending and (4) secondary market operations where Charter Financial originates loans for resale (servicing has been retained by the Bank in the past but currently loans are generally sold with the servicing rights released).  The core banking strategy also includes a focus on retail deposit funding including higher balance and/or low-cost transaction accounts that management anticipates will reduce Charter Financial’s funding and/or operating costs while stabilizing overall funding operations.  The Company’s core business operations also include an effort to improve service and increase efficiency in the core banking operations

Growth Through Acquisition.  In view of the small size and limited growth of the Company’s markets, management has pursued growth through acquisition by completing three acquisitions since 1999.  Specifically, the Company acquired Citizens BancGroup, Inc., Valley Alabama (“Citizens”) in 1999, in an all cash acquisition which added approximately $45 million and $42 million of assets and deposits, respectively, to the Company’s balance sheet and added three offices in Valley and one office in Lannett (one office has subsequently been closed).  In 2003, the Company acquired EBA Bancshares (“EBA”) and its Eagle Bank subsidiary operating in the Auburn/Opelika market with a total of three branches.  The $8.4 million acquisition price consisted solely of cash and added approximately $77 million of assets to the Company’s balance sheet.  The Company’s most recent acquisition was also its largest.  On June 26, 2009, Charter Financial entered into a purchase and assumption agreement with loss share with the FDIC to assume all of the deposits and certain assets of NCB.  The acquisition of NCB expanded the Company’s market presence along the I-85 corridor through acquisition of NCB’s four full service branches (one office has subsequently been closed).  Pursuant to the transaction, Charter Financial assumed approximately $137 million of the retail deposits of NCB and $44 million of wholesale deposits and did not pay a deposit premium to the FDIC.  Additionally, Charter Financial purchased approximately $159.9 million in loans and $17.7 million of real estate owned (“REO”).  The FDIC entered into a loss-share agreement on approximately $178.5 million of NCB’s assets which included loans and real estate owned (“REO”) purchased at an aggregate discount of $26.9 million relative to the historical cost basis.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.6

The loans, commitments and REO purchased are covered by a loss share agreement (“Covered Assets”) between the FDIC and Charter Financial which affords Charter Financial significant protection from loss.  Under the agreement, the FDIC has agreed to cover 80% of the losses on the loans, commitments and REO up to $82 million and 95% of losses that exceed that amount. In addition, Charter Financial also purchased cash equivalents and investment securities of NCB valued at $23.3 million, supplemented by $19.4 million of cash assistance received from the FDIC, and assumed $13.0 million in Federal Home Loan Bank advances.  Management recently closed one of the acquired NCB offices leaving a total of three offices.

As a result of the NCB acquisition, Charter Financial determined current fair value accounting estimates of the assumed assets and liabilities in accordance with FASB Statement No. 141 (R), Business Combinations. Management has indicated that it expects that the Company will have sufficient non-accretable discounts to cover the estimated losses under its 20% share of losses under the FDIC agreement.  Furthermore, Charter Financial expects to have accretable discounts to effectively provide for a periodic return on acquired NCB loans and REO as the discounts are accreted into income.  In addition to the fair value discounts, Charter Financial recorded an indemnification asset from the FDIC in the amount of $50.0 million as part of the loss share agreement;

Business Plan

The Company’s business plan for the future is focused on integrating NCB over the near term and building the retail banking franchise over the longer term.  Specific strategic objectives include the following:

1.
Effective Integration of the NCB Acquisition. Management is seeking to integrate NCB’s operations and infrastructure into Charter Financial as seamlessly and efficiently as possible, while minimizing customer and employee disruption.  To date, the Company’s management estimates that more than 90% of the acquired deposit relationships have been retained.  Over the longer term, the Company will seek to build on the NCB franchise in the Atlanta metropolitan area through expanded products and services, including expanded branch hours, potential de novo branching in the region and possibly additional acquisitions of financial institutions or branch offices.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.7

2.
Reduce Acquired Delinquent Loans and Repossessed Assets.  As of September 30, 2009, the Company had approximately $25.4 million of non-performing loans 90 days or more delinquent as well as $10.7 million of real estate owned (“REO”) which were acquired with NCB (all with FDIC loss share coverage).  Additionally, a significant portion of the remaining balance of acquired assets have significant credit risk exposure given the deficiencies in underwriting which led NCB’s failure.  Furthermore, the Company has $18.1 million of non-performing assets (“NPAs”) which are unrelated to the NCB acquisition in its own portfolio.  Charter Financial’s management has sought to take an aggressive stance with respect to the resolution of acquired delinquent loans and REO recognizing that the timely resolution of NPAs will be a key factor in realizing the potential benefits of the Acquisition.  Accordingly, the Company has established a team of four Charter Financial employees led by a senior loan officer to be solely dedicated to the resolution of problem assets.

3.
Strengthen and Solidify Community Bank Profile.  The Company will continue to build its retail banking profile while diminishing the wholesale banking emphasis.   In this regard, Charter Financial is seeking to build a diversified balance sheet, positioning the Company as a full-service community bank that offers both retail and commercial loan and deposit products to all the markets currently served by Charter Financial within the I-85 corridor.

4.
Growth Strategy.   The Company will be seeking to take advantage of the profitable growth opportunities presented within its current market, capitalizing on the expanded retail footprint acquired through NCB.  It is believed that the increased capitalization of the Company following completion of the Second Step Conversion coupled with the possible retrenchment by many competing banks in Charter Financial’s markets owing to asset quality problems will facilitate the ability to undertake moderate retail-oriented growth.  Moreover, the Company will seek to supplement retail growth through de novo branching and acquisition. In this regard, Management has indicated that there remain numerous federally-insured banks and thrifts in troubled financial condition (i.e., high NPAs, operating at a loss, weak capital ratios, etc.) and the Company further believes that federally assisted resolutions will continue.  Coupled with the Company’s strong pro forma capitalization, Charter Financial believes there may be significant additional opportunities to complete whole bank acquisition transactions with FDIC financial assistance under terms which may be favorable.

Balance Sheet Trends

Table 1.1 shows the Company’s historical balance sheet data for the past five fiscal years and as of September 30, 2009.  From September 30, 2005 through September 30, 2009, Charter Financial’s assets decreased at 2.1% compounded annual rate to equal $936.9 million as of September 30, 2009.  However, a more detailed balance sheet analysis suggests that a significant portion of the asset trends have been driven by the valuation of Freddie Mac stock.  Specifically, total assets increased $76.8 million in fiscal 2006 to a level of $1.1 billion supported by a $39.5 million increase in the value of Freddie Mac stock.  Total assets subsequently declined by $295.8 million through the end of fiscal 2008 driven by a nearly equal reduction in the investment in Freddie Mac Stock.  Total assets increased between the end of fiscal 2008 and the end of fiscal 2009 reflecting the impact of assets acquired with NCB, net of the impact of the runoff of a portion of the Company’s wholesale funds.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.8

Loans have realized a faster growth rate than total assets and thus increased in proportion to total assets from 35.0% at September 30, 2005, to 58.9% at September 30, 2009.   Specifically, loans increased at an 11.5% rate over the period from the end of fiscal 2005 through September 30, 2009, while investment securities diminished over the corresponding timeframe, both in dollar terms and in proportion to total assets.   Loan growth between fiscal 2005 and 2008, equal to $71.6 million or 20.1%, reflects the Company’s efforts to expand lending on a retail basis primarily in the markets where it maintains a retail branch banking footprint.  The loan portfolio increased more substantially in fiscal 2009, by 28.9% to equal $552.6 million primarily as a result of the NCB acquisition, which added loans with a net book value of approximately $94.7 million after the recording of all fair value mark-to-market adjustments.

The Company’s assets are funded through a combination of deposits, borrowings and retained earnings.  Deposits have always comprised the majority of funding liabilities for the Company, and recent growth has been supported by the utilization of brokered CDs and deposit funds obtained from credit unions at highly competitive rates (“Credit Union CDs”).  The Company is seeking to build the retail deposit base to reduce the reliance on these more volatile funding sources, and deposit growth of $177.5 million in fiscal 2009 was largely generated through deposits acquired with NCB net of runoff of a portion of the Company’s brokered deposits and Credit Union CDs.  Similarly, the level of borrowed funds has diminished over the timeframe shown in Table 1.1 (by 12.2% compounded annually).

The Company’s stockholders’ equity decreased at a 20.2% compounded annual rate, primarily as a result of the repurchase of 500,000 shares in connection with a going private transaction completed in fiscal 2007 and the decline in value of Charter Financial’s Freddie Mac stock investment.  The Freddie Mac stock investment, which was the most significant element of volatility in Charter Financial’s equity account, has been liquidated so that future changes in the Company’s equity position will largely be driven by the retention of earnings net of the impact of any capital management strategies (i.e., stock repurchases, dividends, etc.).

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.9

Table I.1
Charter Financial Corporation
Historical Balance Sheets
(Amount and Percent of Assets)(1)

											Annual
	As of the Year Ended September 30,										Growth
	2005		2006		2007		2008		2009		Rate
	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Amount	Pct	Pct
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	(%)
Total Amount of:
Assets	$1,020,570	100.0%	$1,097,322	100.0%	$1,021,856	100.0%	$801,500	100.0%	$936,880	100.0%	-2.1%
Cash and Cash Equivalents	20,864	2.0%	24,421	2.2%	64,671	6.3%	14,639	1.8%	53,840	5.7%	26.7%
Freddie Mac Stock	254,776	25.0%	294,339	26.8%	200,782	19.6%	0	0.0%	0	0.0%	-100.0%
MBS/CMOs (AFS)	358,461	35.1%	308,150	28.1%	263,351	25.8%	242,848	30.3%	201,626	21.5%	-13.4%
Other Investment Securities	17,712	1.7%	37,582	3.4%	31,792	3.1%	34,291	4.3%	4,435	0.5%	-29.3%
FHLB stock	14,869	1.5%	15,981	1.5%	13,668	1.3%	13,606	1.7%	14,035	1.5%	-1.4%
Loans Held For Sale	1,234	0.1%	909	0.1%	921	0.1%	1,292	0.2%	1,123	0.1%	-2.3%
Non-Covered Loans Receivable, net	356,808	35.0%	374,727	34.1%	405,553	39.7%	428,472	53.5%	462,787	49.4%	6.7%
Covered Loans Receivable, net	0	0.0%	0	0.0%	0	0.0%	0	0.0%	89,764	9.6%	NM
Loans Receivable, net	356,808	35.0%	374,727	34.1%	405,553	39.7%	428,472	53.5%	552,551	59.0%	11.6%
Non-Covered Real Estate Owned	1,120	0.1%	460	0.0%	180	0.0%	2,680	0.3%	4,778	0.5%	43.7%
Covered Real Estate Owned	0	0.0%	0	0.0%	0	0.0%	0	0.0%	10,681	1.1%	NM
Total Real Estate Owned	1,120	0.1%	460	0.0%	180	0.0%	2,680	0.3%	15,459	1.7%	92.7%
Goodwill and Other Intangible Assets	5,766	0.6%	5,599	0.5%	5,451	0.5%	5,314	0.7%	5,180	0.6%	-2.6%
BOLI	0	0.0%	12,266	1.1%	12,857	1.3%	28,916	3.6%	30,186	3.2%	NM
FDIC Indemnification Asset	0	0.0%	0	0.0%	0	0.0%	0	0.0%	26,481	2.8%	NM
Retail Deposits	250,391	24.5%	321,279	29.3%	378,463	37.0%	356,237	44.4%	463,556	49.5%	16.6%
Brokered Deposits and Credit Union CDs	69,738	6.8%	50,778	4.6%	52,220	5.1%	63,938	8.0%	134,078	14.3%	17.8%
Total Deposits	320,129	31.4%	372,057	33.9%	430,683	42.1%	420,175	52.4%	597,634	63.8%	16.9%
Borrowings	382,336	37.5%	337,928	30.8%	272,058	26.6%	267,000	33.3%	227,000	24.2%	-12.2%
Accumulated Comprehensive Income	149,405	14.6%	172,489	15.7%	116,886	11.4%	(6,849)	-0.9%	(8,277)	-0.9%	0.0%
Total Stockholders’ Equity	243,230	23.8%	267,709	24.4%	225,072	22.0%	102,302	12.8%	98,257	10.5%	-20.3%

Branch Offices	9		9		9		10		13

(1) Ratios are as a percent of ending assets.

Source: Charter Financial Corporation’s prospectus, SNL Financial, and RP® Financial, LC. calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I. 10

The Company’s loan portfolio composition reflects efforts to diversify the loan portfolio to include both loans which are higher yielding and/or have shorter durations than the long-term fixed rate mortgage loans which historically comprised the majority of loans in the loan portfolio. Moreover, the loan portfolio changed in the most recent fiscal year owing to the NCB acquisition as NCB’s portfolio was oriented towards commercial mortgage and construction loans which accelerated the growth of those portfolios.  Accordingly, the loan portfolio composition has changed during the review period.  Residential mortgage loans comprised 21.7% of loans outstanding at September 30, 2009, versus 40.8% of total loans outstanding at the fiscal 2004 year end.  Commercial mortgage loans, including multi-family loans, have increased from 41.5% of total loans at year end 2005 to 46.6% of total loans at September 30, 2009.  Other loans including construction, commercial non-mortgage loans (“C&I loans”) and consumer loans comprise the balance of the loan portfolio and are at comparatively modest levels in relation to the residential and commercial mortgage portfolios.

The Company has segregated its loan portfolio into “Non-Covered Loans” that are not subject to any guarantee and “Covered Loans” that were acquired with NCB.  The Covered Loans are subject to loss sharing agreements with the FDIC.  Pursuant to those agreements, the FDIC will assume 80% of losses and share 80% of loss recoveries on the first $82 million of losses on the acquired loans and other real estate owned, and assume 95% of losses and share 95% of loss recoveries on losses exceeding $82 million. Loans, including commitments and other real estate owned covered under the loss sharing agreement with the Federal Deposit Insurance Corporation are referred to as “Covered Loans” and “Covered REO,” respectively.  The loss sharing agreements cover losses on single-family residential mortgage loans for ten years and all other losses for five years. As of September 30, 2009, the balance of Covered Loans was $89.8 million.

Owing to the factors cited in the strategic discussion, Charter Financial pursued a wholesale leverage strategy designed to enhance its return on equity and overall profitability.  As a result, from the mid-1990s through fiscal 2007, investment securities and Freddie Mac stock comprised the majority of the Company’s assets.  The Company has intensified efforts to expand its retail banking profile by increasing whole loans and via branching as well as through the acquisition of NCB.  As a result, the loan portfolio has increased as a percent of total assets and cash and investments have reduced commensurately.  However, cash, cash equivalents and investment securities remain a significant component of the asset portfolio.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.11

The Company’s portfolio of mortgage-backed securities (“MBS”) including collateralized mortgage obligations (“CMOs”) equaled $201.6 million, or 21.5% of total assets, as of September 30, 2009, while other investment securities totaled $4.4 million, or 0.5% of assets, and cash and interest bearing deposits and term deposits totaled $53.8 million, or 5.7% of assets.   As of September 30, 2009, the cash and investments portfolio consisted of cash, interest-earning deposits in other financial institutions, U.S. government agency obligations, and MBS and CMOs issued by Ginnie Mae, Fannie Mae, Freddie Mac and private issuers.  Additionally, the Company maintains permissible equity investments such as FHLB stock with a fair value of $14.0 million as of September 30, 2009.  All of the Company’s investment securities are classified available for sale (“AFS”) as of September 30, 2009 (see Exhibit I-3 for the investment portfolio composition).

As of September 30, 2009, included in Charter Financial’s investment portfolio were CMOs issued by private entities with a gross book value of $71.2 million and an estimated fair value of $56.9 million, indicating a gross unrealized loss of $14.3 million.  Credit ratings by third party ratings agencies included securities rated AAA ($46.9 million amortized cost), rated A ($11.8 million), rated B ($9.6 million and rated CCC ($2.8 million).  The Company continually evaluates the securities for other than temporary impairment (“OTTI”) but believes that the principal is likely to be collectible and thus, an impairment charge is not warranted.  At the same time, because they are held in AFS status, the unrealized loss on the privately issued CMOs is reflected in the Company’s equity on an after-tax basis.  No major changes to the composition and practices with respect to the management of the investment portfolio are anticipated over the near term.  It is the Company’s intent to focus on building the retail banking profile including whole loans funded by retail deposits to the extent possible.  At the same time, the level of cash and investments is anticipated to increase initially following the Second Step Conversion, pending the targeted longer term redeployment into higher yielding loans.

The Company also maintains an investment in bank-owned life insurance (“BOLI”) policies, which cover the lives of some of the Company’s officers.  The purpose of the BOLI program is to help defray the rising costs of employee benefits.  The life insurance policies earn tax-exempt income through cash value accumulation and death proceeds.  As of September 30, 2009, the cash surrender value of the Company’s BOLI equaled $30.2 million.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.12

Charter Financial maintained goodwill $4.3 million, equal to 0.5% of assets, and other acquisition-related intangibles totaling $855,000, or 0.1% of assets, at September 30, 2009.  Goodwill is tested for impairment at least annually.

As a result of the NCB acquisition, Charter Financial recorded an asset receivable representing the estimated future cash payments under the FDIC assistance agreement with the Company.  As of the transaction date, the FDIC assistance receivable totaled $49.3 million.  This asset has been reduced to $26.5 million as of September 30, 2009, as the Company received cash under the assistance agreement.  The FDIC assistance receivable will continue to diminish in the future as Charter Financial resolves the acquired assets of NCB covered under the FDIC loss share agreement.

The Company’s funding structure reflects a mix of retail deposits and various wholesale funding sources including brokered and credit union CDs as well as FHLB advances. In this regard, Charter Financial pursued a wholesale leveraging strategy whereby the Company utilized borrowings and wholesale deposits (i.e., brokered deposits and credit union CDs) to fund the purchase of investment securities.  The purpose of this strategy was to supplement the growth provided by retail operations to generate net interest income from the yield-cost spread realized on the new assets and liabilities.  Importantly, the returns on the wholesale leveraging are modest and have not been consistently positive.  Moreover, the wholesale funds are a relatively costly funding source in comparison with rates typically paid to attract core retail deposits.

In aggregate, deposits have increased at a 16.9% compounded annual rate with the NCB acquisition representing a significant component of the growth.  As of September 30, 2009, retail deposits totaled $463.6 million, equal to 77.6% of total deposits while the balance of deposit funds were wholesale in nature (i.e., primarily brokered and Credit Union CDs and totaled $134.1 million, equal to 22.4% of deposits.  While wholesale deposit sources increased in the most recent fiscal year, a portion of the growth was utilized to fund the repayment of FHLB advances whose balance diminished.  Overall, savings and transaction accounts totaled $216.9 million, equal to 36.3% of total deposits as of September 30, 2009, while the balance of deposit funds were comprised of CDs, which totaled $380.7 million, equal to 63.7% of total deposits.  Jumbo CDs, those with balances of $100,000 or more, equaled $196.2 million or 32.8% of total deposits and 51.5% of CDs.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.13

FHLB advances represent the remainder of the Company’s interest-bearing liabilities and equaled $227.0 million as of September 30, 2009, equal to 24.2% of total assets.  The Company has been repaying FHLB advances as they mature and if it has sufficient liquidity to fund the repayment.  The Company is seek to build the retail deposit base both through acquisition (i.e., NCB and potentially other transactions in the future), and the retirement of borrowed funds will continue to be a long term objective of management.  However, owing to the lengthy maturities of a portion of the Company’s borrowings, the targeted reduction will necessarily be gradual.  The maturing of relatively high cost advances will also provide an earnings benefit in the future.  In this regard, the Company has $102 million of advances maturing in the first quarter of calendar 2011 at a weighted average cost of 5.64% which could be replaced with term funds at a rate of at least 3% to 4% lower in today’s lower rate environment.

Trends with respect to Charter Financial’s equity position have largely been a function of the valuation of the Company’s Freddie Mac stock investment.  Accordingly, the Company’s equity increased during the fiscal 2005 to 2007 timeframe, reflecting the underlying valuation trends for the Freddie Mac shares, while decreasing significantly in fiscal 2008 as the factors leading to the worldwide financial crisis gained momentum and the trading price of Freddie Mac diminished.  As of the end of fiscal 2008, the Company’s stockholders’ equity equaled $102.3 million equal to 12.8% of total assets.  The Company’s stockholders’ equity continued to diminish in fiscal 2009 as earnings were more than offset by the payment of dividends to the minority shareholders and continued decline in value of privately issued CMOs.  As of September 30, 2009, Charter Financial’s stockholders’ equity totaled $98.3 million, equal to 10.5% of total assets.

The Bank maintained strong surpluses relative to its regulatory capital requirements at September 30, 2009, and thus qualified as a “well capitalized” institution.  The offering proceeds will serve to further strengthen the Company’s regulatory capital position and support further growth, including the ability to complete additional acquisitions in the regional market area.  The post-offering equity growth rate is expected to be impacted by a number of factors including the higher level of capitalization, the reinvestment of the offering proceeds, the expense of the stock benefit plans and the potential impact of dividends and stock repurchases.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.14

Income and Expense Trends

Table 1.2 shows Charter Financial’s historical income statements for the past five fiscal years.  The Company’s profitability over this period ranged from a high of 4.81% of average assets during 2007 to a low of $2.3 million, equal to 0.27% of assets for the most recent 2009 fiscal year.  The Company’s earnings over the period through fiscal 2008 have been significantly influenced by the Company’s Freddie Mac stock investment, both through gains on sale of shares and through dividends paid by Freddie Mac.  Since all the Freddie Mac stock was sold in 2008, the Company’s 2009 earnings primarily reflect the results of Charter Financial’s core banking operations.  However, the impact of the NCB acquisition completed in 2009 has not been fully reflected since the acquisition was completed at the end of June 2009 and only three months of merged operations were reflected in the 2009 fiscal year figures.

The key components of the Company’s core earnings are net interest income non-interest income and operating expenses.  Non-recurring income items, consisting of gains and losses on sale and a FHLB prepayment penalty, have had a varied impact on the earnings over the review period.  From a valuation perspective, such non-recurring income and expense items will be eliminated in determining the valuation earnings base.

The level of net interest income has largely paralleled trends with respect to the size of the underlying asset and funding bases over the period reflected in Table 1.2.  Specifically, net interest income peaked in fiscal 2006 at $26.0 million, equal to 2.38% of average assets and has subsequently declined in each fiscal year to equal $18.0 million, or 2.09% of average assets in fiscal 2009.  In this regard, the diminishing level of dividend income (primarily on Freddie Mac stock) has been a significant component of the reduction of net interest income as dividends on equity securities totaled $9.2 million in fiscal 2006 and were negligible in the most recent fiscal year.  The modest level of net interest income generated by Charter Financial relative to many financial institutions is the result of several factors.  First, the Company’s efforts to leverage capital through wholesale investments funded both with wholesale deposit funds and borrowings have limited spreads.  Specifically, the Company’s interest rate spread amounted to only 2.08% in fiscal 2009 (see Exhibit I-4).  The spread for the most recent fiscal year is an improvement relative to spreads for fiscal 2007 and fiscal 2008, or 1.00% and 1.47% respectively, the current level nonetheless is remains low in comparison to many financial institutions with a greater proportion of whole loans and/or which  derive funds through a greater proportion of retail deposits.  Additionally, a portion of the term borrowings taken down in prior periods have relatively high interest rates relative to the lower market rates available in today’s low interest rate environment.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.15

Table 1.2
Charter Financial Corporation
Historical Income Statements
(Amount and Percent of Average Assets)(1)

	As of the Fiscal Year Ended September 30,
	2005		2006		2007		2008		2009
	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)	Amount	Pct(1)
	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)	($000)	(%)

Interest Income	$44,689	4.15%	$53,802	4.92%	$54,646	5.16%	$46,377	5.11%	$40,559	4.73%
Interest Expense	(21,782)	-2.02%	(27,801)	-2.54%	(29,827)	-2.82%	(26,771)	-2.95%	(22,599)	-2.64%
Net Interest Income	$22,908	2.13%	$26,001	2.38%	$24,819	2.34%	$19,607	2.16%	$17,961	2.09%
Provision for Loan Losses	(75)	-0.01%	0	0.00%	0	0.00%	(3,250)	-0.36%	(4,550)	-0.53%
Net Interest Income after Provisions	$22,833	2.12%	$26,001	2.38%	$24,819	2.34%	$16,357	1.80%	$13,411	1.56%

Other Operating Income	4,881	0.45%	6,058	0.55%	7,471	0.71%	9,394	1.03%	7,545	0.88%
Operating Expense	(18,270)	-1.70%	(21,130)	-1.93%	(21,926)	-2.07%	(20,284)	-2.23%	(21,173)	-2.47%
Net Operating Income	$9,444	0.88%	$10,929	1.00%	$10,364	0.98%	$5,467	0.60%	$(217)	-0.03%

Prepayment Penalty on FHLB Advance	-	0.00%	-	0.00%	-	0.00%	-	0.00%	(1,408)	-0.16%
Net Gain(Loss) on Sale of Property	-	0.00%	-	0.00%	-	0.00%	-	0.00%	2,086	0.24%
Net Gain(Loss) on Sale of Freddie Mac Stock	6,085	0.57%	4,769	0.44%	69,453	6.56%	9,557	1.05%	—	0.00%
Net Gain(Loss) on Sale of Other Inv. Sec.	-	0.00%	-	0.00%	-	0.00%	-	0.00%	2,161	0.25%
Total Non-Operating Income/(Expense)	$6,085	0.57%	$4,769	0.44%	$69,453	6.56%	$9,557	1.05%	$2,839	0.33%

Net Income Before Tax	$15,529	1.44%	$15,698	1.44%	$79,817	7.54%	$15,023	1.65%	$2,622	0.31%
Income Taxes	(4,116)	-0.38%	(2,353)	-0.22%	(28,877)	-2.73%	(4,491)	-0.49%	(306)	-0.04%
Net Income (Loss) Before Extraord. Items	$11,413	1.06%	$13,344	1.22%	$50,940	4.81%	$10,532	1.16%	$2,316	0.27%

Estimated Core Net Income
Net Income	$11,413	1.06%	$13,344	1.22%	$50,940	4.81%	$10,532	1.16%	$2,316	0.27%
Addback(Deduct): Non-Recurring (Inc)/Exp	(6,085)	-0.57%	(4,769)	-0.44%	(69,453)	-6.56%	(9,557)	-1.05%	(2,839)	-0.33%
Tax Effect (2)	2,349	0.22%	1,841	0.17%	26,809	2.53%	3,689	0.41%	1,096	0.13%
Estimated Core Net Income	$7,677	0.71%	$10,416	0.95%	$8,295	0.78%	$4,664	0.51%	$573	0.07%

Memo:
Expense Coverage Ratio (3)	125.39%		123.05%		113.19%		96.66%		84.83%
Efficiency Ratio (4)	65.74%		65.91%		67.90%		69.94%		83.01%
Effective Tax Rate	26.51%		14.99%		36.18%		29.89%		11.66%

(1)	Reflects income and expense as a percent of average assets.
(2)	Assumes a 38.6% effective tax rate for federal & state income taxes.
(3)	Net interest income divided by operating expenses.
(4)	Operating expenses as a percent of the sum of net interest income and other operating income (excluding gains on sale).

Source: Charter Financial Corporation’s prospectus, SNL Financial, and RP® Financial, LC. calculations.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.16

Loan loss provisions had a limited impact on earnings over the fiscal 2005 to fiscal 2007 period, totaling only $75,000 in fiscal 2005 while the Company did not establish any loan loss provisions in fiscal 2006 and fiscal 2007.  Loan loss provisions were comparatively modest over this timeframe as Charter Financial’s non-performing assets (“NPAs”) and classified assets were at comparatively low levels consistent with the historical trend.  Loan loss provisions have increased materially since the end of fiscal 2007, to equal $3.3 million, or 0.36% of average assets in fiscal 2008, and $4.6 million, equal to 0.53% of average assets in fiscal 2009.  The increase in the level of provisions over the last several fiscal years is both the result of an increasing level of NPAs for the Company and a higher level of loan chargeoffs, both of which are the result of the recessionary economic environment including deterioration of the local real estate markets.  At September 30, 2009, the Company maintained valuation allowances of $9.3 million, equal to 1.69% of total loans and 54.2% of non-covered non-performing assets.  Exhibit I-5 sets forth the Company’s loan loss allowance activity during the review period.

Other income has shown an upward trend in dollar terms and as a percent of average assets since fiscal 2005, from $4.9 million (0.45% of average assets) to $9.4 million (1.03% of average assets) for the fiscal year ended September 30, 2008, reflecting Charter Financial’s balance sheet growth, expansion of overall business volumes and continued growth of fee generating products.  Additionally, the Company earned material levels of income through the sale of covered call options on Freddie Mac stock through the end of fiscal 2008; income on the sale of covered call options equaled $1.7 million, equal to 18% of total non-interest income in fiscal 2008.  The reduction of non-interest income in fiscal 2009 to $7.5 million ($1.8 million reduction relative to the fiscal 2008 level), equal to 0.90% of assets in fiscal 2009 largely reflects the elimination of this income item.

The Company’s operating expenses have remained relatively stable in recent years in dollar terms but have increased as a percent of average assets as the total asset balance has declined.  Specifically, operating expenses have fluctuated in a range between $18.3 million (fiscal 2005), and $22.0 million (fiscal 2007), and equaled $21.2 million or 2.47% of average assets in fiscal 2009.  Importantly, like the other components of core earnings, operating expenses do not fully reflect the impact of the incremental costs of the NCB acquisition.  Such future expenses will not only include the costs of operating the three remaining acquired NCB branches but also the staffing and management costs related to the resolution of acquired credit impaired loans and REO.  At the same time, the historical operations of the Company do not reflect the anticipated earnings benefits of the acquired NCB asset portfolio including the accretion of mark-to-market discounts on the portfolio of acquired credit-impaired assets.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.17

Operating expenses are expected to increase on a post-offering basis as a result of the expense of the additional stock-related benefit plans, as well as the planned branching and growth initiatives which are currently underway.  At the same time, continued balance sheet growth and reinvestment of the offering proceeds should offset at least a portion of the anticipated expense increase.

Non-operating income and expenses have been a significant contributor to the Company’s income, primarily consisting of gains on the sale of Freddie Mac stock for the fiscal 2005 to fiscal 2008 period.  Pre-tax gains on sale of Freddie Mac stock shares ranged from a low of $4.8 million (0.44% of average assets) in fiscal 2006, to a high of $69.5 million (6.56% of average assets) in fiscal 2007.  The high level of gains reported in fiscal 2007 reflects the sale of a large number of shares used to generate $70.6 million of cash proceeds which the Company utilized to delist its common stock from the Nasdaq Global Market and deregister its common stock with the Securities and Exchange Commission.  The Company sold its remaining investment in Freddie Mac stock in fiscal 2008 thus eliminating the potential for gains on sale from this source in the future.  In fiscal 2009, net non-operating income totaled $2.3 million and consisted of four components as follows: (1) prepayment penalty expense of $1.4 million on FHLB advances; (2) a gain on the sale of property of $2.2 million; and (3) gains on the sale of investment securities totaling $2.2 million.

The Company’s average tax rate has ranged between 14.99% and 29.89% over the last five fiscal years and equaled 11.66% in fiscal 2009.  The Company’s tax rate has been below the statutory rate of 38.6% (combined effective federal and state tax rate) owing to the tax advantaged treatment of cash dividends on the Freddie Mac stock investment through fiscal 2008 and as a result of income on BOLI, which is tax exempt.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.18

The Company’s efficiency ratio fluctuated in a narrow range from 65.7% to 69.9% over the fiscal 2005 to 2008 period, while subsequently increasing (i.e., becoming less favorable) in fiscal 2009.  The significant increase in the efficiency ratio from fiscal 2008 to fiscal 2009, from 69.9% to 83.0%, reflects the deterioration in the Company’s core earnings components (i.e. net interest income after loan loss provisions declined, other operating income diminished, and operating expenses increased).  In the future, the efficiency ratio and the underlying core earnings rate may be subject to increase as Charter Financial’s management believes that the NCB acquisition will be accretive to the Company’s earnings.  Moreover, on a post-offering basis, the efficiency ratio may show some improvement from the benefit of reinvesting the proceeds from the Offering.  However, a portion of the benefit is expected to be offset by the increased expense of the stock benefit plans.

Accounting for the NCB Acquisition

Charter Financial determined current fair value accounting estimates of the assumed assets and liabilities in accordance with FASB Statement No. 141 (R), Business Combinations. It is expected that Charter Financial will have sufficient non-accretable discounts to cover the estimated losses under its 20% share of losses.  Furthermore, CharterBank will have accretable discounts to provide for market yields on acquired NCB loans.  No goodwill was recorded in the transaction.  In connection with the acquisition, the Company had a gain of $779 thousand, reflecting the recognition of the negative goodwill created into income.

Table 1.3 shows adjustments to the fair value of the assets and liabilities acquired and the resulting gain from the acquisition as of June 26, 2009.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.19

Table 1.3
Charter Financial Corporation
Fair Value Adjustments of the NCB Acquisition

	As Recorded by NCB	Fair Value Adjustments		Recorded by CharterBank
Assets:
Cash and due from banks	$10,602,000	$19,415,000	(1)	$30,017,000
Securities	12,763,000	(14,000	) (2)	12,749,000
FHLB stock	1,158,000	—		1,158,000
Loans, net of unearned income	159,901,000	(65,195,000	) (3)	94,706,000
Other real estate owned	17,676,000	(10,240,000	) (4)	7,436,000
FDIC receivable for loss sharing agreements	—	49,991,000	(6)	49,991,000
Other assets	692,000	—		692,000
Total assets acquired	$202,792,000	$(6,043,000)		$196,749,000	(5)
Liabilities:
Deposits	$181,326,000	$912,000	(7)	$182,238,000
FHLB advances	13,000,000	78,000	(8)	13,078,000
Other liabilities	981,000	453,000	(9)	1,434,000
Total liabilities assumed	195,307,000	1,443,000		196,749,000
Excess of assets acquired over liabilities assumed	$7,485,000
Aggregate fair value adjustments		$7,485,000
Gain on acquisition

(1)	Reflects the initial funds received from the Federal Deposit Insurance Corporation on the acquisition date.
(2)	Reflects fair value adjustments based on Charter’s evaluation of the acquired investment securities portfolio.
(3)
Reflects fair value adjustments based on Charter’s evaluation of the acquired loan portfolio.  The fair value adjustment includes adjustments for estimated credit losses, liquidity, market yield and servicing costs.

(4)	Reflects the estimated other real estate owned losses based on Charter’s evaluation of the acquired other real estate owned portfolio.
(5)
The carrying value of certain long-term assets, primarily the estimated fair value of acquired core deposit intangible of $1.1 million, was reduced to zero by the excess of the fair value of net assets acquired over liabilities assumed in the acquisition.

(6)	Reflects the estimated fair value of payments Charter will receive from the Federal Deposit Insurance Corporation under the loss sharing agreements.
(7)	Reflects fair value adjustments based on Charter’s evaluation of the acquired time deposit portfolio.
(8)	This adjustment is required because rates on Federal Home Loan Bank advances were higher than rates available on similar borrowings as of the acquisition date.
(9)	Adjustments reflect estimated qualifying acquisition costs in the transaction.

Source:  Charter Financial’s offering prospectus.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.20

Interest Rate Risk Management

In recent years, the Company has pursued several strategies to manage interest rate risk.  These strategies include:

➢	Investing in 1-4 family adjustable rate loans (subject to constrained customer demand) which more closely match the repricing of the Company’s funding base compared to fixed rate loans;

➢	Selling longer term fixed rate mortgage loans to generate fee income without incurring the interest risk of holding longer term fixed rate mortgage loans;

➢	Diversifying into other types of short-term or adjustable rate lending, including primarily commercial, construction, and consumer lending, including home equity lending;

➢	Building a community bank orientation so as to facilitate an increase in core deposit funds with a longer duration and non-interest fee income;;

➢	Maintaining an investment portfolio, comprised of high quality, liquid securities and maintaining an ample balance of securities classified as available for sale;

➢	Maintaining a strong capital position, which provides for a favorable level of interest-earning assets relative to interest-bearing liabilities; and

➢	Emphasizing strong underwriting to maintain asset quality.

The rate shock analysis as of September 30, 2009 (see Exhibit I-6) as prepared by OTS for the Bank, reflects a liability sensitive position with the net portfolio value (“NPV”) declining by 124 basis points pursuant to a positive 200 basis point instantaneous and permanent rate shock, resulting in a post-shock NPV ratio equal to 8.43%.  In addition to modeling the NPV ratio as performed by the OTS, the Company also projects the potential changes to its net income (“NII”) for the following 12 month period under rising and falling interest rate scenarios to assess its interest rate risk exposure.  Pursuant to a positive 200 basis point instantaneous and permanent rate shock, the Company’s net interest income is projected to decrease by 56.4% within a 12 month period, providing further evidence of a liability sensitive position over the short term.

One factor impacting the Company’s interest rate risk which is particularly difficult to quantify is the degree to which deposits will reprice in a response to a change in interest rates.  Several factors potentially make the Company’s deposit costs somewhat more volatile than many similar institutions.  Specifically, the Company prices its deposits in the upper end of the competitive range which may result in a more rate sensitive depositor base.  Additionally, the Company has a high level of brokered and credit union CDs which are particularly sensitive with regard to the offered deposit rate.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.21

Lending Activities and Strategy

The Company’s lending activities have been focused on three principal elements as follows: (1) commercial and multi-family mortgage lending; (2) residential mortgage lending for portfolio; and (3) secondary market operations where Charter Financial originates loans for resale (servicing has been retained by the Company in the past but recent activity has consisted of selling loans with the servicing rights released).  The Company also maintains smaller balances of construction and development loans as well as consumer loans (including home equity loans as well as other forms of consumer installment credit), and commercial business loans.  The Company has pursued loan diversification with the objective of enhancing yields and overall earnings levels while also improving the interest sensitivity of assets.  Charter Financial will also initiate retail and commercial lending in the markets served by NCB branches, in Coweta and Fayette Counties.  In this regard, the Company intends to employ one commercial and one consumer loan officer in these markets to facilitate management’s lending objectives.

The foregoing strategy is consistent with Charter Financial’s community bank orientation and is evidenced in the Company’s loan portfolio composition.  Details regarding the Company’s loan portfolio composition and characteristics are included in Exhibits I-7 and I-8.  As of September 30, 2009, commercial and multi-family mortgage loans comprised the largest segment of the loan portfolio and totaled $270.1 million, equal to 46.6% of gross loans.  Permanent mortgage loans secured by 1-4 family properties totaled $126.1 million, or 21.7% of total loans.  The balance of the loan portfolio is comprised of smaller balance of commercial non-mortgage, construction and consumer loans as well loans with loss share coverage with the FDIC.  With regard to the latter component of the loan portfolio, acquired loans with FDIC loss share coverage totaled $106.8 million, equal to 18.4% of the gross loan portfolio.  The acquired NCB loan portfolio is in runoff mode, particularly with regard to the non-performing segment of the portfolio which the Company is seeking to resolve as quickly as possible.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.22

Commercial and multi-family mortgage lending has become an integral part of the Company’s operating strategy and one area of lending that the Company will continue to grow and emphasize, especially with the plan to hire an additional commercial lender for the new markets of Coweta and Fayette Counties.  Charter Financial began pursuing income property lending due to the market opportunity, management expertise, and as substantial residential mortgage lending competition had reduced the profitability of 1-4 family lending.  Additionally, such loans typically carry superior yields, better interest rate risk characteristics and larger loan balances relative to residential mortgage loans.  Commercial and multi-family mortgage lending has also been an attractive way for Charter Financial to broaden its range of customer relationships.  Commercial and multi-family mortgage loans are generally made to Georgia or Alabama entities and are secured by properties in the same states.  Commercial real estate/multi-family loans are generally extended up to an 80% LTV ratio and require a debt-coverage ratio of at least 1.15 times.  Multi-family mortgage loans are originated for both new and existing properties and cover apartments for a wide range of tenant income levels.  Commercial mortgage loans originated by Charter Financial are typically secured by offices, hotels, strip shopping centers, land, convenience stores, etc, principally within Georgia and Alabama.

Commercial real estate lending involves additional risks as compared with one-to-four family residential lending.  Therefore, the commercial real estate loans generally have higher rates and shorter maturities than the Company’s residential mortgages.  The Company offers commercial real estate mortgages at fixed rates and adjustable rates tied to the prime rate.  However, a portion of the commercial real estate portfolio is tied to yields on US Treasury securities or LIBOR.  The Company currently offers fixed rate terms of 3 to 7 years; however, in prior years the Company had fixed rate loans with maturities of up to 25 years.  Charter Financial’s commercial/nonresidential lending is virtually all real estate based. Underwriting criteria include loan-to-value, debt coverage, secondary source of repayment, guarantors, net worth of borrower and quality of cash flow stream.  In the future, predicated on an improving credit and market environment, management is targeting to increase the portfolio.  In this regard, the retrenchment of many competing lenders from this segment of the market is believed to provide Charter Financial with an opportunity to expand the portfolio while realizing strong risk-adjusted returns.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.23

As of September 30, 2009, 1-4 family permanent residential mortgage loans equaled $126.1 million, or 21.7% of total loans.  The Company currently originates mortgages at all offices of the Company, but utilizes the Company’s LPOs as centralized origination and processing centers.  Charter Financial originates both fixed rate and adjustable rate one-to-four family loans with conforming loans with maturities in excess of 15 years originated for resale into the secondary market, generally on a servicing released basis.  The Company originates one- to four-family loans with LTV ratios up to 95% and are generally subject to a maximum LTV ratio of 80%, with private mortgage insurance (“PMI”) being required for loans in excess of this LTV ratio.  The substantial portion of one- to four-family mortgage loans originated is secured by residences in Georgia and Alabama.  As of September 30, 2009, approximately 46% of the portfolio was comprised of fixed rate mortgage loans and 54% was comprised of either adjustable rate mortgage loans (“ARMS”) or hybrid loans with fixed rates for the first one, three, five or seven years of the loans and adjustable thereafter.  After the initial term, the interest rate generally adjusts on an annual basis at a fixed spread over the monthly average yield on United States Treasury securities, the Wall Street Journal Prime, or LIBOR.  The interest rate adjustments are generally subject to a maximum increase of 2% per adjustment period and the aggregate adjustment is generally subject to a maximum increase of 6% over the life of the loan.  Charter Financial generally retains for their portfolio conforming loans with maturities shorter than 15 years or that have interest rate resets or balloon terms, as well as nonconforming loans.  Nonconforming loans generally have interest rate resets or maturities of less than 30 years.  Management’s current strategy is to sell loans with servicing released instead of retaining the servicing owing to profitability considerations.

Traditionally, the Company has sought to differentiate itself in the area of non-conforming lending programs and while the risks of non-conforming lending may be somewhat higher, Charter Financial believes it is more than compensated for the risk in terms of the yield earned and the shorter repricing structure of the loans it originates and places into portfolio.  Additionally, while Charter Financial makes non-conforming loans, the credit quality of the loan portfolio is largely unaffected (vis-à-vis a typical conforming portfolio) as the majority of the non-conforming loans originated are non-conforming due to factors unrelated to credit quality (i.e., high acreage, leased land or multiple structures, newly self employed, etc.).  The loans may also be non-conforming as a result of a credit record which reflects some blemish, but which Charter Financial’s management does not believe impairs the borrower’s ability to repay the loan.  Thus, the non-conforming loans Charter Financial is originating are generally not subprime loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.24

Consistent with the Company’s community bank strategy, lending on construction and development loans has been an integral part of Charter Financial’s lending strategy and such loans totaled $44.0 million, equal to 7.6% of total loans.  While current market conditions have suppressed demand for construction and development loans, the Company sees opportunities in the market to lend to strong borrowers as many previously active construction lenders are focused on addressing asset quality issues on poorly underwritten loans (a widespread issue in the Company’s markets).  The reduction of construction lenders has dramatically reduced the supply of construction loans and there is the opportunity to lend to borrowers with superior liquidity, capital and management skills. Charter Financial intends to remain an active participant in this segment of the lending market, primarily through its LPO in Norcross, Georgia.  Construction lending activity is largely for the construction of one- to four-family residences, with lesser activity for multi-family and nonresidential real estate projects on a select basis.  The Company offers two principal types of construction loans:  builder loans, including both speculative (unsold) and pre-sold loans to pre-approved local builders and construction/permanent loans to property owners which are converted to permanent loans at the end of the construction phase.  The number of speculative loans extended to a builder at one time is dependent upon the financial strength and credit history of the builder.  The Company generally limits speculative loans to builders with superior liquidity, capital and management skills and limits the number of outstanding loans on unsold homes under construction within a specific area.  Development loans are primarily originated for the development of residential properties.

To a much lesser extent, Charter Financial originates non-mortgage loans, including commercial and consumer loans, which in the aggregate totaled $32.9 million, or 5.7% of total loans as of September 30, 2009.  The majority of Charter Financial’s non-mortgage loans consist of consumer loans including loans on deposit, second mortgages, home equity lines of credit, auto loans and various other installment loans.  The Company primarily offers consumer loans (excluding second mortgage loans and home equity lines of credit) as an accommodation to customers.  Charter Financial’s consumer lending generally follows accepted industry standards for non sub-prime lending, including credit scores and debt to income ratios.  Additionally, the underwriting standards applicable to home equity credit lines are similar to those applicable to one-to-four family first mortgage loans, and slightly more stringent credit-to-income and credit score requirements.  The Company plans to employ a consumer lender to initiate retail lending in the expanded market while helping former NCB customers became familiar with the expanded product offerings available to them through Charter Financial.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.25

The Company’s commercial lending is generally limited to terms of five years or less.  The Company typically collateralizes these loans with a lien on commercial real estate, or very rarely, with a lien on business assets and equipment.  The Company also generally requires the personal guarantee of the business owner.  Interest rates on commercial loans generally have higher yields than residential or commercial real estate loans due to the risk inherent in this type of loan. The majority of the Company’s commercial loans are secured by a security interest with some real estate in addition to inventory, accounts receivable, machinery, vehicles or other assets of the borrower.  The Company carefully analyzes the capacity of the borrower to repay before granting a commercial loan.  In addition, the liquidity and adequacy of collateral, if any, is considered.

Asset Quality

The Company’s asset quality has historically been strong but the level of non-performing assets (“NPAs”) has been trending upward in recent periods reflecting weakness in the local real estate market.  Additionally, the Company acquired credit impaired assets as a result of the NCB acquisition which increased the reported balance of NPAs and delinquent loans.  Importantly, the acquired credit-impaired assets are covered under the FDIC loss sharing agreement and have also been marked-to-market creating significant purchase discounts including a portion which is accretable.  Management believes that the accretion of the purchase discounts coupled with the presence of fair value non-accretable discounts to account for the current market value of the assets minimize the risk of the acquired assets to the Company’s equity and earnings.

In order to maximize the potential recoveries in acquired distressed assets and to increase the benefit of the NCB acquisition to the Company, Charter Financial has taken an aggressive stance with respect to the resolution of nonperforming assets and classified assets related to the NCB acquisition, including the following actions:

➢
Establishment of a loan resolution group to manage the distressed NCB loan portfolio.  The four employee resolution group is headed by an experienced banker who has served as the Company’s senior loan administrator and most recently as president of the LaGrange region.

➢
Retaining NCB’s senior loan administrator and two loan officers to assist the resolution group in working out of the problem NCB assets as quickly as possible, while minimizing the resolution costs to both Charter Financial and the FDIC.

➢
Review of all nonperforming loans by CharterBank’s counsel to assist in establishing a foreclosure strategy.  As of September 30, 2009, foreclosure proceedings have been aggressively pursued for delinquent NCB loans.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.26

A thorough review of the performing loan portfolio is also being prepared with the objective of and comprehensive and aggressively classifying all loans appropriately such that resolution plans can be established to return the delinquent assets to an earning form.  The balance of the foregoing analysis of the will focus on the Company’s non-covered assets, the majority of which were originated or purchased by Charter Financial.  As reflected in Exhibit I-9, the non-covered NPA balance was $18.1 million, equal to 2.16% of non-covered assets.  The balance of valuation allowance totaled $9.3 million and the ratio of allowances to total non-covered loans equaled 1.98% while reserve coverage in relation to non-covered NPAs was 51.58%.

The Company has established detailed asset classification policies and procedures which are consistent with regulatory guidelines.  Detailed asset classifications are reviewed monthly by senior management and the Board.  Additionally, the Company performs a review of major loans at least annually while also performing reviews of randomly selected homogenous loans.  Pursuant to these procedures, when needed, the Company establishes additional valuation allowances to cover anticipated losses in classified or non-classified assets.  Such reserve adequacy reviews are conducted by management on at least a quarterly basis.

Funding Composition and Strategy

Charter Financial funded operations with a combination of retail and wholesale deposits, as well as borrowings.  As noted earlier, transitioning the funding liabilities to a retail-oriented deposit base is an important strategic objective of the Company.   As of September 30, 2009, deposits totaled $597.6 million, which reflects the addition of $181.3 million of deposits inclusive of $44 million of brokered and other wholesale deposits.  Approximately $32 million of the acquired wholesale funds have matured and were repaid with available liquidity.

As of September 30, 2009, retail deposits totaled $463.6 million, equal to 77.6% of total deposits while the balance of deposit funds were wholesale in nature (i.e., primarily brokered and credit union CDs and totaled $134.1 million, equal to 22.4% of deposits).  Lower costing savings and transaction accounts totaling $216.9 million and comprised approximately 36.3% of the Company’s deposits at September 30, 2009 (see Exhibit I-10).  The proportion of savings and transaction accounts reflects a modest increase over the last several fiscal years as the Company has intensified its marketing efforts in this regard and owing to the acquisition of NCB’s deposit base which included some savings and transaction accounts.  The balance of the deposit base is comprised of CDs ($380.7 million equal to 63.7% of total deposits), the 83.7% of which have remaining maturities of one year or less (see Exhibit I-11).  As of September 30, 2009, CDs with balances equal to or in excess of $100,000 equaled $196.2 million, equal to 51.5% of total CDs and 32.8% of total deposits.

RP® Financial, LC.	OVERVIEW AND FINANCIAL ANALYSIS I.27

Borrowings have been utilized primarily as a supplemental funding source and as a source of utilized to fund the Company’s wholesale leveraging strategies (see Exhibit I-12).  As of September 30, 2009, the Company’s borrowings consisted solely of FHLB advances and totaled $227.0 million, equal to 24.4% of total assets.  Most FHLB advances have maturities of five years or less and $65 million are structured borrowings which can be called at the option of the FHLB.  Importantly, the weighted average rate of Charter Financial’s was 4.82% as of September 30, 2009 which is substantially above the prevailing market rate, and the maturing of high cost advances including $102 million of advances maturing in the first quarter of calendar 2011 at a weighted average cost of 5.64% may potentially benefit the Company’s spreads and earnings in the future.

Subsidiary

Charter Financial Corporation has no direct or indirect subsidiaries other than CharterBank.  The Bank currently does not operate any wholly-owned subsidiaries.

Legal Proceedings

On September 11, 2009, Mike Horton, a shareholder of Charter Financial Corporation, filed a shareholder derivative action (Civil Action File No. 09-CV-1277) in the Superior Court of Troup County, State of Georgia, on behalf of Charter Financial Corporation and Charter Bank.  The complaint names the current directors and one former director of Charter Financial Corporation and Charter Bank as defendants (the “Individual Defendants”) and also names Charter Financial Corporation and Charter Bank as derivative defendants.  The complaint generally alleges that the Individual Defendants acted negligently, breached their fiduciary duties, and acted with bad faith in connection with Charter Financial Corporation’s and Charter Bank’s investments in stock of Freddie Mac, including their decisions as to whether and when to sell such stock.  The complaint seeks monetary damages from the Individual Defendants in an amount to be determined and other unspecified relief for the benefit of Charter Financial Corporation and Charter Bank.  The Individual Defendants have answered, denying liability, and have filed motions to dismiss.  The Individual Defendants believe that the allegations of wrongdoing are without merit and intend to defend the lawsuit vigorously.

RP® Financial, LC.	MARKET AREA ANALYSIS II.1

II. MARKET AREA ANALYSIS

Introduction

Charter Financial conducts operations along the I-85 corridor in western Georgia and eastern Alabama through the main office in West Point, Georgia (Troup County), two branches in Valley, Alabama (Chambers County), three branches in LaGrange, Georgia (Troup County), two branches in Newnan, Georgia (Coweta County), one branch in Norcross, Georgia (Gwinnett County), one branch in Opelika, Alabama (Lee County), three branch offices in Auburn, Alabama (Lee County), for a total of 13 full service offices.  The Company recently acquired four branches in Georgia, along the I-85 corridor, through the NCB acquisition, including two branches in Coweta County and two branches in Fayette County.  Subsequent to the NCB acquisition, management closed one of the Fayette County offices (Peachtree City) consolidating it with a nearby office.

The main office in West Point and the two Valley, Alabama offices serve the Valley area consisting of West Point, Georgia, Lanett, Alabama and Valley, Alabama.  The LaGrange branches serve an adjacent community on the I-85 corridor and four branches serve the western portions of the market area in Auburn-Opelika/Lee County, Alabama area.  The Company also operates LPOs in Columbus and Norcross, Georgia.  Geographic expansion through LPOs has benefited the Company by extending the reach of its lending market without incurring the significant costs associated with retail branch banking.   The LPOs have provided the Company with a market entrée at a limited upfront cost as the Company sought to expand the market area to nearby counties along the I-85 corridor, which is anchored by Auburn, Alabama and Atlanta and Columbus, Georgia.  The NCB Acquisition also gave the Company the ability to expand into non-overlapping, yet complementary markets, as these locations are close enough to be operationally efficient, but don’t significantly overlap the Company’s existing retail banking footprint.

Future business and growth opportunities will be partially influenced by economic and demographic characteristics of the markets served by the Company, particularly the future growth and stability of the regional economy, demographic growth trends, and the nature and intensity of the competitive environment for financial institutions.  These factors have been examined to help determine the growth potential that exists for the Company and the relative economic health of the Company’s market area.

RP® Financial, LC.	MARKET AREA ANALYSIS II.2

National Economic Factors

The business potential of a financial institution is partially dependent on the future operating environment and growth opportunities for the banking industry and the economy as a whole.  The national economy has experienced a severe downturn in the most recent 12-18 months, as the fallout of the housing crisis has caused the wider economy to falter, with most significant indicators of economy activity declining by substantial amounts.  The overall economic recession has been the worst since the great depression of the 1930s.  Total U.S. employment has decreased by 7.2 million jobs in two years, as consumers have cut back on spending, causing a reduction in the need for many products and services.  Total personal wealth has declined notably due to the housing crisis and drop in real estate values.  The nation’s gross domestic product grew at an annualized rate of 2.8% in the third quarter of 2009, compared to a 0.7% annualized decline in the second quarter of 2009.  Notably, a large portion of GDP growth in the third quarter was generated through federal stimulus programs, bringing into question the sustainability of the recovery without government support.

The economic recession has caused the inflation rate to decrease notably during the first ten months of 2009.  Inflation averaged 3.85% for all of 2008, and averaged a negative 0.86% for the ten months ended October 31, 2009, indicating a deflationary period.  The reduction in employment has also led to fears of a prolonged period of economic stagnation, as consumers will be unwilling or unable to increase spending.  The unemployment rate increased to 10.0% as of November 2009, more than doubled from 4.9% when the recession began and an increase from 6.8% in November 2008.  There remains significant uncertainty about the near term future, particularly in terms of the speed at which the economy will recover, the impact of the housing crisis on longer term economic growth, and the near-term future performance of the real estate industry, including both residential and commercial real estate prices, all of which have the potential to impact future economic growth.  The current and projected size of government spending and deficits also has the ability to impact the longer-term economic performance of the country.

The major stock exchange indices have reflected this downturn in the national economy, reporting significant volatility and a strong downward trend during the beginning of the most recent 12 month period, with an upward trend in the last nine months.  As an indication of the changes in the nation’s stock markets over the last 12 months, as of December 4, 2009, the Dow Jones Industrial Average closed at 10,388.9, an increase of 24.0% from December 4, 2008, while the NASDAQ Composite Index stood at 2,194.35, an increase of 51.8% over the same time period.  The Standard & Poors 500 Index totaled 1,105.98 as of December 4, 2009, an increase of 30.8% from December 4, 2008.

RP® Financial, LC.	MARKET AREA ANALYSIS II.3

Regarding factors that most directly impact the banking and financial services industries, in the past year the number of housing foreclosures have reached historical highs, medium home values have declined by double digits in most areas of the country, and the housing construction industry has been decimated.  These factors have led to substantial losses at many financial institutions, and subsequent failures of institutions.  Commercial lending trends are showing weakness, particularly in the area of refinancing of existing debt, leading to uncertainty for the coming periods.

In terms of interest rates, through the first half of 2004, in a reaction to try to avoid a significant slowdown of the economy, the Federal Reserve lowered key market interest rates to historical lows not seen since the 1950s, with the federal funds rate equal to 1.00% and the discount rate equal to 2.00%.  Beginning in June 2004, the Fed began slowly, but steadily increasing the federal funds and overnight interest rates in order to ward off any possibility of inflation.  Through June 2006, the Fed had increased interest rates a total of 17 times, and as of June 2006, the Fed Funds rate was 5.25%, up from 1.00% in early 2004, while the Discount Rate stood at 6.25%, up from 2.00% in early 2004.  The Fed then held these two interest rates steady until mid-2007, at which time the downturn in the economy was evident, and the Fed began reacting to the increasingly negative economic news.  Beginning in August 2007 and through December 2008, the Fed decreased market interest rates a total of 12 times in an effort to stimulate the economy, both for personal and business spending.

As of December 2008, the Discount Rate had been lowered to 0.50%, and the Federal Funds rate target was 0.00% to 0.25%.  These historically low rates were intended to enable a faster recovery of the housing industry, while at the same time lower business borrowing costs, and such rates have remained in effect through December 4, 2009.  The effect of the interest rate decreases since mid-2008 has been most evident in short term rates, which decreased more than longer term rates, increasing the slope of the yield curve.  As of December 4, 2009, one- and ten-year U.S. government bonds were yielding 0.36% and 3.48%, respectively, compared to 0.61% and 2.55%, respectively, as of December 4, 2008.  This has had a positive impact on the net interest margins of many financial institutions, as they rely on a spread between the yields on longer term assets and the costs of shorter term funding sources.  However, institutions who originate substantial volumes of prime-based loans have given up some of this pickup in yield as the prime rate declined from 4.00% as of December 4, 2008 to 3.25% as of December 4, 2009.  Exhibit II-1 provides historical interest rate trends.

RP® Financial, LC.	MARKET AREA ANALYSIS II.4

Market Area Demographics

The following section presents demographic details regarding Charter Financial’s market area.  Demographic and economic growth trends, measured by changes in population, number of households, per capita income and median household income, provide key insight into the health of the Company’s market area (see Table 2.1).

Demographic statistics reflect that the markets in the Valley area where the Company has historically been based (i.e., Troup County, Georgia and Chambers County, Alabama) indicate that these markets possess small population bases (65,000 for Troup County and 35,000 for Chambers County).  Moreover, population growth in these markets where the Company generates a significant portion of its retail deposits have been limited, at levels below the recent historical average for the State of Georgia.

In view of the foregoing, the Company has sought to expand outside of the Troup and Chambers County market areas, both through acquisition and de novo branching, focusing on areas within the targeted I-85 corridor which are either larger in terms of the total population and/or which possess more favorable growth trends.  The characteristics for markets such as Gwinnett, Coweta and Chambers Counties are evidenced in the demographic data in Table 2.1 and reflect that all three have either greater population bases or more favorable growth trends than the Company’s markets in the Valley area.  Importantly, the extent to which the growth trends for these markets may be impacted by the severe recession being experienced in the Company’s Georgia and Alabama markets is unknown at this time.

Income statistics further reflect the limited opportunity available for a financial institution in Troup and Chambers Counties.  Specifically, income levels and income growth rates as measured by median household income and per capita income statistics are comparatively low in relation to the state and national aggregates.  Moreover, income levels are generally low relative to markets where the Company has recently expanded (Gwinnett and Coweta Counties) which are proximate to Atlanta with its higher paying jobs.

RP® Financial, LC.	MARKET AREA ANALYSIS II.5

Table 2.1
Charter Financial Corporation
Summary Demographic Data

	Year			Growth Rate	Growth Rate
	2000	2009	2014	2000-2009	2009-2014
	(000)	(000)	(000)	(%)	(%)
Population(000)
United States	281,422	309,732	324,063	1.1%	0.9%
Georgia	8,186	9,933	10,861	2.2%	1.8%
Gwinnett County	588	829	954	3.9%	2.9%
Troup County	59	65	68	1.2%	0.7%
Coweta County	89	127	148	4.0%	3.1%
Lee County, Alabama	115	135	146	1.8%	1.6%
Chambers County, Alabama	37	35	34	-0.5%	-0.6%

Households(000)
United States	105,480	116,523	122,109	1.1%	0.9%
Georgia	3,006	3,648	3,994	2.2%	1.8%
Gwinnett County	202	280	320	3.7%	2.8%
Troup County	22	24	25	1.2%	0.8%
Coweta County	31	45	52	4.0%	3.1%
Lee County, Alabama	46	56	61	2.2%	1.8%
Chambers County, Alabama	15	14	14	-0.2%	-0.4%

Median Household Income($)
United States	$42,164	$54,719	$56,938	2.9%	0.8%
Georgia	42,686	56,761	58,593	3.2%	0.6%
Gwinnett County	60,523	82,550	87,684	3.5%	1.2%
Troup County	35,428	42,902	43,813	2.1%	0.4%
Coweta County	52,874	67,450	71,905	2.7%	1.3%
Lee County, Alabama	31,022	36,635	38,387	1.9%	0.9%
Chambers County, Alabama	29,633	34,801	36,539	1.8%	1.0%

Per Capita Income($)
United States	$21,587	$27,277	$28,494	2.6%	0.9%
Georgia	21,154	26,980	28,427	2.7%	1.1%
Gwinnett County	25,006	33,983	35,044	3.5%	0.6%
Troup County	17,626	20,316	20,835	1.6%	0.5%
Coweta County	21,949	27,762	28,684	2.6%	0.7%
Lee County, Alabama	17,158	19,861	20,587	1.6%	0.7%
Chambers County, Alabama	15,147	17,645	18,247	1.7%	0.7%

2009 HH Income Dist.(%)	$25,000	50,000	$100,000	$100,000 +
United States	20.9%	24.5%	35.3%	19.3%
Georgia	20.7%	23.1%	36.8%	19.4%
Gwinnett County	7.3%	14.1%	41.3%	37.3%
Troup County	29.9%	27.6%	33.2%	9.4%
Coweta County	13.9%	20.1%	41.4%	24.7%
Lee County, Alabama	38.8%	22.9%	29.3%	8.9%
Chambers County, Alabama	37.3%	29.4%	28.7%	4.6%

Source: SNL Financial, LC.

RP® Financial, LC.	MARKET AREA ANALYSIS II.6

Household income distribution measures further imply that the Company’s market area closer to Atlanta contains higher overall income levels, while the more rural areas contain lower income levels, as the income distribution measures indicated significantly higher percentages of households with incomes above $50,000 for Gwinnett and Coweta Counties, compared to the state and the nation.  Conversely, the proportion of households with income levels with below $50,000 was 57.5% in Troup County and 66.7% in Chambers County.

Regional/Local Economic Factors

Real Estate Market/Bank Failures

Like many markets nationwide, Charter Financial’s market area along the I-85 corridor has been impacted by the recessionary environment.  The real estate market has been particularly impacted as the high growth Georgia market became overbuilt resulting in the boom turning to bust.  For the third quarter of 2009, Georgia maintained the seventh highest foreclosure rate in the United States and posted the seventh highest number of foreclosure filings nationwide.  The mounting foreclosures on top of an already overbuilt market have brought Georgia to the top of the list in bank failures.

A total of 149 banks and thrifts have failed nationwide since 2008, with 124 occurring in 2009 alone.  The State of Georgia, while home to just 4% of all U.S. banks, reported 17% of the nation’s bank failures since the beginning of 2009.  More banks have collapsed in Georgia than in any other U.S. state, even compared to California and Florida, who have higher foreclosure rates and posted more foreclosure filings, as of September 2009.  Twenty-one Georgia banks have been seized by regulators this year, with defaulting construction and development loans playing a significant role in many of the failures.

Given the high level of delinquent loans haunting the remaining Georgia-based banks, more financial institution failures are expected.  Approximately 30 banks in the state are at risk of failing, according to one regulatory source.  Poorly underwritten loans to builders and developers in the Atlanta area seem to be at the root of many of the failures. Most of the failed Georgia institutions made outsized bets during the real estate boom on residential and commercial construction projects in the Atlanta area.  Additionally, a weakened commercial real estate market which has increased delinquencies rates in those portfolios has also contributed to the growing number of problem institutions.  The Company recognizes that the overbuilt nature of the real estate market in some areas will also impact the Company, both from an ability to lend over the near term and workout the Company’s non-performing assets, specifically the acquired NCB non-performing assets.

RP® Financial, LC.	MARKET AREA ANALYSIS II.7

Importantly, Charter Financial believes that the current market dislocation represents an opportunity for the Company.  First, the level of competition presented by many banks may diminish both from a lending and deposit perspective as competing institutions are forced to retrench in many cases.  Second, more bank failures will present the Company with additional acquisition opportunities and the potential to continue to expand its retail depository franchise at relatively low cost.

Unemployment Trends

Rising unemployment rates in the Georgia market are indicative of the weakened economic fundamentals of the Georgia economy.  In this regard, the unemployment rate in October 2009 was equal to 10.2% which represents an increase from 6.6% a year prior and equals the October 2009 national average of 10.2%.  Job losses have occurred across the full business spectrum and not just in the construction arena, as trade, manufacturing, and the professional and business services sectors have experienced rising unemployment, as well.

Comparative unemployment rates for Georgia, the Company’s market area counties, as well as for the U.S., are shown in Table 2.2.  All of the Company’s market area counties reported unemployment rates above the national and state aggregates, with the exception of Gwinnett County, Georgia (9.4%) and Lee County, Alabama (8.8%).  The market area unemployment rates ranged from a low of 8.8% in Lee County, Alabama to 19.9% in the more rural Chambers County, as compared to the State of Georgia at 10.2% and the national unemployment rate reported at 9.5%.  Unemployment rates in the Company’s market as well as on a state and national basis have been trending upward for the most recent 12 month period for which data is available, as the regional and national economies have been responding to the troubled housing, credit, and financial sectors that have caused many employers to cut down on employees or limit hiring.

RP® Financial, LC.	MARKET AREA ANALYSIS II.8

Table 2.2
Charter Financial Corporation
Market Area Unemployment Trends

	October 2008	October 2009
Region	Unemployment	Unemployment

United States	6.6%	10.2%
Georgia	7.0	10.2
Gwinnett County	6.4	9.4
Troup County	8.9	12.6
Coweta County	6.3	10.5
Lee County, Alabama	4.7	8.8
Chambers County, Alabama	15.2	19.9

Source: U.S. Bureau of Labor Statistics.

Market Area Deposit Characteristics

Competition among financial institutions in the Company’s market area is also significant, as larger institutions compete for market share to achieve economies of scale while smaller community banks seek to carve out their respective market niches.  Among the Company’s competitors are larger and more diversified institutions such as Bank of America and Wells Fargo Bank.  Other regional financial institution competitors include a number of smaller locally based commercial banks and savings institutions.

Table 2.3 displays deposit market trends for the Company’s market area counties and the State of Georgia as of June 30, 2005 and June 30, 2009.  Deposits have increased at an annual rate of 5.4% in Georgia over the time period, with commercial banks deposits increasing at a faster rate than the statewide average, and savings institutions losing deposits over that time period.  The loss of deposits by savings institutions is primarily due to the failure of Netbank.  As of June 30, 2009, commercial banks held 97.2% of total financial institution deposits in Georgia, an increase four years earlier.  The total number of banking institution branch offices in Georgia also increased over the four year period. Annual deposit growth from 2005 to 2009 in the Company’s market area counties ranged from a high of 10.0% in Coweta County to a low of 2.8% in Chambers County, Alabama.   The market is dominated by commercial banks in all of the market area counties.

RP® Financial, LC.	MARKET AREA ANALYSIS II.9

Table 2.3
Charter Financial Corporation
Deposit Summary

	As of June 30,
	2005			2009			Deposit
		Market	Number of		Market	No. of	Growth Rate
	Deposits	Share	Branches	Deposits	Share	Branches	2005-2009
	(Dollars In Thousands)						(%)
Deposit Summary
State of Georgia	$149,442,000	100.0%	2,643	$184,318,000	100.0%	2,839	5.4%
Commercial Banks	143,154,000	95.8%	2,481	179,195,000	97.2%	2,694	5.8%
Savings Institutions	6,288,000	4.2%	162	5,123,000	2.8%	145	-5.0%

Gwinnett County	$9,344,042	100.0%	192	$11,099,232	100.0%	215	4.4%
Commercial Banks	9,022,283	96.6%	171	10,765,639	97.0%	193	4.5%
Savings Institutions	321,759	3.4%	21	333,593	3.0%	22	0.9%
CharterBank	0	0.0%	0	23,724	0.2%	1	-

Troup County	$874,420	100.0%	21	$1,121,782	100.0%	25	6.4%
Commercial Banks	703,074	80.4%	18	859,801	76.6%	21	5.2%
Savings Institutions	171,346	19.6%	3	261,981	23.4%	4	11.2%
CharterBank	171,346	19.6%	3	261,981	23.4%	4	11.2%

Coweta County	$1,054,068	100.0%	46	$1,545,340	100.0%	35	10.0%
Commercial Banks	1,048,653	99.5%	44	1,363,180	88.2%	32	6.8%
Savings Institutions	5,415	0.5%	2	182,160	11.8%	3	140.8%
CharterBank	0	0.0%	0	181,502	11.7%	2	-

Lee County, AL	$1,407,180	100.0%	36	$1,904,122	100.0%	40	7.9%
Commercial Banks	1,342,940	95.4%	32	1,808,185	95.0%	36	7.7%
Savings Institutions	64,240	4.6%	4	95,937	5.0%	4	10.5%
CharterBank	64,240	4.6%	4	95,937	5.0%	4	10.5%

Chambers County, AL	$272,296	100.0%	10	$304,287	100.0%	10	2.8%
Commercial Banks	201,543	74.0%	8	230,477	75.7%	8	3.4%
Savings Institutions	70,753	26.0%	2	73,810	24.3%	2	1.1%
CharterBank	70,753	26.0%	2	73,810	24.3%	2	1.1%

Source:  FDIC.

RP® Financial, LC.	MARKET AREA ANALYSIS II.10

As of June 30, 2009, the Company was the only locally owned and operated savings institution in Troup County, Georgia and Lee and Chambers Counties in Alabama. The Company’s reported deposit market shares ranged from a low of 0.2% in Gwinnett County to 24.3% in Chambers County, Alabama.  The low deposit market share in Gwinnett County is indicative of the competitive situation in the Atlanta MSA, while the higher deposit market shares reveal the smaller more rural areas of the Company’s market, more distant from Atlanta.

The Company will continue to evaluate opportunities to increase deposit market share through other acquisitions of financial institutions or establishing additional branch sites, both in existing and contiguous markets.  The Company’s growth may be facilitated by branch or whole bank acquisitions including assisted transaction similar to the NCB acquisition but none are contemplated at this time.

RP® Financial, LC.	PEER GROUP ANALYSIS III.1

III.  PEER GROUP ANALYSIS

This chapter presents an analysis of Charter Financial’s operations versus a group of comparable publicly-traded financial institutions (the “Peer Group”) selected from the universe of all publicly-traded financial institutions in a manner consistent with the regulatory valuation guidelines and other regulatory guidance.  The basis of the pro forma market valuation of Charter Financial is derived from the pricing ratios of the Peer Group institutions, incorporating valuation adjustments for key differences in relation to the Peer Group.  Since no Peer Group can be exactly comparable to Charter Financial, key areas examined for differences are:  financial condition; profitability, growth and viability of earnings; asset growth; primary market area; dividends; liquidity of the shares; marketing of the issue; management; and effect of government regulations and regulatory reform.

Peer Group Selection

The Peer Group selection process is governed by the general parameters set forth in the regulatory valuation guidelines and other regulatory guidance.  The Peer Group is comprised of only those publicly-traded thrifts whose common stock is either listed on a national exchange (NYSE or AMEX) or is NASDAQ listed, since their stock trading activity is regularly reported and generally more frequent than non-publicly traded and closely-held institutions.  Non-listed institutions are inappropriate since the trading activity for thinly-traded or closely-held stocks is typically highly irregular in terms of frequency and price and thus may not be a reliable indicator of market value.  We have also excluded from the Peer Group those companies under acquisition or subject to rumored acquisition, mutual holding companies and recent conversions, since their pricing ratios are subject to unusual distortion and/or have limited trading history.  A recent listing of the universe of all publicly-traded savings institutions is included as Exhibit III-1.

Ideally, the Peer Group should be comprised of locally or regionally-based institutions with comparable resources, strategies and financial characteristics.  There are approximately 148 publicly-traded institutions nationally, which includes approximately 40 publicly-traded MHCs.  Given this limited number of public full stock thrifts, it is typically the case that the Peer Group will be comprised of institutions which are not directly comparable, but the overall group will still be the “best fit” group.  To the extent that differences exist between the converting institution and the Peer Group, valuation adjustments will be applied to account for the differences.  Since Charter Financial will be a full public company upon completion of the offering, we considered only full stock companies to be viable candidates for inclusion in the Peer Group.

RP® Financial, LC.	PEER GROUP ANALYSIS III.2

Based on the foregoing, from the universe of 108 fully converted publicly-traded thrifts, we selected ten institutions with characteristics similar to those of Charter Financial, The selection process applied is first described below, and then each member is briefly described.

●
Southeast Institutions with assets of less than $5 billion.  There were a total of eleven full stock publicly-traded Southeast U.S. thrifts with total assets below $5 billion that met this screen.  Two institutions, FirstFed Bankshares of Arkansas and Superior Bancorp of Arkansas were excluded from the Peer Group as a result of their high ratio of NPAs to assets equal to 13.7% and 6.7% of assets, respectively, and their significant operating losses owing to the establishment of substantial loan loss provisions.  We included the remaining nine institutions in the Peer Group.

In order to round out the Peer Group to a total of ten institutions, we expanded our search to adjacent regional markets and included ESB Financial Corp. of PA in the Peer Group.  ESB Financial Corp operates in a low growth western Pennsylvania market that is similar to the Company, and the ESB Financial Corp balance sheet composition consisting of a high level of investments funded by borrowed funds is also similar to that of the Company.  The combination of ESB Financial Corp. and the nine Southeast U.S. institutions comprised our Peer Group.  Table 3.1 shows the general characteristics of each of the Peer Group companies.  While there are expectedly some differences between the Peer Group companies and Charter Financial, we believe that the Peer Group companies, on average, provide a good basis for valuation subject to valuation adjustments.  The following sections present a comparison of Charter Financial’s financial condition, income and expense trends, loan composition, interest rate risk and credit risk versus the Peer Group as of the most recent publicly available date. A summary description of the key characteristics of each of the Peer Group companies is detailed below.

●
Citizens South Banking Corporation of North Carolina.  Citizens South Banking Corporation (“Citizens South”) is a savings and loan holding company based in Gastonia, South Carolina.  Citizens South conducts operations from 16 retail banking offices in and around the Charlotte MSA.  Citizens South has focused its efforts on building a community bank operating strategy with a range of products and services offered by larger regional and superregional banking institutions while seeking to provide a high level of service.  Citizens South has expanded through several acquisitions completed earlier this decade.  Citizens South has also stated its intent to pursue acquisitions in the current environment including acquisitions with FDIC financial assistance.  Notwithstanding a recent increase in NPAs which have diminished core earnings, Citizens South’s capital ratio remains strong, equal to 9.0% of assets on a tangible basis. Citizens South completed its second-step conversion in October 2002.  At September 30, 2009, Citizens South had total assets of $821 million, and deposits of $601.6 million.  For the twelve months ended September 30, 2009, Citizens South reported earnings of $754,000 for a return on average assets of 0.08%.  Citizens South had a market capitalization of $41 million at December 4, 2009.

RP® Financial, LC.	PEER GROUP ANALYSIS III.3

Table 3.1
Peer Group of Publicly-Traded Thrifts
December 4, 2009

				Operating	Total			Fiscal	Conv.	Stock	Market
Ticker	Financial Institution	Exchange	Primary Market	Strategy(1)	Assets(2)		Offices	Year	Date	Price	Value
										($)	($Mil)

FFCH	First Financial Holdings Inc. of SC	NASDAQ	Charleston, SC	Thrift	$3,510		53	09-30	11/83	$12.99	$207
ESBF	ESB Financial Corp. of PA	NASDAQ	Ellwood City, PA	Thrift	$1,979		23	12-31	06/90	$12.90	$156
CSBC	Citizens South Banking Corp. of NC	NASDAQ	Gastonia, NC	Thrift	$821		14	12-31	10/02	$5.50	$41
TSH	Teche Holding Co. of N. Iberia LA	AMEX	New Iberia, LA	Thrift	$790	J	20	09-30	04/95	$31.66	$66
JFBI	Jefferson Bancshares Inc. of TN	NASDAQ	Morristown, TN	Thrift	$654		5	06-30	07/03	$5.00	$34
CFFC	Community Financial Corp. of VA	NASDAQ	Staunton, VA	Thrift	$541		10	03-31	03/88	$4.75	$21
HBCP	Home Bancorp Inc. Lafayette LA	NASDAQ	Lafayette, LA	Thrift	$533		11	12-31	10/08	$12.35	$110
FABK	First Advantage Bancorp of TN	NASDAQ	Clarksville, TN	Thrift	$353		4	12-31	11/07	$10.59	$47
LABC	Louisiana Bancorp, Inc. of LA	NASDAQ	Metairie, LA	Thrift	$332		3	12-31	07/07	$14.50	$75
GSLA	GS Financial Corp. of LA	NASDAQ	Metairie, LA	Thrift	$271		5	12-31	04/97	$13.38	$17

NOTES:	(1)	Operating strategies are: Thrift=Traditional Thrift, M.B.=Mortgage Banker, R.E.=Real Estate Developer, Div.=Diversified and Ret.=Retail Banking.
	(2)	Most recent quarter end available (E=Estimated and P=Pro Forma).

Source:	SNL Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.4

●
Community Financial Corporation of Virginia.  Community Financial Corporation (“Community Financial”) is a savings and loan holding company based in Staunton, Virginia.  Community Financial conducts operations from 11 retail banking offices in western Virginia.  Community Financial maintains a very high proportion of assets invested in loans, including a diverse mix of residential and commercial mortgage loans.  Relatively high asset yields coupled with a favorable cost of funds supports its 1.07% ROA, which is the highest of any of the Peer Group companies.  At September 30, 2009, Community Financial had total assets of $541.1 million, deposits of $389.0 million and a tangible equity-to-assets ratio of 8.8%.  For the twelve months ended September 30, 2009, Community Financial reported earnings of $5.5 million for a return on average assets of 1.07%.  Community Financial had a market capitalization of $21 million at December 4, 2009.

●
ESB Financial Corp. of Pennsylvania.  ESB Financial Corp. is the savings and loan holding company for ESB Bank, headquartered in Ellwood, Pennsylvania.  Importantly, while ESB Financial Corp. operates in western Pennsylvania outside of the southeast region of the U.S., the growth and income characteristics are relatively comparable to Charter Financial’s slow growth and moderate income markets.  Moreover, the fact that ESB Financial’s balance sheet reflects a significant wholesale component with the investment portfolio exceeding the loan portfolio and the funding composition reflecting nearly equal amounts of deposits and borrowed funds enhances the comparability to the Company.  Growth of ESB Financial has been the result of both internal growth and five prior acquisitions dating back to the early 1990s, two of which were completed earlier in this decade.  At September 30, 2009, ESB Financial reported $2.0 billion of assets, deposits of $926.5 million and a tangible equity-to-assets ratio of 6.3%.  For the twelve months ended September 30, 2009, ESB Financial reported earnings of $11.9 million for a return on average assets of 0.60%.  ESB Financial had a market capitalization of $156 million at December 4, 2009.

●
First Advantage Bancorp of Tennessee.  First Advantage Bancorp, Inc. (“First Advantage”) is the savings and loan holding company of First Federal Savings Bank, which operates through 5 offices in northcentral Tennessee.  First Advantage completed its conversion from mutual-to-stock form in November 2007, which increased its tangible equity-to-assets ratio to a level in excess of 20% of assets.  First Advantage’s asset investment strategy is primarily focused on mortgage lending while it also maintains a significant investment portfolio, the majority of which are held as available for sale (“AFS”).  Asset quality is relatively strong but earnings comparatively modest, notwithstanding the strong capital ratio, as a result of the high operating expense ratio.  At September 30, 2009, First Advantage Bancorp had total assets of $352.7 million, deposits of $207.9 million and a tangible equity-to-assets ratio of 20.1%.  For the twelve months ended September 30, 2009, First Advantage Bancorp reported earnings of $999,000 for a return on average assets of 0.29%.  First Advantage Bancorp had a market capitalization of $47 million at December 4, 2009.

RP® Financial, LC.	PEER GROUP ANALYSIS III.5

●
First Financial Holdings, Inc. of South Carolina.  First Financial Holdings, Inc. (“First Financial”) is a savings and loan holding company based in Charleston, South Carolina and operating through a total of 65 offices in South Carolina and North Carolina.  First Financial recently completed a FDIC assisted transaction with loss share coverage involving $303.0 million of deposits and covered assets of $395.4 million, realizing a $28.9 million gain.  The recent transaction enhances the comparability to Charter Financial. At September 30, 2009, First Financial had total assets of $3.5 billion, deposits of $2.3 billion and a tangible equity-to-assets ratio of 8.9%.  For the twelve months ended September 30, 2009, First Financial reported earnings of $29.3 million for a return on average assets of 0.90%.  First Financial had a market capitalization of $207 million at December 4, 2009.

●
GS Financial Corp. of Louisiana.  GS Financial Corp. (“GS Financial”) is a savings and loan holding company which operates through a total of 5 branch offices covering the southeast corner of Louisiana.  The composition of the assets and liability bases is predominated by whole loans and deposits, respectively, which stands in contrast to the Company’s asset and liability composition which has a greater wholesale component.  GS Financial has a comparable NPA ratio to Charter Financial excluding covered assets.  At September 30, 2009, GS Financial had total assets of $271 million which makes it the smallest Peer Group Company, deposits of $199.1 million and a tangible equity-to-assets ratio of 10.5%.  For the twelve months ended September 30, 2009, GS Financial reported earnings of $815,000 for a return on average assets of 0.33%.  GS Financial had a market capitalization of $17 million at December 4, 2009.

●
Home Bancorp, Inc. of Louisiana. Home Bancorp, Inc. of Louisiana (“Home Bancorp”) is a savings and loan holding company operating nine full service banking offices in the Acadiana region of Louisiana and two full service banking offices and a loan production office in Baton Rouge, Louisiana.  Home Bancorp maintains a broadly diversified loan portfolio primarily focused on mortgage loans (both residential and commercial) and funds operations primarily with deposits as borrowed funds have been limited.  Asset quality is strong with NPAs below the Peer Group average while the tangible equity/assets ratio is in excess of any Peer Group member on an individual basis as a result of the completion of its standard conversion transaction in October 2008.  At September 30, 2009, Home Bancorp had total assets of $533.4 million, deposits of $376.6 million and a tangible equity-to-assets ratio of 24.9%.  For the twelve months ended September 30, 2009, Home Bancorp reported earnings of $3.9 million for a return on average assets of 0.74%.  Home Bancorp had a market capitalization of $110 million at December 4, 2009.

RP® Financial, LC.	PEER GROUP ANALYSIS III.6

●
Jefferson Bancshares, Inc. of Tennessee.  Jefferson Bancshares, Inc. (“Jefferson Bancshares”) is a savings and loan holding company based in Morristown, Tennessee which is located in the northeastern portion of the Tennessee.  Enhancing the comparability to the Company, Jefferson Bancshares recently completed an acquisition transaction on an unassisted basis but at a nominal purchase price effectively doubling the branch structure to a total of 12 offices.  As a result, Jefferson Bancshares has substantially leveraged the capital raised in its second step conversion which was completed in 2003.  The ratio of NPAs approximates the Peer Group average and the loan portfolio reflects a broad mix of mortgage loans and comparatively smaller balances of non-mortgage loans.  At September 30, 2009, Jefferson Bancshares had total assets of $654.4 million, deposits of $463.1 million and a tangible equity-to-assets ratio of 8.9%.  For the twelve months ended September 30, 2009, Jefferson Bancshares reported earnings of $2.6 million for a return on average assets of 0.42%.  Jefferson Bancshares had a market capitalization of $34 million at December 4, 2009.

●
Louisiana Bancorp of Louisiana.  Louisiana Bancorp operates through a total of 3 offices in the New Orleans metropolitan area.  As a result of its conversion to a stock company in 2007, Louisiana Bancorp maintains a very strong capital position in excess of 20% of assets.  Wholesale investments comprise a significant portion of the interest-earning asset portfolio with a significant investment in MBS.  Asset quality ratios are favorable in relation to the Peer Group average reflecting the high proportion of investments in low risk residential mortgages (inclusive of agency MBS) which, coupled with Louisiana Bancorp’s strong capital position, supports an ROA which is at the upper end of the Peer Group range.  At September 30, 2009, Louisiana Bancorp had total assets of $332.2 million, deposits of $186.6 million and a tangible equity-to-assets ratio of 23.8%.  For the twelve months ended September 30, 2009, Louisiana Bancorp reported earnings of $2.6 million for a return on average assets of 0.82%.  Louisiana Bancorp had a market capitalization of $75 million at December 4, 2009.

●
Teche Holding Company of Louisiana.  Teche Holding Company (“Teche”) operates through a total of 20 offices in southern Louisiana.  Teche is primarily a residential mortgage lender with modest balances of other mortgage and non-mortgage loans comprising the loan portfolio.  While Teche operates with a relatively high operating expense ratio, their earnings impact is offset by the relatively high levels of non-interest fee income generated through the depository operations.  At June 30, 30, 2009, Teche had total assets of $789.5 million, deposits of $585.5 million and a tangible equity-to-assets ratio of 8.4%.  For the twelve months ended June 30, 2009, Teche Holding Company reported earnings of $7.3 million for a return on average assets of 0.93%.  Teche Holding Company had a market capitalization of $66 million at December 4, 2009.

In aggregate, the Peer Group companies maintain a higher equity level as the industry average (13.02% of assets versus 10.10% for all public companies) and generate a higher level of core profitability (0.52% for the Peer Group versus a loss of 0.35% for all public companies).  Accordingly, the Peer Group companies have a positive ROE whereas all public companies have a negative ROE (positive ROE of 4.55% for the Peer Group versus negative 2.12% for all public companies).  Overall, the Peer Group’s pricing ratios were at a modest premium to all publicly traded thrift institutions on a P/TB basis but were discounted to the Peer Group’s Price/Core earnings multiples (many public companies did not have meaningful core earnings multiples owing to their trailing  loss position).

RP® Financial, LC.	PEER GROUP ANALYSIS III.7

	All Publicly-Traded		Peer Group
Financial Characteristics (Averages)
Assets ($Mil)	$2,909		$978
Market Capitalization ($Mil)	$313		$77
Tangible Equity/Assets (%)	10.10%		13.02%
Core Return on Average Assets (%)	(0.35%)		0.52%
Core Return on Average Equity (%)	(2.12%)		4.55%

Pricing Ratios (Averages)(1)
Price/Core Earnings (x)	16.58	x	14.25	x
Price/Tangible Book (%)	76.50%		80.77%
Price/Assets (%)	7.57%		9.89%

(1)           Based on market prices as of December 4, 2009.

Sources:  Tables 3.2 and 4.1.

The companies selected for the Peer Group were relatively comparable to Charter Financial on average, and are considered to be the “best fit” Peer Group.  While there are many similarities between Charter Financial and the Peer Group on average, there are some differences as well.  The following comparative analysis highlights key similarities and differences relative to the Peer Group.

Financial Condition

Table 3.2 shows comparative balance sheet measures for Charter Financial and the Peer Group, reflecting balances as of September 30, 2009 for the Company and either June 30, 2009 or September 30, 2009 for the Peer Group.  On a reported basis, Charter Financial’s equity-to-assets ratio of 10.5% was below the Peer Group’s average equity/assets ratio of 14.0%.  Tangible equity-to-assets ratios for the Company and the Peer Group equaled 9.9% and 12.9%, respectively.  The smaller differential in the tangible equity ratios reflects the higher proportion of goodwill and other intangible assets for the Peer Group on average in comparison to Charter Financial.  On a pro forma basis, Charter Financial’s equity ratio will likely exceed both the Peer Group averages and median ratios based on current market conditions.  Both the Company and the Peer Group currently maintain surpluses with respect to their respective regulatory capital requirements.

RP® Financial, LC.	PEER GROUP ANALYSIS III.8

Table 3.2
Balance Sheet Composition and Growth Rates
Comparable Institution Analysis
As of September 30, 2009

		Balance Sheet as a Percent of Assets
		Cash & Equivalents	MBS & Invest	BOLI	Loans	Deposits	Borrowed Funds	Subd. Debt	Net Worth	Goodwill & Intang	Tng Net Worth
Charter Financial Corporation
September 30, 2009		5.7%	23.5%	3.2%	59.0%	63.8%	24.2%	0.0%	10.5%	0.6%	9.9%

All Public Companies
Averages		4.3%	20.7%	1.3%	69.0%	70.3%	16.6%	0.5%	11.4%	0.9%	10.5%
Medians		3.3%	18.8%	1.4%	70.3%	71.8%	14.9%	0.0%	10.2%	0.0%	9.4%

State of GA
Averages		5.9%	20.9%	2.8%	65.6%	66.0%	22.6%	0.0%	10.2%	0.1%	10.0%
Medians		5.9%	20.9%	2.8%	65.6%	66.0%	22.6%	0.0%	10.2%	0.1%	10.0%

Comparable Group
Averages		4.6%	23.5%	0.8%	65.8%	66.6%	17.8%	0.7%	14.0%	1.1%	12.9%
Medians		4.5%	17.7%	1.0%	70.5%	71.2%	16.8%	0.0%	11.4%	0.2%	9.0%

Comparable Group
CSBC	Citizens South Banking Corp. of NC	5.5%	11.5%	2.1%	74.0%	73.3%	11.6%	1.9%	12.7%	3.7%	9.0%
CFFC	Community Financial Corp. of VA	0.8%	1.5%	1.1%	92.5%	71.9%	18.8%	0.0%	8.8%	0.0%	8.8%
ESBF	ESB Financial Corp. of PA	1.8%	57.7%	1.5%	33.8%	46.8%	41.2%	2.3%	8.5%	2.2%	6.3%
FABK	First Advantage Bancorp of TN	5.0%	33.0%	0.1%	57.4%	59.0%	20.1%	0.0%	20.1%	0.0%	20.1%
FFCH	First Financial Holdings Inc. of SC	2.2%	16.0%	0.0%	74.6%	65.6%	21.4%	1.3%	10.0%	1.1%	8.9%
GSLA	GS Financial Corp. of LA	8.7%	19.4%	0.0%	67.5%	73.5%	15.0%	0.0%	10.5%	0.0%	10.5%
HBCP	Home Bancorp Inc. Lafayette LA	9.2%	22.1%	1.0%	63.6%	70.6%	3.7%	0.0%	24.9%	0.0%	24.9%
JFBI	Jefferson Bancshares Inc. of TN	5.7%	9.2%	0.9%	73.6%	72.3%	14.0%	1.1%	12.3%	3.8%	8.6%
LABC	Louisiana Bancorp, Inc. of LA	3.9%	51.3%	0.0%	43.4%	56.2%	18.5%	0.0%	23.8%	0.0%	23.8%
TSH	Teche Holding Co. of N. Iberia LA (1)	2.7%	13.5%	1.6%	77.5%	76.7%	13.5%	0.0%	8.9%	0.5%	8.4%

		Balance Sheet Annual Growth Rates							Regulatory Capital
		Assets	MBS, Cash & Investments	Loans	Deposits	Borrows. & Subdebt	Net Worth	Tng Net Worth	Tangible	Core	Reg. Cap.
Charter Financial Corporation
September 30, 2009		16.89%	-10.30%	28.96%	42.23%	-14.98%	-3.95%	-4.03%	9.30%	9.30%	15.71%

All Public Companies
Averages		6.61%	15.01%	3.66%	12.45%	-12.58%	3.50%	4.65%	9.91%	9.84%	16.02%
Medians		4.28%	8.55%	2.21%	9.18%	-13.26%	1.82%	1.96%	9.11%	9.05%	13.56%

State of GA
Averages		-5.96%	3.68%	-8.43%	-2.73%	-14.59%	-11.19%	-9.91%	9.80%	9.80%	15.45%
Medians		-5.96%	3.68%	-8.43%	-2.73%	-14.59%	-11.19%	-9.91%	9.80%	9.80%	15.45%

Comparable Group
Averages		18.18%	8.67%	17.90%	15.55%	-2.69%	10.47%	10.47%	12.13%	12.10%	20.58%
Medians		8.99%	3.96%	10.73%	10.63%	-8.01%	5.50%	3.74%	10.96%	10.96%	17.38%

Comparable Group
CSBC	Citizens South Banking Corp. of NC	-0.29%	10.27%	-2.28%	2.85%	-24.95%	25.55%	41.22%	NA	NA	NA
CFFC	Community Financial Corp. of VA	10.23%	8.78%	9.22%	10.63%	-5.07%	NM	NM	8.36%	8.26%	10.56%
ESBF	ESB Financial Corp. of PA	0.87%	3.96%	-1.61%	6.13%	-8.01%	32.30%	49.97%	NA	NA	NA
FABK	First Advantage Bancorp of TN	7.75%	-6.40%	21.96%	20.55%	-14.76%	3.74%	3.74%	12.05%	12.05%	17.53%
FFCH	First Financial Holdings Inc. of SC	18.03%	34.59%	12.24%	24.45%	-10.66%	NM	NM	NA	NA	NA
GSLA	GS Financial Corp. of LA	24.86%	32.52%	22.38%	44.12%	-18.62%	3.57%	3.57%	9.87%	9.87%	17.38%
HBCP	Home Bancorp Inc. Lafayette LA	6.04%	3.15%	7.47%	6.55%	25.47%	NM	NM	NA	NA	NA
JFBI	Jefferson Bancshares Inc. of TN	98.09%	NM	67.97%	NM	NM	10.35%	-23.39%	NA	NA	NA
LABC	Louisiana Bancorp, Inc. of LA	14.53%	1.94%	36.35%	25.17%	21.32%	-7.72%	-7.72%	18.22%	18.22%	44.73%
TSH	Teche Holding Co. of N. Iberia LA (1)	1.65%	-10.74%	5.27%	-0.49%	11.06%	5.50%	5.90%	NA	NA	12.72%

(1)	Financial information is for the quarter ending June 30, 2009.

Source:  SNL Financial, LC. and RP® Financial, LC. calculations.  The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	PEER GROUP ANALYSIS III.9

The increase in Charter Financial’s pro forma equity position will be favorable from an interest rate risk perspective and in terms of posturing for future earnings growth as the net proceeds are reinvested and leveraged.  The Company’s business plan is focused on increasing earnings through internal growth and external expansion, possibly through acquisition of regionally based insolvent institutions with FDIC financial assistance and asset guarantees.  Several of the Peer Group companies have completed acquisition transactions in recent periods and others may likely be seeking undertake acquisitions subject to the restraints imposed by a competitive bidding process and available opportunities.

The interest-earning asset (“IEA”) composition for the Company and the Peer Group reflects material differences in terms of the proportion of loans, as Charter Financial’s ratio of loans/assets of 59.0% falls below the Peer Group average ratio of 65.8%.  At the same time, Charter Financial’s level of cash and investments, equal to 29.2% of assets, slightly exceeds the comparable Peer Group average of 28.1%.  Overall, Charter Financial’s interest-earning assets amounted to 88.2% of assets, which was modestly below the Peer Group’s average ratio of 93.9%.  Both the Company’s and the Peer Group’s IEA ratios exclude BOLI as an interest-earning asset.  On a pro forma basis immediately following the Second Step Conversion, a portion of the proceeds will initially be invested into shorter term investment securities and/or MBS increasing the relative proportion of cash and investments for the Company in comparison to the Peer Group over the short term.

The Company’s deposits equaled 63.8% of assets, which was below the Peer Group average of 66.6%.  A unique aspect of the Company’s deposit base in comparison to the Peer Group is the large balance of jumbo deposits, including brokered and credit union CDs.  The Company has utilized borrowings to a greater extent than the Peer Group, on average, at 24.2% and 18.5% of assets (includes subordinated debt), respectively.  The Company did not have any subordinated debt while funds derived from this source averaged 0.7% of assets for the Peer Group.  Total interest-bearing liabilities (“IBL”) maintained by Charter Financial and the Peer Group, equaled 88.0% and 85.1% of assets, respectively.  The ratio of IBL will be reduced on a post-offering basis as the Company funds a greater portion of its operations with equity.

RP® Financial, LC.	PEER GROUP ANALYSIS III.10

A key measure of balance sheet strength for a financial institution is the IEA/IBL ratio, with higher ratios often facilitating stronger profitability levels, depending on the overall asset/liability mix.  Presently, the Company’s IEA/IBL ratio of 100.2% is below the Peer Group’s average ratio of 110.3%.  Importantly, the shortfall is partially attributable to the Company’s significant investment in BOLI, which generates fee income as the cash surrender value increases, and the presence of the FDIC indemnification asset which will diminish over time as cash is received from the FDIC pursuant to the loss share coverage agreement.  Moreover, the additional capital realized from stock proceeds will considerably increase the IEA/IBL ratio, as the net proceeds realized from Charter Financial’s stock offering are expected to be reinvested into interest-earning assets and the increase in the Company’s equity position will result in a lower level of interest-bearing liabilities funding assets.

The growth rate section of Table 3.2 shows growth rates for key balance sheet items for the most recent s for which data is available.  Charter Financial’s assets increased by 16.9% versus asset growth of 18.2% for the Peer Group on average and 9.0% based on the median.  Importantly, the Peer Group’s asset growth was skewed up by two companies which had very strong growth rates reflecting in part, their completion of acquisition transactions during the trailing twelve month period (First Financial of SC and Jefferson Bancshares of TN).  At the same time, the median asset growth for the Peer Group companies was lower, equal to 9.0%.  Select other growth measures for the Company also exceeded the Peer Group averages owing to the completion of the NCB acquisition including the loan growth rate (28.96% for the Company versus an average of 17.90% for the Peer Group) and the deposit growth rate (42.23% for the Company versus an average of 15.55% for the Peer Group).  Charter Financial’s borrowed funds shrank by 14.98%, partially utilizing liquidity generated through the NCB acquisition, while the Peer Group’s borrowings shrank by a comparatively modest amount, equal to 2.69%.  Similarly, the Company’s MBS and investments portfolio also diminished by 10.3% as the proceeds were employed to fund the reduction in wholesale funding sources while cash and investments increased for the Peer Group by an average of 8.7%.  Equity diminished for the Company by 3.95%, notwithstanding interim earnings, as a result of dividends paid to shareholders and owing to valuation adjustments on AFS securities net of deferred taxes.  In contrast, the Peer Group reported positive equity growth which equaled 10.47% on average but which increased at a lower 5.50% rate based on the median.

RP® Financial, LC.	PEER GROUP ANALYSIS III.11

Income and Expense Components

Table 3.3 shows comparative income statement measures for Charter Financial and the Peer Group, reflecting earnings for the twelve months ended September 30, 2009 for Charter Financial and as of June 30, 2009 or September 30, 2009, for the Peer group.  Charter Financial reported a net income to average assets ratio of 0.27% versus the Peer Group’s ratio of 0.62% based on the average and 0.67% based on the median.  Importantly, the impact of the NCB acquisition completed in 2009 has not been fully reflected into the Company’s earnings since the NCB acquisition was completed at the end of June 2009 and thus, the 2009 fiscal year earnings include only three months of the earnings benefits resulting from the NCB acquisition.  On a historical basis, incorporating approximately one quarter of the Company’s combined operations with NCB as noted above, the Company’s lower ROA was principally the result of lower net interest income and higher loan loss provisions.

The impact of the wholesale elements of the Company’s balance sheet (i.e., a high level of securities funded to a greater extent by borrowings and brokered and credit union CDs) is reflected in the Company’s lower net interest income as a percent of average assets.  Specifically, the Company’s ratio of net interest income to average assets equal 2.09% which was more than 100 basis points lower than the 3.22% average ratio reported by the Peer Group.  Moreover, the ratio of interest income to average assets and interest expense to average assets were both less favorable than the Peer Group.

The Company’s lower interest income ratio was attributable to its lower yield on interest-earning assets (5.30% versus 5.69% for the Peer Group), as well the Company’s lower loans/assets ratio and higher level of non-interest earning assets.  Charter Financial’s higher interest expense ratio was the result of its higher cost of funds than the Peer Group (3.22% for Charter Financial versus 2.48% for the Peer Group on average), which is reflective of both the higher ratio of borrowed funds and the high ratio of brokered deposits and credit union CDs which typically entail an interest cost above retail CDs and other retail-oriented deposit accounts.

RP® Financial, LC.	PEER GROUP ANALYSIS III.12

Table 3.3
Income as Percent of Average Assets and Yields, Costs, Spreads
Comparable Institution Analysis
For the 12 Months Ended September 30, 2009

			Net Interest Income					Other Income
		Net Income	Income	Expense	NII	Loss Provis. on IEA	NII After Provis.	Loan Fees	R.E. Oper.	Other Income	Total Other Income
Charter Financial Corporation
September 30, 2009		0.27%	4.73%	2.64%	2.09%	0.53%	1.56%	0.00%	0.00%	0.88%	0.88%

All Public Companies
Averages		-0.23%	5.07%	2.24%	2.84%	0.85%	1.99%	0.02%	-0.05%	0.75%	0.72%
Medians		0.23%	5.06%	2.25%	2.85%	0.40%	2.32%	0.00%	0.00%	0.57%	0.57%

State of GA
Averages		-1.14%	5.05%	2.50%	2.55%	1.67%	0.88%	0.04%	-0.18%	1.43%	1.29%
Medians		-1.14%	5.05%	2.50%	2.55%	1.67%	0.88%	0.04%	-0.18%	1.43%	1.29%

Comparable Group
Averages		0.62%	5.34%	2.12%	3.22%	0.49%	2.73%	0.05%	-0.01%	0.72%	0.76%
Medians		0.67%	5.35%	2.09%	3.21%	0.19%	2.90%	0.01%	0.00%	0.54%	0.63%

Comparable Group
CSBC	Citizens South Banking Corp. of NC	0.08%	4.72%	2.20%	2.53%	1.00%	1.53%	0.17%	-0.02%	0.61%	0.76%
CFFC	Community Financial Corp. of VA	1.07%	5.41%	1.96%	3.44%	0.86%	2.58%	0.05%	0.00%	0.71%	0.76%
ESBF	ESB Financial Corp. of PA	0.60%	4.78%	2.93%	1.85%	0.06%	1.78%	0.00%	0.00%	0.33%	0.33%
FABK	First Advantage Bancorp of TN	0.29%	5.05%	1.94%	3.11%	0.19%	2.92%	0.00%	-0.01%	0.41%	0.40%
FFCH	First Financial Holdings Inc. of SC	0.90%	5.78%	2.05%	3.72%	2.05%	1.68%	0.13%	-0.07%	1.87%	1.93%
GSLA	GS Financial Corp. of LA	0.33%	5.63%	2.52%	3.11%	0.08%	3.03%	0.00%	-0.02%	-0.12%	-0.14%
HBCP	Home Bancorp Inc. Lafayette LA	0.74%	5.76%	1.26%	4.50%	0.19%	4.31%	0.00%	0.00%	0.68%	0.67%
JFBI	Jefferson Bancshares Inc. of TN	0.42%	5.27%	2.22%	3.05%	0.18%	2.87%	0.10%	0.00%	0.48%	0.58%
LABC	Louisiana Bancorp, Inc. of LA	0.82%	5.30%	1.99%	3.31%	0.04%	3.27%	0.00%	0.00%	0.19%	0.19%
TSH	Teche Holding Co. of N. Iberia LA (1)	0.93%	5.74%	2.12%	3.62%	0.24%	3.38%	0.01%	0.00%	2.09%	2.11%

		G&A/Other Exp.		Non-Op. Items		Yields, Costs, and Spreads
		G&A Expense	Goodwill Amort.	Net Gains	Extrao. Items	Yield On Assets	Cost Of Funds	Yld-Cost Spread	MEMO: Assets/ FTE Emp.	MEMO: Effective Tax Rate
Charter Financial Corporation
September 30, 2009		2.45%	0.02%	0.33%	0.00%	5.30%	3.22%	2.08%	$4,482	11.66%

All Public Companies
Averages		2.65%	0.15%	-0.14%	0.04%	5.39%	2.56%	2.83%	$6,146	31.09%
Medians		2.65%	0.00%	-0.03%	0.00%	5.38%	2.58%	2.84%	$5,036	30.95%

State of GA
Averages		3.19%	0.14%	-0.06%	0.00%	5.47%	2.82%	2.65%	$4,572	5.95%
Medians		3.19%	0.14%	-0.06%	0.00%	5.47%	2.82%	2.65%	$4,572	5.95%

Comparable Group
Averages		2.78%	0.02%	-0.03%	0.09%	5.69%	2.48%	3.21%	$5,037	29.79%
Medians		2.75%	0.00%	-0.05%	0.00%	5.79%	2.49%	3.20%	$4,680	32.08%

Comparable Group
CSBC	Citizens South Banking Corp. of NC	2.27%	0.04%	0.04%	0.00%	5.19%	2.52%	2.67%	$5,621	NM
CFFC	Community Financial Corp. of VA	2.74%	0.00%	-0.14%	0.00%	5.69%	2.16%	3.53%	$3,491	NM
ESBF	ESB Financial Corp. of PA	1.24%	0.03%	-0.09%	0.00%	5.14%	3.21%	1.93%	$7,917	14.58%
FABK	First Advantage Bancorp of TN	3.19%	0.00%	0.34%	0.00%	5.31%	2.47%	2.85%	$4,249	37.09%
FFCH	First Financial Holdings Inc. of SC	3.44%	0.02%	-0.12%	0.88%	6.15%	2.27%	3.89%	NM	NM
GSLA	GS Financial Corp. of LA	2.77%	0.00%	0.30%	0.00%	5.89%	2.88%	3.02%	$6,451	33.50%
HBCP	Home Bancorp Inc. Lafayette LA	3.41%	0.00%	-0.49%	0.00%	6.08%	1.68%	4.40%	$3,441	28.74%
JFBI	Jefferson Bancshares Inc. of TN	2.65%	0.09%	-0.02%	0.00%	5.94%	2.57%	3.37%	$4,015	32.08%
LABC	Louisiana Bancorp, Inc. of LA	2.14%	0.00%	-0.02%	0.00%	5.37%	2.74%	2.63%	$5,111	33.58%
TSH	Teche Holding Co. of N. Iberia LA (1)	3.94%	0.01%	-0.16%	0.00%	6.13%	2.35%	3.79%	NM	28.96%

(1)	Financial information is for the quarter ending June 30, 2009.

Source: SNL Financial, LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

RP® Financial, LC.	PEER GROUP ANALYSIS III.13

From the perspective of core earnings, the impact of the Company’s comparatively weaker net interest margin was mitigated to an extent by Charter Financial’s lower operating expense ratio and higher level of non-interest income.  For the period covered in Table 3.3, the Company and the Peer Group reported operating expense to average assets ratios of 2.47% and 2.80%, respectively (inclusive of the amortization and impairment expense of intangible assets).  In general, the Company’s lower operating expense ratio is indicative of its asset investment and funding strategies which focused more heavily on investments and wholesale borrowings and deposits which are less expensive to acquire and service.

The Company also benefited from a comparatively high level of non-interest income, which equaled 0.88% of average assets, which is above both the Peer Group average (0.76% of average assets) and the average for all publicly-traded thrifts (0.72% of average assets).  The high ratio is the result of both deposit account service charges and insufficient funds fees imposed on the Company’s deposit accounts as well as to other miscellaneous income items such as brokerage commission and BOLI income.

Charter Financial’s efficiency ratio (operating expenses as a percent of the sum of non-interest operating income and net interest income) of 83.0% is less favorable than the Peer Group’s ratio of 70.4%.  On a post-offering basis, the efficiency ratio and the underlying core earnings rate may be subject to increase as Charter Financial’s management believes that the NCB acquisition will be accretive to the Company’s earnings as the benefits of the transaction are fully realized.  Moreover, the Company’s earnings will also benefit from the reinvestment of the offering proceeds net of the incremental expenses incurred as a result of the increased expense attributable to the stock benefit plans.

Loan loss provisions reflect an increasing trend for the Company and equaled 0.53% of average assets for Charter Financial for the twelve months ended September 30, 2009, versus an average of 0.49% for the Peer Group.  While the Company is anticipating that its loan loss provisions may be lower in the future, estimating the level of future loan loss provisions is difficult in the current operating environment and may be predicated on the stabilization of Charter Financial’s credit quality ratios, both on assets originated by Charter Financial and assets acquired from NCB.

Non-operating income totaled 0.33% for Charter Financial versus an average expense of 0.03% for the Peer Group.  Typically, such gains and losses are discounted in valuation analyses as they tend to have a relatively high degree of volatility, and thus are not considered part of core operations.  In this appraisal, for both Charter Financial’s and the Peer Group, we have considered earnings and profitability before and after such net gains and losses.

RP® Financial, LC.	PEER GROUP ANALYSIS III.14

The Company’s effective tax rate for the last s of 11.66% is lower than the Peer Group average tax rate of 29.79%. The Company’s relatively low tax rate is partially the result of BOLI and other tax exempt income.  In the event the future level of earnings increases for the Company, taxable income may likely comprise a greater proportion of net income and the Company’s average tax rate could be higher.

Loan Composition

Table 3.4 presents the most recent data related to the Company’s and the Peer Group’s loan portfolio compositions, as well as data pertaining to investment in mortgage-backed securities, loans serviced for others, and risk-weighted assets.  Importantly, the loan portfolio composition for the Company includes all loans acquired with NCB segregated into the appropriate loan categories, which we believe is appropriate for purposes of this specific analysis, while the prospectus disclosure for loans aggregates all loans covered by FDIC loss sharing together.

The Company’s loan portfolio composition reflected a lower concentration of 1-4 family permanent mortgage loans and mortgage-backed securities than maintained by the Peer Group (35.0% of assets versus 45.3% for the Peer Group).  The Company’s investment in residential loans was supported by a higher concentration of mortgage-backed securities (21.5% for the Company versus an average of 16.1% for the Peer Group), as the Company’ ratio of 1-4 family permanent mortgage loans was substantially lower than the Peer Group average (13.5% for Charter Financial versus an average of 29.2% of assets for the Peer Group).  Loans serviced for others and mortgage servicing assets are limited for Charter Financial

The Company’s lending activities show greater diversification in multi-family and commercial mortgage lending.  Specifically, multi-family and commercial mortgage loans represented 37.3% of assets, which was greater than the 18.6% average ratio for the Peer Group.  The Peer Group maintained construction loan (9.7% of assets), business loan (4.8% of assets) and consumer loan (3.8%) portfolios, while these portfolios were modestly smaller for the Company, with Charter Financial reporting 7.1% of assets in construction loans, 2.8% in commercial business loans and 3.7% in consumer loans.  Overall, the Company’s and Peer Group’s risk-weighted assets-to-assets ratio were relatively similar, equal to 64.04% and 65.77%, respectively.

RP® Financial, LC.	PEER GROUP ANALYSIS III.15

Table 3.4
Loan Portfolio Composition and Related Information
Comparable Institution Analysis
As of September 30, 2009

		Portfolio Composition as a Percent of Assets
Institution		MBS	1-4 Family	Constr. & Land	5+Unit Comm RE	Commerc. Business	Consumer	RWA/ Assets	Serviced For Others	Servicing Assets
		(%)	(%)	(%)	(%)	(%)	(%)	(%)	($000)	($000)

Charter Financial Corporation		21.52%	13.46%	7.11%	37.27%	2.80%	3.67%	64.04%	$11,341	$0

All Public Companies
Averages		13.11%	34.83%	5.80%	22.16%	4.67%	2.30%	66.89%	$611,735	$5,606
Medians		11.16%	35.02%	4.23%	20.32%	3.28%	0.61%	67.64%	$43,205	$130

State of GA
Averages		14.04%	33.00%	5.81%	13.66%	5.65%	8.69%	68.58%	$1,445	$0
Medians		14.04%	33.00%	5.81%	13.66%	5.65%	8.69%	68.58%	$1,445	$0

Comparable Group
Averages		16.05%	29.20%	9.73%	18.56%	4.81%	3.80%	65.77%	$139,855	$1,246
Medians		13.74%	28.20%	9.80%	18.89%	4.40%	2.19%	64.77%	$7,155	$7

Comparable Group
CSBC	Citizens South Banking Corp. of NC	5.01%	24.38%	17.88%	27.10%	4.95%	0.53%	76.50%	$0	$0
CFFC	Community Financial Corp. of VA	0.00%	35.00%	16.55%	23.14%	9.96%	8.58%	86.35%	$4,700	$0
ESBF	ESB Financial Corp. of PA	40.55%	20.51%	2.09%	5.52%	1.43%	3.68%	49.29%	$9,610	$38
FABK	First Advantage Bancorp of TN	20.88%	17.45%	13.80%	19.40%	6.31%	1.09%	60.88%	$1,240	$0
FFCH	First Financial Holdings Inc. of SC	13.64%	38.87%	10.62%	12.39%	2.86%	11.22%	77.39%	$1,220,700	$11,166
GSLA	GS Financial Corp. of LA	13.84%	32.92%	8.97%	23.64%	1.87%	0.56%	59.75%	$68,850	$758
HBCP	Home Bancorp Inc. Lafayette LA	15.45%	28.37%	7.98%	18.38%	6.44%	3.11%	62.96%	$29,360	$8
JFBI	Jefferson Bancshares Inc. of TN	3.49%	24.22%	11.97%	26.53%	10.26%	1.27%	78.60%	$0	$0
LABC	Louisiana Bancorp, Inc. of LA	39.79%	28.03%	0.29%	14.93%	0.14%	0.38%	39.39%	$3,250	$5
TSH	Teche Holding Co. of N. Iberia LA (1)	7.86%	42.21%	7.14%	14.61%	3.85%	7.57%	66.57%	$60,840	$482

(1)	Financial information is for the quarter ending June 30, 2009.

Source:
SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2009 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.16

Credit Risk

The Company acquired a large balance of poorly underwritten and otherwise credit impaired assets as a result of the NCB acquisition which increased the balance of NPAs and delinquent loans.  Importantly, the acquired credit-impaired assets are covered under the FDIC loss sharing agreement and have also been marked-to-market creating significant purchase discounts (i.e., both fair value discounts to cover future losses upon disposition and accretable discounts to provide a periodic return on acquired NCB assets until their ultimate resolution or disposition).  Charter Financial’s management believes that the accretion of the purchase discounts coupled with the presence of fair value non-accretable discounts to account for the current market value of the assets minimize the risk of the acquired assets to the Company’s equity and earnings.

Accordingly, the analysis herein assesses the Company’s credit risk exposure relative to the Peer Group focuses on the Company’s non-covered assets, the majority of which were originated or purchased by Charter Financial. On this basis, the ratio of NPAs/assets equaled 1.93% for the Company versus an average of 1.39% for the Peer Group as shown in Table 3.5.  The modestly higher ratio of NPAs reported by the Company was the result of both a higher ratio of non-performing loans/loans and REO/assets.  The Company maintained a lower level of loss reserves as a percent of non-covered non-performing loans (70.10% versus 107.30% for the Peer Group) while reserves in comparison to NPAs was modestly lower (51.58% versus an average of 90.60% for the Peer Group) and reserves to total loans were higher (1.69% versus an average of 1.32% for the Peer Group).  Chargeoffs equaled 0.71% of loans for the Company and 0.62% of loans for the Peer Group.

Interest Rate Risk

Table 3.6 reflects various key ratios highlighting the relative interest rate risk exposure of the Company versus the Peer Group.  In terms of balance sheet composition, Charter Financial’s pro forma interest rate risk characteristics were considered to be slightly more favorable than those of the Peer Group.  While the Company’s operates with lower tangible equity-to-assets and IEA/IBL ratios, the infusion of stock proceeds should serve to improve these ratios relative to the Peer Group.  Moreover, the shortfall in these ratios is partially attributable to the Company’s significant investment in BOLI, which generates fee income as the cash surrender value increases, and the presence of the FDIC indemnification asset.  The non-earning FDIC indemnification asset will be diminishing over time as cash is received from the FDIC pursuant to the loss share coverage agreement thereby reducing the level of non-interest earning assets to an extent.

RP® Financial, LC.	PEER GROUP ANALYSIS III.17

Table 3.5
Credit Risk Measures and Related Information
Comparable Instituion Analysis
As of September 30, 2009 or Most Recent Date Available

Institution		REO/ Assets	NPAs & 90+Del/ Assets	NPLs/ Loans	Rsrves/ Loans	Rsrves/ NPLs	Rsrves/ NPAs & 90+Del	Net Loan Chargoffs	NLCs/ Loans
		(%)	(%)	(%)	(%)	(%)	(%)	($000)	(%)

Charter Financial Corporation (2)		0.51%	1.93%	2.41%	1.69%	70.10%	51.58%	$3,463	0.71%

All Public Companies
Averages		0.43%	2.91%	3.27%	1.54%	74.55%	60.19%	$1,540	0.75%
Medians		0.17%	1.54%	2.36%	1.20%	54.58%	46.36%	$482	0.20%

State of GA
Averages		0.26%	4.85%	6.70%	2.45%	43.09%	40.50%	$1,984	1.23%
Medians		0.26%	4.85%	6.70%	2.45%	43.09%	40.50%	$1,984	1.23%

Comparable Group
Averages		0.30%	1.39%	1.52%	1.32%	107.30%	90.60%	$1,323	0.62%
Medians		0.31%	1.19%	1.25%	1.22%	92.11%	70.70%	$313	0.33%

Comparable Group
CSBC	Citizens South Banking Corp. of NC	0.42%	NA	NA	1.54%	NA	NA	$3,161	2.03%
CFFC	Community Financial Corp. of VA	0.49%	2.87%	2.54%	1.28%	50.32%	41.76%	$230	0.18%
ESBF	ESB Financial Corp. of PA	0.03%	0.27%	0.68%	0.92%	135.07%	117.72%	$192	0.11%
FABK	First Advantage Bancorp of TN	0.01%	0.29%	0.48%	1.29%	266.26%	255.92%	$25	0.05%
FFCH	First Financial Holdings Inc. of SC	0.63%	2.92%	2.99%	2.55%	85.13%	66.77%	$7,307	1.10%
GSLA	GS Financial Corp. of LA	0.68%	2.21%	2.24%	1.46%	65.14%	45.11%	$143	0.31%
HBCP	Home Bancorp Inc. Lafayette LA	0.00%	0.66%	1.03%	0.96%	93.11%	93.11%	$37	0.04%
JFBI	Jefferson Bancshares Inc. of TN	0.36%	1.42%	1.43%	0.95%	66.07%	49.42%	$427	0.35%
LABC	Louisiana Bancorp, Inc. of LA	0.17%	0.72%	1.25%	1.15%	92.11%	70.70%	$396	1.12%
TSH	Teche Holding Co. of N. Iberia LA (1)	0.26%	1.19%	1.02%	1.14%	112.53%	74.86%	$1,316	0.86%

(1)	Financial information is for the quarter ending June 30, 2009.
(2)	Adjusted to exclude the impact of covered assets consistent w ith the prospectus disclosure.

Source:
SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2009 by RP® Financial, LC.

RP® Financial, LC.	PEER GROUP ANALYSIS III.18

Table 3.6
Interest Rate Risk Measures and Net Interest Income Volatility
Comparable Institution Analysis
As of September 30, 2009 or Most Recent Date Available

		Balance Sheet Measures
		Tangible		Non-Earn.	Quarterly Change in Net Interest Income
		Equity/	IEA/	Assets/
Institution		Assets	IBL	Assets	9/30/2009	6/30/2009	3/31/2009	12/31/2008	9/30/2008	6/30/2008
		(%)	(%)	(%)	(change in net interest income is annualized in basis points)

Charter Financial Corporation		9.9%	100.2%	11.8%	43	-21	-6	3	-18	-7

All Public Companies		10.5%	107.9%	6.0%	7	1	-5	-3	8	12
State of GA		10.0%	104.4%	7.6%	26	-8	11	-30	-10	10

Comparable Group
Averages		12.9%	111.1%	6.1%	4	14	-5	-2	6	13
Medians		9.0%	105.0%	5.8%	4	15	1	-1	4	14

Comparable Group
CSBC	Citizens South Banking Corp. of NC	9.0%	104.9%	9.0%	14	14	-11	-14	16	1
CFFC	Community Financial Corp. of VA	8.8%	104.5%	5.2%	42	16	2	-4	2	2
ESBF	ESB Financial Corp. of PA	6.3%	103.3%	6.7%	10	10	5	4	11	18
FABK	First Advantage Bancorp of TN	20.1%	120.7%	4.6%	18	-7	-15	-22	-17	25
FFCH	First Financial Holdings Inc. of SC	8.9%	105.1%	7.2%	-35	72	11	7	-3	24
GSLA	GS Financial Corp. of LA	10.5%	108.0%	4.4%	4	-15	-1	-23	18	25
HBCP	Home Bancorp Inc. Lafayette LA	24.9%	127.7%	5.1%	-2	18	8	66	NA	NA
JFBI	Jefferson Bancshares Inc. of TN	8.6%	101.3%	11.5%	-7	16	-47	-39	20	-6
LABC	Louisiana Bancorp, Inc. of LA	23.8%	132.1%	1.4%	-10	-6	-4	2	0	10
TSH	Teche Holding Co. of N. Iberia LA (1)	8.4%	103.8%	6.3%	NA	19	6	4	4	14

(1)	Financial information is for the quarter ending June 30, 2009.
NA=Change is greater than 100 basis points during the quarter.

Source:
SNL Financial LC. and RP® Financial, LC. calculations. The information provided in this table has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2009 by RP® Financial, LC.

interest

RP® Financial, LC.	PEER GROUP ANALYSIS III.19

To analyze interest rate risk associated with the net interest margin, we reviewed quarterly changes in net interest income as a percent of average assets for Charter Financial and the Peer Group.  In general, the relative fluctuations in the Company’s and the Peer Group’s net interest income to average assets ratios were considered to be slightly greater than the Peer Group average but well within the range of the Peer Group companies individually and, thus, based on the interest rate environment that prevailed during the period analyzed in Table 3.5, Charter Financial’s and the Peer Group were viewed as maintaining a similar degree of interest rate risk exposure in their respective net interest margins.  The stability of the Company’s net interest margin should be enhanced by the infusion of stock proceeds, as the increase in capital will reduce the level interest rate sensitive liabilities funding Charter Financial’s assets.

Summary

Based on the above analysis and the criteria employed in the selection of the companies for the Peer Group, RP Financial concluded that the Peer Group forms a reasonable basis for determining the pro forma market value of Charter Financial.  Such general characteristics as asset size, equity position, IEA composition, funding composition, core earnings measures, loan composition, credit quality and exposure to interest rate risk all tend to support the reasonability of the Peer Group from a financial standpoint.  Those areas where differences exist will be addressed in the form of valuation adjustments to the extent necessary.

RP® Financial, LC.	VALUATION ANALYSIS
IV.1

IV.  VALUATION ANALYSIS

Introduction

This section presents the valuation analysis and methodology used to determine Charter Financial’s estimated pro forma market value of the common stock to be issued in conjunction with the Second Step Conversion transaction. The valuation incorporates the appraisal methodology promulgated by the Federal and state banking agencies for standard conversions and mutual holding company offerings, particularly regarding selection of the Peer Group, fundamental analysis on both the Company and the Peer Group, and determination of the Company’s pro forma market value utilizing the market value approach.

Appraisal Guidelines

The OTS written appraisal guidelines, originally released in October 1983 and updated in late-1994, and adopted in practice by the Department and the FDIC, specify the market value methodology for estimating the pro forma market value of an institution.  The OTS written appraisal guidelines specify the market value methodology for estimating the pro forma market value of an institution pursuant to a mutual-to-stock conversion.  Pursuant to this methodology:  (1) a peer group of comparable publicly-traded institutions is selected; (2) a financial and operational comparison of the subject company to the peer group is conducted to discern key differences; and (3) a valuation analysis in which the pro forma market value of the subject company is determined based on the market pricing of the peer group as of the date of valuation, incorporating valuation adjustments for key differences.  In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, must be considered.

RP Financial Approach to the Valuation

The valuation analysis herein complies with such regulatory approval guidelines.  Accordingly, the valuation incorporates a detailed analysis based on the Peer Group, discussed in Section III, which constitutes “fundamental analysis” techniques.  Additionally, the valuation incorporates a “technical analysis” of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings.  It should be noted that these valuation analyses cannot possibly fully account for all the market forces which impact trading activity and pricing characteristics of a particular stock on a given day.

RP® Financial, LC.	VALUATION ANALYSIS
IV.2

The pro forma market value determined herein is a preliminary value for the Company’s to-be-issued stock.  Throughout the conversion process, RP Financial will:  (1) review changes in Charter Financial’s operations and financial condition; (2) monitor Charter Financial’s operations and financial condition relative to the Peer Group to identify any fundamental changes; (3) monitor the external factors affecting value including, but not limited to, local and national economic conditions, interest rates, and the stock market environment, including the market for thrift and bank stocks; and (4) monitor pending conversion offerings, particularly second step conversion (including those in the offering phase), both regionally and nationally, if any.  If material changes should occur during the second step conversion process, RP Financial will evaluate if updated valuation reports should be prepared reflecting such changes and their related impact on value, if any.  RP Financial will also prepare a final valuation update at the closing of the offering to determine if the prepared valuation analysis and resulting range of value continues to be appropriate.

The appraised value determined herein is based on the current market and operating environment for the Company and for all thrifts.  Subsequent changes in the local and national economy, the legislative and regulatory environment, the stock market, interest rates, and other external forces (such as natural disasters or major world events), which may occur from time to time (often with great unpredictability) may materially impact the market value of all thrift stocks, including Charter Financial’s value, or Charter Financial’s value alone.  To the extent a change in factors impacting the Company’s value can be reasonably anticipated and/or quantified, RP Financial has incorporated the estimated impact into the analysis.

Valuation Analysis

A fundamental analysis discussing similarities and differences relative to the Peer Group was presented in Chapter III.  The following sections summarize the key differences between the Company and the Peer Group and how those differences affect the pro forma valuation.  Emphasis is placed on the specific strengths and weaknesses of the Company relative to the Peer Group in such key areas as financial condition, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and/or regulatory reform.  We have also considered the market for thrift stocks, in particular new issues, to assess the impact on value of the Company coming to market at this time.

RP® Financial, LC.	VALUATION ANALYSIS
IV.3

1.           Financial Condition

The financial condition of an institution is an important determinant in pro forma market value because investors typically look to such factors as liquidity, capital, asset composition and quality, and funding sources in assessing investment attractiveness.  The similarities and differences in the Company’s and the Peer Group’s financial strengths are noted as follows:

●
Overall Asset/Liability Composition.  Loans and investments funded by retail deposits were the primary components of the Company’s and Peer Group’s balance sheets.  The Company’s interest-earning asset composition exhibited a lower concentration of loans with a greater concentration of multi-family and commercial mortgage loans while the Peer Group’s loan portfolio was more heavily oriented toward residential mortgage lending inclusive of their investment in MBS.  The Company’s funding base is somewhat different than the Peer Group’s as it relies more heavily on higher cost borrowings and jumbo brokered CDs and credit union CDs.  The Company maintained a lower IEA/IBL ratio of 100.2%, versus 110.3% for the Peer Group on average.  The anticipated use of proceeds should improve the Company’s IEA/IBL ratio, minimizing the disparity with the Peer Group.

●
Credit Risk Profile.  In comparison to the Peer Group, the Company maintained higher levels of NPAs and non-performing loans.  Loss reserves maintained as a percent of total loans were higher for the Company while reserves in comparison to NPAs were lower.  Importantly, the foregoing credit quality ratios in comparison to the Peer Group do not include the impact of non-performing covered assets where the risk of loss to the Company has been substantially diminished as a result of FDIC loss sharing and the establishment of fair value discounts on estimated losses not covered under loss sharing agreements with the FDIC.

●
Balance Sheet Liquidity.  For the most recent period, the Company maintained a higher level of cash and investment securities relative to the Peer Group.  Following the infusion of stock proceeds, the Company’s cash and investments ratio is expected to increase as a portion of the proceeds will be initially retained in cash equivalent instruments such as Federal funds with the remaining balance invested into MBS or loans (immediately or shortly following the offering).  The Company’s future borrowing capacity was considered to be more limited than the Peer Group’s capacity based on its current higher utilization of borrowings in comparison to the Peer Group.

RP® Financial, LC.	VALUATION ANALYSIS
IV.4

●
Funding Liabilities.  The Company’s interest-bearing funding composition reflected a lower concentration of deposits and a higher concentration of borrowings relative to the comparable Peer Group ratios.  In total, the Company maintained a higher level of interest-bearing liabilities than the Peer Group which, coupled with the higher cost of funds owing to the large balances of borrowed funds and jumbo CDs, contributed to Charter Financial’s high ratio of net interest expense to average assets.  Following the stock offering, the increase in the Company’s equity position should serve to reduce the level of interest-bearing liabilities funding assets to a ratio more closely approximating the Peer Group’s ratio.

●
Equity.  The Company maintains a tangible equity-to-assets ratio which fell below the Peer Group’s average and median on a pre-conversion basis.  However, following the stock offering, Charter Financial’s pro forma capital position will exceed the Peer Group’s tangible equity-to-assets ratio.  The increase in the Company’s pro forma capital position will result in greater leverage potential and reduce the level of interest-bearing liabilities utilized to fund assets.  At the same time, the Company’s more significant capital surplus will likely suppress the pro forma ROE over the short to intermediate term until earnings growth and leveraging of the capital surplus can be achieved.

On balance, a slight upward adjustment was determined to be appropriate for financial condition, attributable primarily to the Company’ s stronger pro forma balance sheet liquidity and capital position.

 2.           Profitability, Growth and Viability of Earnings

Earnings are a key factor in determining pro forma market value, as the level and risk characteristics of an institution’s earnings stream and the prospects and ability to generate future earnings heavily influence the multiple that the investment community will pay for earnings.  The major factors considered in the valuation are described below.

●
Reported Profitability.  On a historical basis, the Company reported lower earnings than the Peer Group based on a return on average assets (“ROAA”) measures equal to 0.27% percent for the Company and 0.62% for the Peer Group.  A weaker net interest margin and higher loan loss provisions were the primary factors leading to the shortfall as Charter Financial’s earnings were supported to a greater extent by non-operating gains and the Company operated with favorable ratios of non-interest income and operating expenses.  Reinvestment of the net conversion proceeds into interest-earning assets will increase the Company’s profitability, after taking into account the additional expenses related to the new stock benefit plans that will be implemented in connection with or after the second-step offering (6.0% ESOP, 4.0% RRP and 10.0% stock options with the percentages reflecting the amount in relation to the shares sold to the public).

●
Core Profitability.  As referenced above, the Company’s earnings were supported by non-operating gains to a greater extent than the Peer Group’s earnings.  The Company’s higher efficiency ratio (83.0% for Charter Financial versus 70.4% for the Peer Group) is indicative of the lower core earnings rate based on historical earnings.

RP® Financial, LC.	VALUATION ANALYSIS
IV.5

●
Interest Rate Risk.  Quarterly changes in the Company’s and the Peer Group’s net interest income to average assets ratios indicated the degree of volatility associated with the Company’s and the Peer Group’s net interest margins fell within the range exhibited by the Peer Group.  Other measures of interest rate risk such as the capital and the IEA/IBL ratio were less favorable for the Company, thereby indicating that the Company maintained a higher dependence on the yield-cost spread to sustain net interest income.  On a pro forma basis, the Company’s capital position and IEA/IBL ratio will be enhanced by the infusion of stock proceeds and, thus, diminish the Peer Group’s relative advantage in this regard.

●
Credit Risk.  Loan loss provisions were a more significant factor in the Company’s earnings in comparison to the Peer Group.  In terms of the future exposure to credit-related losses, the Company’s credit risk exposure was similar based on the level of NPAs and reserve coverage ratios (i.e., reserve coverage in relation to total loans was higher than the Peer Group while reserves as a percent of NPAs was lower).  The credit risk of the acquired NCB assets in relation to the Peer Group has been diminished by the presence of the FDIC loss sharing agreement and the mark-to-market purchase accounting adjustment applied by the Company.

●
Earnings Growth Potential.  Several factors were considered in assessing earnings growth potential.  First, the infusion of stock proceeds will increase the Company’s earnings growth potential with respect to increasing earnings through leverage.  Secondly, the fiscal 2009 earnings results do not fully reflect the impact of the NCB acquisition which should benefit the Company over the long term in a number of ways including the market expansion, earnings on acquired assets and the ability to fund operations with retail deposits to a greater extent.  Third, the Company’s market area provides opportunities for growth through acquisition because many competing financial institutions have been forced to retrench their operations in the face of asset quality problems and operating losses.  As a result, growth opportunities (both organic growth and through acquisition) have been enhanced as a result.  And fourth, the Company has stated its intention to pursue such growth opportunities, including seeking additional FDIC assisted transactions, based on their availability.

●
Return on Equity.  The Company’s pro forma return on equity based on reported core earnings (excluding net non-operating expenses but including trailing twelve month loan loss provisions) will be lower than the Peer Group average and median.  The ROE may be subject to increase over the near term as the earnings benefits of the NCB acquisition are realized into earnings and over the longer term if the Company can successfully execute its earnings growth strategies.

Overall, we concluded that a moderate upward adjustment for profitability, growth and viability of earnings was appropriate, primarily in view of the potential for earnings growth as the benefits of the NCB acquisition are realized and based on the potential for the Company to execute other earnings growth strategies predicated, in part, on market opportunity.

RP® Financial, LC.	VALUATION ANALYSIS
IV.6

3.           Asset Growth

The Company recorded stronger asset growth than the Peer Group, primarily owing to the completion of the NCB acquisition.  On a pro forma basis, the Company’s tangible equity-to-assets ratio will exceed the Peer Group’s ratio, indicating greater leverage capacity for the Company.  The Company’s post-conversion business plan is to leverage pro forma capital through a combination of organic growth and complementary acquisitions, focusing on expanding the retail banking operations.  Given the uncertainty associated with de novo branching and acquisition related growth, the Company’s ability to leverage capital in a timely and effective manner involves a certain degree of execution risk.  At the same time, the current market environment in Georgia is favorable for a well capitalized institution to grow but this is also true for the well-capitalized Peer Group companies, most of which are based in the southeast region of the U.S.  On balance, we have applied a slight upward valuation adjustment was warranted for this factor.

4.           Primary Market Area

The general condition of a financial institution’s market area has an impact on value, as future success is in part dependent upon opportunities for profitable activities in the local market area.  Operating in the I-85 corridor from suburban Atlanta to eastern Alabama, the Company faces significant competition for loans and deposits from larger financial institutions, which provide a broader array of services and have significantly larger branch networks.

Demographic and economic trends and characteristics in the Company’s primary market area are mixed, but the Troup and Chambers County markets where Charter Financial has historically been based and where the largest portion of its deposit base is gathered are small markets with limited growth potential (see Exhibit III-3).  Moreover, favorable growth trends for other markets where Charter Financial maintains a more limited presence, such as Coweta and Gwinnett Counties in the Atlanta metropolitan area, may be impacted by the severe recession being experienced in the Georgia market.  Income levels in the Company’s markets cover a broad range but are generally modest in the Troup and Chambers County markets.

RP® Financial, LC.	VALUATION ANALYSIS
IV.7

The deposit market share exhibited by the Company fell within the Peer Group range.  As shown in Exhibit III-3, the Company maintains a relatively strong market share in the Troup and Chambers County markets in comparison to the Peer Group averages and medians but its market share is comparatively lower in most other markets.  Troup and Chambers Counties also have relatively high unemployment rates in relation to the Peer Group average and median.

On balance, we concluded that a no adjustment was appropriate for the Company’s market area.

5.           Dividends

Charter Financial Corporation has paid a quarterly cash dividend since September 2002. As of September 30, 2009, Charter Financial Corporation paid a quarterly cash dividend of $0.25 per share, which equals $1.00 per share on an annualized basis.  After the conversion, the Board of Directors has indicated that the dividend rate and the continued payment of dividends will depend on a number of factors, including the Company’s capital requirements, acquisition opportunities, financial condition and results of operations, tax considerations, statutory and regulatory limitations, and general economic conditions.  The Board has further indicated that it expects that the dividend will be significantly reduced or eliminated in the future

Seven of the ten Peer Group companies pay regular cash dividends, with implied dividend yields ranging from 1.54% to 4.49%.  The average dividend yield on the stocks of the Peer Group institutions was 1.93% as of December 4, 2009, representing an average payout ratio of 23.48% of earnings.  As of December 4, 2009, approximately 70% of all fully-converted publicly-traded thrifts had adopted cash dividend policies (see Exhibit IV-1), exhibiting an average yield of 2.30%.  The dividend paying thrifts generally maintain higher than average profitability ratios, facilitating their ability to pay cash dividends.

While the Company has not established a definitive dividend policy prior to converting, the Company will have the capacity to pay a dividend comparable to the Peer Group’s average dividend yield based on pro forma earnings and capitalization.  Because of the Company’s comparable dividend paying capacity, we concluded that no adjustment was warranted for this factor.

RP® Financial, LC.	VALUATION ANALYSIS
IV.8

6.           Liquidity of the Shares

The Peer Group is by definition composed of companies that are traded in the public markets.  Nine of the ten Peer Group members trade on the NASDAQ while one company trades on the AMEX.  Typically, the number of shares outstanding and market capitalization provides an indication of how much liquidity there will be in a particular stock.  The market capitalization of the Peer Group companies ranged from $16.8 million to $206.5 million as of December 4, 2009, with average and median market values of $77.3 million and $56.5 million, respectively.  The shares issued and outstanding to the public shareholders of the Peer Group members ranged from 1.3 million to 15.9 million, with both average and median shares outstanding of 6.8 million and 6.0 million, respectively.  The Company’s pro forma market value and shares outstanding for the Company will modestly exceed the Peer Group average and median, but fall within the Peer Group range.  Like all but one of the Peer Group companies, the Company’s stock will be quoted on the NASDAQ following the stock offering.  Based on the foregoing, we have applied a slight upward adjustment for this factor.

7.           Marketing of the Issue

We believe that three separate markets exist for thrift stocks, including those coming to market such as Charter Financial:  (a) the after-market for public companies, in which trading activity is regular and investment decisions are made based upon financial condition, earnings, capital, ROE, dividends and future prospects; (b) the new issue market in which converting thrifts are evaluated on the basis of the same factors, but on a pro forma basis without the benefit of prior operations as a fully-converted publicly-held company and stock trading history;  (c) the acquisition market for thrift and bank franchises in Georgia; and (d) the market for the public stock of Charter Financial.  All of these markets were considered in the valuation of the Company’s to-be-issued stock.

a.           The Public Market

The value of publicly-traded thrift stocks is easily measurable, and is tracked by most investment houses and related organizations.  Exhibit IV-1 provides pricing and financial data on all publicly-traded thrifts.  In general, thrift stock values react to market stimuli such as interest rates, inflation, perceived industry health, projected rates of economic growth, regulatory issues and stock market conditions in general.  Exhibit IV-2 displays historical stock market trends for various indices and includes historical stock price index values for thrifts and commercial banks.  Exhibit IV-3 displays historical stock price indices for thrifts only.

RP® Financial, LC.	VALUATION ANALYSIS
IV.9

In terms of assessing general stock market conditions, the performance of the overall stock market has been mixed in recent quarters.  Stocks started 2009 on an upswing for the first two trading days in 2009 which was followed by a one day decline of 245 points in the Dow Jones Industrial Average (“DJIA”).  Profit warnings and more evidence of rising unemployment were factors that contributed to the sell-off.  Growing concern that the bear market wasn’t over and the start of an expected dismal fourth quarter earnings season accelerated the slide in the broader stock market going into mid-January.  The downturn in stocks continued into the second half of January, led by a sell-off in bank stocks amid multi-billion dollar fourth quarter losses posted by some large banks both in the U.S. and Europe.  Following a brief rebound in late-January, more weak economic data pushed stocks lower at the close of January providing for the worst January performance in the DJIA on record.

Stocks traded unevenly in early-February 2009 and then plunged to new bear market lows in mid-February, based on growing fears of a meltdown in the broader global economy.  The negative sentiment in stocks generally continued to prevail through the balance of February and into the start of March, as investors around the globe bet on a prolonged recession and a sustained earnings downturn with the DJIA tumbling below 7000 in early-March for the first time in twelve years.  With growing concerns of Citigroup becoming nationalized, the DJIA was down by 25% for the year through the first week of March.  Stocks rebounded heading in mid-March on rekindled hopes that banks would weather the financial crisis and positive economic data showing a pick up in new home construction in February.  The broader stock market advance strengthened in late-March, as stocks soared after the White House unveiled its plan to clean up banks’ balance sheets.  Strong demand in an auction of seven year Treasury notes helped to push the DJIA into bull market territory in late-March, which was followed by a pullback as the U.S. Government threatened bankruptcy for GM and Chrysler.  Overall, the first quarter was the sixth straight losing quarter for the DJIA, although the DJIA was up 7.7% in March.

A positive report on manufacturing activity in March and an easing of mark-to-market accounting rules on troubled assets fueled gains in the broader stock market at the start of the second quarter of 2009.  For most of April, there were no sustained trends in the broader stock market as investors evaluated signs of an economic recovery and a mix of positive and negative first quarter earnings reports.  Overall, strong earnings from some bellwether companies supported a 7.4% increase in the DJIA for the month of April.  Stocks generally trended higher in early-May on some positive economic signs, which included April employment data that showed the pace of layoffs slowed.  Mixed economic data and profit taking provided day-to-day fluctuations in the broader stock market through the balance of May, with the DJIA posting a 2.9 % gain for the month.  The broader stock market traded in a relatively narrow range during the first half June, which was followed by a pullback in mid-June as hopes for a quick economic recovery faded.  The global economy continued to weigh down stocks heading into late-June, with the DJIA moving back into negative territory for 2009.  More attractive valuations and gains in the energy sector helped to end the broader market downturn in late-June.

RP® Financial, LC.	VALUATION ANALYSIS
IV.10

The downward trend in the broader market resumed in-early July 2009, with the DJIA falling to its lowest level in more than two months amid anxiety about second quarter earnings and a June employment report which showed more job losses than expected.  Stocks rallied in mid-July on strong second quarter earnings reports, which included better-than-expected earnings posted by some bank bellwethers.  The DJIA moved past 9000 going into late-July on more favorable earnings reports and a positive report for new home sales in June.  Fueled by a growing belief that the recession was over and favorable unemployment data for July, the DJIA moved to a new high for 2009 in the first week of August.  The broader stock market fluctuated in a narrow range through mid-August, reflecting uncertainty over the sustainability of the economic recovery.  Better-than-expected economic data for housing and consumer confidence sustained a positive trend in the stock market in late-August, the DJIA moving to new highs for the year.

The broader stock market faltered at the start of September 2009, as investors worried the summer rally would give way to a correction.  Encouraging economic data led a rebound in the stock moving into mid-September, which was followed by a pullback on disappointing housing data for August.  Stocks spiked higher in late-September on news of some large merger deals.  Despite closing lower at the end of September, the Dow Jones Industrial Average (“DJIA”) had its best third quarter since 1939 with a 15% for the quarter.  Stocks started October with a sell-off, as investors reacted negatively to economic data showing a slowdown in manufacturing activity from August to September and more job losses than expected for September.  Energy and material stocks led a stock market rally heading into mid-October, as stock markets rallied around the world.  Good earnings reports from J.P. Morgan Chase and Intel pushed the DJIA lifted the DJIA above a 10000 close in mid-October.  Mixed economic data and concerns of the sustainability of the recovery following the removal of the federal stimulus programs provided for volatile trading at the close of October.  Stocks moved higher in early-November, with the DJIA topping 10000 again on renewed optimism about the economy aided by a report that manufacturing activity rose around the world in October.  Expectations that interest rates and inflation would remain low, following a weaker than expected employment report for October, sustained the rally heading into mid-November.  The DJIA hit new highs for the year in mid-November, as investors focused on upbeat earnings from major retailers, signs of economic growth in Asia and the Federal Reserve’s commitment to low interest rates.  Stocks traded unevenly through the second half of November, reflecting investor uncertainty over the strength of the economic recovery and Dubai debt worries.  On December 4, 2009, the DJIA closed at 10388.9, an increase of 20.3% from one year ago and an increase of 18.4% year-to-date, and the NASDAQ closed at 2194.5, an increase of 45.4% from one year ago and an increase of 39.1% year-to-date.  The Standard & Poor’s 500 Index closed at 1105.98 on December 4, 2009, a decrease of 26.2% from one year ago and an increase of 22.4% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.11

The market for thrift stocks has been mixed as well in recent quarters, but in general has underperformed the broader stock market.  Financial stocks continued to weigh heavily on the performance of the broader stock market during the first quarter of 2009, with the deepening recession extending the financial crisis into 2009.  A gloomy economic outlook by the Federal Reserve and indications that the December employment report would show mounting job losses pressured financial stocks lower at the start of 2009.  Bank of America and Citigroup led a downturn in financial stocks going into mid-January, as both companies reported significant fourth quarter losses.  Mounting concerns over the health of the banking system pushed bank and thrift stocks sharply lower going in the second half of January, with some of the nation’s largest banks trading down 30% to 50% in one day amid worse than expected credit quality deterioration reflected in fourth quarter earnings reports.  Oversold thrift stocks bounced higher in late-January and then followed the broader stock market lower to close out January.  After trading in a narrow range in early-February, financial stocks led the market lower into mid-February.  More bad economic data and the lack of detail in the Treasury’s rescue plan for financial institutions contributed to the sell-off in financial stocks.  Counter to the broader market, thrift stocks rebounded slightly at the end of February, which was followed by a sell-off in financial stocks in early-March on growing fears of Citigroup becoming nationalized and the implications of further credit quality deterioration amid the prolonged recession.  Bank and thrift stocks led a rally in the broader market in mid-March, as investors reacted favorably to a Federal Reserve initiative to provide greater support to the mortgage lending and housing markets through the purchase of $750 billion of agency mortgage-backed securities.  The rebound in financial stocks accelerated in late-March, with the release of further details of the U.S. Treasury’s plan to partner with private investors to purchase troubled assets serving as the catalyst to an explosive one day rally.  Following a brief pullback, bank and thrift stocks closed out the first quarter with gains on encouraging signs that bank and thrift stocks may have bottomed out.

RP® Financial, LC.	VALUATION ANALYSIS
IV.12

Thrift stocks underperformed the broader stock market during the second quarter of 2009, with credit quality concerns continuing to weigh on the sector in the face of declining home prices and rising commercial vacancy rates.  Following a neutral start to the second quarter, thrift stocks move higher along with financial stocks in general on Wells Fargo’s mid-April announcement that it would book record first quarter earnings.  Thrift stocks retreated heading into late-April, as investors reacted negatively to first quarter earnings reports showing credit losses growing at Bank of America and Citigroup.  Comments from the Treasury Secretary indicating that the large majority of banks have more capital than they need and a rally in the broader market provided a slight boost to the thrift sector in late-April, which was followed by the thrift sector settling into a narrow trading range during the first half of May.  Thrift stocks dipped along with the broader market heading into second half of May, amid concerns about prolonged economic weakness and Standard & Poor’s warning that it may downgrade its rating of the United Kingdom.  A healthy gain in the May Consumer Confidence Index and a well received auction of seven-year Treasury notes helped thrift stocks to close out May in a positive trend, which continued into the first part of June.  Following a couple weeks of stability in the thrift sector, thrift stocks pulled back along with the broader market on economic and currency concerns.  Another successful Treasury auction helped thrift stocks to rebound modestly in late-June.

Thrift stocks followed the broader market lower at the start of the third quarter of 2009, as a disappointing June employment report and uncertainty over forthcoming second quarter earnings reports weighed on the sector.  Better-than-expected second quarter earnings results posted by some of the large banks fueled a mid-July rally in thrift stocks.  Thrift socks traded unevenly heading into late-July, as trading for the sector was impacted by a mix of favorable and disappointing second quarter earnings reports.  News that sales of new single-family houses were up in June boosted thrift stocks in late-July, with the upward trend being sustained into early-August on a more optimistic outlook for financial stocks as the economy showed more signs of pulling out of the recession.  Thrift stocks pulled back in mid-August on profit taking and worries that earnings improvement may subside for financial stocks in general.  Signs that the housing market was improving boosted thrifts stocks heading into late-August.  This was followed by a slight pull back for the sector on concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market.

RP® Financial, LC.	VALUATION ANALYSIS
IV.13

A sell-off in the broader stock market and concerns of more credit losses for thrifts and banks due to erosion in the commercial real estate market pressured thrift stocks lower at the start of September 2009.  Thrift stocks rebounded in mid-September on some positive comments regarding the level of loan loss reserves maintained by thrifts generally being in good shape.  Concerns about the effects of a possible tightening by the Federal Reserve provided for a modest decline in thrift stocks heading into the close of the third quarter.  Some disappointing economic data pushed thrift stocks along with the broader market lower at the beginning of October.  Thrift stocks rebounded modestly through mid-October, aided by a rally in the broader stock market and a strong earnings report from J.P. Morgan Chase.  Concerns of more loan losses and a disappointing report on September new home sales provided for a modest retreat in thrift prices in late-October.  After bouncing higher on a better-than-expected report for third quarter GDP growth, financial stocks led the broader market low at the end of October in the face of a negative report on consumer spending.  In contrast to the broader market, thrift stocks edged lower following the Federal Reserve’s early-November statement that is would leave the Fed Funds rate unchanged.  Thrift stocks rebounded along with the broader market going into mid-November, following positive reports on the economy and comments from the Federal Reserve that interest rates would remain low amid concerns that unemployment and troubles in commercial real estate would weigh on the economic recovery.  Fresh economic data that underscored expectations for a slow economic recovery and Dubai debt worries pushed thrift stocks lower during the second half of November.  Financial stocks led a broader market rebound at the close of November and into early-December, which was supported by a favorable report for home sales in October and expectations that the Dubai debt crisis would have a limited impact on U.S. banks.  On December 4, 2009, the SNL Index for all publicly-traded thrifts closed at 564.1, a decrease of 13.7% from one year ago and a decrease of 13.8% year-to-date.

RP® Financial, LC.	VALUATION ANALYSIS
IV.14

b.           The New Issue Market

In addition to thrift stock market conditions in general, the new issue market for converting thrifts is also an important consideration in determining the Company’s pro forma market value.  The new issue market is separate and distinct from the market for seasoned thrift stocks in that the pricing ratios for converting issues are computed on a pro forma basis, specifically:  (1) the numerator and denominator are both impacted by the conversion offering amount, unlike existing stock issues in which price change affects only the numerator; and (2) the pro forma pricing ratio incorporates assumptions regarding source and use of proceeds, effective tax rates, stock plan purchases, etc. which impact pro forma financials, whereas pricing for existing issues are based on reported financials.  The distinction between pricing of converting and existing issues is perhaps no clearer than in the case of the price/book (“P/B”) ratio in that the P/B ratio of a converting thrift will typically result in a discount to book value whereas in the current market for existing thrifts the P/B ratio may reflect a premium to book value.  Therefore, it is appropriate to also consider the market for new issues, both at the time of the conversion and in the aftermarket

The marketing for converting thrift issues continued to be affected by the overall weak market for thrift stocks, as only four conversion offerings have been completed since the beginning of 2009.  Moreover, there has been only one second step conversion completed since 2008, and that transaction was completed early in 2008 or nearly two years ago.

Two small standard conversion offerings were completed in the first quarter of 2009 and Territorial Bancorp’s standard conversion offering was completed on July 14, 2009.  Territorial Bancorp’s offering was well received, as the offering was closed at the top of the super range with gross proceeds totaling $122.3 million resulting in a pro forma price/tangible book ratio of 59.4% at closing.  Territorial Bancorp’s trading price closed 47.5% above its IPO price after its first week of trading.  On December 4, 2009, Territorial Bancorp closed 71.7% above its IPO price.  The success of Territorial Bancorp’s offering, in what is still considered to be a fairly weak market for thrift IPOs, is believed to be related to the specific attributes of Territorial Bancorp’s offering as opposed to a broader market trend.  Territorial Bancorp is the largest thrift based in Hawaii and, counter to industry trends in general, has maintained strong earnings and very favorable measures for credit quality during a period when most institutions have reported depressed earnings and increases in loan delinquencies.

The only offering that has been completed during the last three month period was a small minority stock offering by a mutual holding company in Alabama, which is not particularly relevant to the Company’s offering owing to its location, small size and MHC ownership structure on a post-offering basis.

RP® Financial, LC.	VALUATION ANALYSIS
IV.15

c.           The Acquisition Market

Also considered in the valuation was the potential impact on Charter Financial stock price of recently completed and pending acquisitions of other savings institutions and banks operating in Georgia and Alabama.  As shown in Exhibit IV-4, there were 22 Georgia and Alabama thrift and bank acquisitions completed from the beginning of 2007 through year-to-date 2009, and there is one currently pending acquisition.  The recent acquisition activity involving Georgia and Alabama savings institutions and banks may imply a certain degree of acquisition speculation for the Company’s stock.  To the extent that acquisition speculation may impact the Company’s offering, we have largely taken this into account in selecting companies for the Peer Group which have comparable sized regional Company franchises that would tend to be subject to a comparable level of acquisition activity and acquisition speculation as the Company’s stock.  However, since converting thrifts are subject to a three-year regulatory moratorium from being acquired, acquisition speculation involving Charter Financial stock would tend to be less compared to the more seasoned stocks of the Peer Group companies.

d.           Trading in Charter Financial Stock

Since Charter Financial’s minority stock currently trades under the symbol “CHFN” on the OTC Bulletin Board, RP Financial also considered the recent trading activity in the valuation analysis.  Charter Financial had a total of 18,577,356 shares issued and outstanding at December 4, 2009, of which 2,719,432 shares were held by public shareholders and traded as public securities.  As of December 4, 2009, the Company’s closing stock price was $11.88 per share, implying an aggregate value of $220,698,989.  There are significant differences between the Company’s minority stock (currently being traded) and the conversion stock that will be issued by the Company.  Such differences include different liquidity characteristics, a different return on equity for the conversion stock, the stock is currently traded based on speculation of a range of exchange ratios  and dividend payments will be made on all shares outstanding; thereby, requiring a higher payout ratio to sustain the current level of dividends paid to non-MHC shareholders.  Since the pro forma impact has not been publicly disseminated to date, it is appropriate to discount the current trading level.  As the pro forma impact is made known publicly, the trading level will become more informative.

*  *  *  *  *  *  *  *  *  *  *

In determining our valuation adjustment for marketing of the issue, we considered trends in both the overall thrift market, the new issue market including the new issue market for thrift conversions and the local acquisition market for thrift stocks.  Taking these factors and trends into account, RP Financial concluded that a slight downward adjustment was appropriate in the valuation analysis for purposes of marketing of the issue.

RP® Financial, LC.	VALUATION ANALYSIS
IV.16

8.           Management

Charter Financial management team appears to have experience and expertise in all of the key areas of the Company’s operations.  Exhibit IV-5 provides a listing of Charter Financial Board of Directors and senior management.  The Company’s management and Board of Directors have been effective in implementing an operating strategy that can be well managed by the Company’s present organizational structure as indicated by the financial characteristics of the Company.  Currently, the Company has no vacancies in executive management positions.  Similarly, the returns, capital positions, and other operating measures of the Peer Group companies are indicative of well-managed financial institutions, which have Boards and management teams that have been effective in implementing competitive operating strategies.  Therefore, on balance, we concluded no valuation adjustment relative to the Peer Group was appropriate for this factor.

9.           Effect of Government Regulation and Regulatory Reform

In summary, as a fully-converted OTS regulated institution, Charter Financial will operate in substantially the same regulatory environment as the Peer Group members -- all of whom are adequately capitalized institutions and are operating with no apparent restrictions.  Exhibit IV-6 reflects the Company’s pro forma regulatory capital ratios.  On balance, no adjustment has been applied for the effect of government regulation and regulatory reform.

Summary of Adjustments

Overall, based on the factors discussed above, we concluded that the Company’s pro forma market value should reflect the following valuation adjustments relative to the Peer Group:

Key Valuation Parameters:	Valuation Adjustment

Financial Condition	Slight Upward
Profitability, Growth and Viability of Earnings	Moderate Upward
Asset Growth	Slight Upward
Primary Market Area	No Adjustment
Dividends	No Adjustment
Liquidity of the Shares	Slight Upward
Marketing of the Issue	Slight Downward
Management	No Adjustment
Effect of Govt. Regulations and Regulatory Reform	No Adjustment

RP® Financial, LC.	VALUATION ANALYSIS
IV.17

Valuation Approaches

In applying the accepted valuation methodology promulgated by the OTS and adopted by the FDIC, i.e., the pro forma market value approach, including the fully-converted analysis described above, we considered the three key pricing ratios in valuing the Company’s to-be-issued stock – price/earnings (“P/E”), price/book (“P/B”), and price/assets (“P/A”) approaches — all performed on a pro forma basis including the effects of the stock proceeds.  In computing the pro forma impact of the Second Step Conversion and the related pricing ratios, we have incorporated the valuation parameters disclosed in the Company’s prospectus for offering expenses, reinvestment rate, effective tax rate and stock benefit plan assumptions (summarized in Exhibits IV-7 and IV-8).  In our estimate of value, we assessed the relationship of the pro forma pricing ratios relative to the Peer Group and recent conversion offerings.

RP Financial’s valuation placed an emphasis on the following:

●
P/E Approach.  The P/E approach is generally the best indicator of long-term value for a stock and we have given it the most significant weight among the valuation approaches.  Given certain similarities between the Company’s and the Peer Group’s earnings composition and overall financial condition, the P/E approach was carefully considered in this valuation.  At the same time, recognizing that (1) the earnings multiples will be evaluated on a pro forma fully-converted basis for the Company as well as for the Peer Group; and (2) the Peer Group on average has had the opportunity to realize the benefit of reinvesting and leveraging the offering proceeds, we also gave weight to the other valuation approaches.

●
P/B Approach.  P/B ratios have generally served as a useful benchmark in the valuation of thrift stocks, particularly in the context of an initial public offering, as the earnings approach involves assumptions regarding the use of proceeds.  RP Financial considered the P/B approach to be valuable as an indicator of pro forma value taking into account the pricing ratios under the P/E and P/A approaches.  We have also modified the P/B approach to exclude the impact of intangible assets (i.e., price/tangible book value or “P/TB”), in that the investment community frequently makes this adjustment in its evaluation of this pricing approach.

●
P/A Approach.  P/A ratios are generally a less reliable indicator of market value, as investors typically assign less weight to assets and attribute greater weight to book value and earnings.  Furthermore, this approach as set forth in the regulatory valuation guidelines does not take into account the amount of stock purchases funded by deposit withdrawals, thus understating the pro forma P/A ratio.  At the same time, the P/A ratio is an indicator of franchise value, and, in the case of highly capitalized institutions, high P/A ratios may limit the investment community’s willingness to pay market multiples for earnings or book value when ROE is expected to be low.

RP® Financial, LC.	VALUATION ANALYSIS
IV.18

●
Trading of CHFN stock.  Converting institutions generally do not have stock outstanding.  Charter Financial, however, has public shares outstanding due to the mutual holding company form of ownership.  Since Charter Financial is currently traded on the OTC Bulletin Board, it is an indicator of investor interest in the Company’s conversion stock and therefore received some weight in our valuation.  Based on the December 4, 2009, stock price of $11.88 per share and the 18,577,356 shares of Charter Financial stock outstanding, the Company’s implied market value of $220.7 million was considered in the valuation process.  However, since the conversion stock will have different characteristics than the minority shares, and since pro forma information has not been publicly disseminated to date, the current trading price of Charter Financial stock was somewhat discounted herein but will become more important towards the closing of the offering.

The Company has adopted Statement of Position (“SOP”) 93-6, which causes earnings per share computations to be based on shares issued and outstanding excluding unreleased ESOP shares.  For purposes of preparing the pro forma pricing analyses, we have reflected all shares issued in the offering, including all ESOP shares, to capture the full dilutive impact, particularly since the ESOP shares are economically dilutive, receive dividends and can be voted.  However, we did consider the impact of SOP 93-6 in the valuation.

In preparing the pro forma pricing analysis we have taken into account the pro forma impact of the MHC net liabilities that will be consolidated with the Company and thus will increase equity and earnings.  At September 30, 2009, the MHC had unconsolidated net liabilities of $782 thousand, which was principally the result of a $2.1 million accrued benefit plan obligation net of the cash balance of approximately $1.3 million.  These entries have been added to the Company’s September 30, 2009 reported financial information to reflect the consolidation of the MHC into the Company’s operations.

Based on the application of the three valuation approaches, taking into consideration the valuation adjustments discussed above, RP Financial concluded that as of December 4, 2009, the aggregate pro forma market value of Charter Financial conversion stock equaled $114,220,010 at the midpoint, equal to 11,422,001 shares at $10.00 per share.  The $10.00 per share price was determined by the Charter Financial Board.  The midpoint and resulting valuation range is based on the sale of an 85.36% ownership interest to the public which provides for a $97,500,000 public offering at the midpoint value.

RP® Financial, LC.	VALUATION ANALYSIS
IV.19

1.            Price-to-Earnings (“P/E”).  The application of the P/E valuation method requires calculating the Company’s pro forma market value by applying a valuation P/E multiple to the pro forma earnings base.  In applying this technique, we considered both reported earnings and a recurring earnings base, that is, earnings adjusted to exclude any one-time non-operating items, plus the estimated after-tax earnings benefit of the reinvestment of the net proceeds.  The reinvestment rate of 2.92% was based on the Company’s business plan for reinvestment of the net proceeds, which assumes that the net proceeds will be invested in a mix of 15 year MBS (75% of total proceeds) and U.S. Treasury securities with a weighted average maturity of one year (25% of total proceeds).  In deriving Charter Financial’s estimated core earnings for purposes of the valuation, adjustments made to reported net income included elimination of FHLB prepayment penalties, securities gains and gains on the sale of property, and elimination of the income recognition of negative goodwill.  As shown below, on a tax-effected basis, assuming an effective marginal tax rate of 38.6%, the Company’s core earnings were calculated at $0.6 million for the twelve months ended September 30, 2009 (Note: see Exhibit IV-9 for the adjustments applied to the Peer Group’s earnings in the calculation of core earnings).

12 Mos. Ended 9/30/09 Amount (in millions)

Reported Net Income	$2.3
Addback: Prepayment Penalties on Advances	1.4
Deduct: Net Gain on Sale of Property	(2.1)
Deduct: Net Gain on Sale of Investment Securities	(2.2)
Tax effect on adjustments @ 38.6% effective rate	1.1
Core earnings estimate	0.6

Based on the Company’s reported and estimated core earnings, and incorporating the impact of the pro forma assumptions discussed previously, the Company’s pro forma reported and core P/E multiples at the $114.2 million midpoint value equaled 43.44 times and 128.85 times, respectively, indicating premiums of 175.5% and 804.2% relative to the Peer Group’s average reported and core earnings multiples of 15.77 times and 14.25 times, respectively (see Table 4.1).  The significant premiums for the Company’s earnings multiples are also relatively large in comparison to the Peer Group medians.  The Company’s pro forma P/E ratios based on reported earnings at the minimum and the super maximum are 37.66 times and 55.14 times, respectively, and based on core earnings at the minimum and the super maximum are 116.24 times and 151.59 times, respectively.

RP® Financial, LC.	VALUATION ANALYSIS
IV.20

Table 4.1
Public Market Pricing
Charter Financial Corporation and the Comparables
As of December 4, 2009

		Market Capitalization		Per Share Data
				Core	Book						Dividends(4)
		Price/	Market	12 Month	Value/	Pricing Ratios(3)					Amount/		Payout
		Share(1)	Value	EPS(2)	Share	P/E	P/B	P/A	P/TB	P/Core	Share	Yield	Ratio(5)
		($)	($Mil)	($)	($)	(x)	(%)	(%)	(%)	(x)	($)	(%)	(%)
Charter Financial Corporation
Superrange		$10.00	$151.06	$0.07	$13.63	55.14x	73.37%	14.46%	75.24%	151.59x	$0.00	0.00%	0.00%
Maximum		$10.00	$131.35	$0.07	$14.59	49.00x	68.54%	12.75%	70.47%	140.09x	$0.00	0.00%	0.00%
Midpoint		$10.00	$114.22	$0.08	$15.68	43.44x	63.78%	11.22%	65.66%	128.85x	$0.00	0.00%	0.00%
Minimum		$10.00	$97.09	$0.09	$17.16	37.66x	58.28%	9.66%	60.13%	116.24x	$0.00	0.00%	0.00%

All Non-MHC Public Companies (7)
Averages		$9.29	$312.66	($0.45)	$13.50	16.79x	67.42%	7.57%	76.50%	16.58x	$0.26	2.36%	36.83%
Medians		$8.56	$45.82	$0.16	$12.89	13.82x	68.39%	5.70%	73.04%	13.54x	$0.20	2.25%	0.00%

Comparable Group Averages
Averages		$12.36	$77.31	$0.80	$16.53	15.77x	71.26%	9.89%	80.77%	14.25x	$0.29	1.93%	23.48%
Medians		$12.63	$56.46	$0.45	$15.04	13.34x	68.92%	7.04%	80.43%	12.55x	$0.18	2.15%	22.28%

Comparable Group
CSBC	Citizens South Bnkg Corp of NC	$5.50	$41.40	($0.04)	$11.09	NM	49.59%	5.04%	77.79%	NM	$0.16	2.91%	NM
CFFC	Community Fin. Corp. of VA	$4.75	$20.72	$1.25	$8.19	4.17	58.00%	3.83%	58.00%	3.80x	$0.00	0.00%	0.00%
ESBF	ESB Financial Corp. of PA	$12.90	$155.54	$1.08	$13.87	13.16	93.01%	7.86%	125.24%	11.94x	$0.40	3.10%	40.82%
FABK	First Advantage Bancorp of TN	$10.59	$46.53	$0.05	$16.10	NM	65.78%	13.19%	65.78%	NM	$0.20	1.89%	NM
FFCH	First Fin. Holdings Inc. of SC	$12.99	$206.50	($0.01)	$18.03	7.87	72.05%	5.88%	83.06%	NM	$0.20	1.54%	12.12%
GSLA	GS Financial Corp. of LA	$13.38	$16.83	$0.26	$22.52	20.58	59.41%	6.21%	59.41%	NM	$0.40	2.99%	61.54%
HBCP	Home Bancorp Inc. Lafayette LA	$12.35	$110.25	$0.62	$14.85	28.72	83.16%	20.67%	83.16%	19.92x	$0.00	0.00%	0.00%
JFBI	Jefferson Bancshares Inc of TN	$5.00	$33.53	$0.38	$12.03	13.51	41.56%	5.12%	59.88%	13.16x	$0.12	2.40%	32.43%
LABC	Louisiana Bancorp, Inc. of LA	$14.50	$75.40	$0.51	$15.22	29	95.27%	22.70%	95.27%	28.43x	$0.00	0.00%	0.00%
TSH	Teche Hlding Cp of N Iberia LA	$31.66	$66.39	$3.85	$33.41	9.12	94.76%	8.41%	100.09%	8.22x	$1.42	4.49%	40.92%

		Financial Characteristics(6)									2nd Step Offering Amount
		Total Assets	Equity/ Assets	Tang Eq/ Assets	NPAs/ Assets	Reported		Core		Exchange Ratio
						ROA	ROE	ROA	ROE
		($Mil)	(%)	(%)	(%)	(%)	(%)	(%)	(%)		($Mil)
Charter Financial Corporation
Superrange		$1,045	19.71%	19.31%	1.46%	0.26%	1.33%	0.10%	0.48%	0.8131	$128.94
Maximum		$1,030	18.60%	18.19%	1.48%	0.26%	1.40%	0.09%	0.49%	0.7071	$112.13
Midpoint		$1,018	17.60%	17.18%	1.50%	0.26%	1.47%	0.09%	0.49%	0.6148	$97.50
Minimum		$1,005	16.58%	16.14%	1.52%	0.26%	1.55%	0.08%	0.50%	0.5226	$82.88

All Non-MHC Public Companies (7)
Averages		$2,909	10.95%	10.10%	3.24%	-0.38%	-1.03%	-0.35%	-2.12%
Medians		$899	8.92%	8.32%	2.19%	0.16%	2.46%	0.11%	1.17%

Comparable Group Averages
Averages		$978	14.04%	13.02%	1.39%	0.59%	5.40%	0.52%	4.55%
Medians		$598	11.40%	9.18%	1.19%	0.66%	3.27%	0.54%	3.24%

Comparable Group
CSBC	Citizens South Bnkg Corp of NC	$821	12.68%	9.32%	NA	-0.01%	-0.08%	-0.04%	-0.30%
CFFC	Community Fin. Corp. of VA	$541	8.84%	8.84%	2.87%	0.96%	11.40%	1.05%	12.50%
ESBF	ESB Financial Corp. of PA	$1,979	8.48%	6.45%	0.27%	0.60%	7.99%	0.66%	8.81%
FABK	First Advantage Bancorp of TN	$353	20.06%	20.06%	0.29%	0.30%	1.44%	0.06%	0.31%
FFCH	First Fin. Holdings Inc. of SC	$3,510	10.02%	9.03%	2.92%	0.80%	10.07%	0.00%	-0.06%
GSLA	GS Financial Corp. of LA	$271	10.46%	10.46%	2.21%	0.33%	2.93%	0.13%	1.17%
HBCP	Home Bancorp Inc. Lafayette LA	$533	24.85%	24.85%	0.66%	0.73%	3.36%	1.05%	4.85%
JFBI	Jefferson Bancshares Inc of TN	$654	12.33%	8.89%	1.42%	0.42%	3.18%	0.43%	3.26%
LABC	Louisiana Bancorp, Inc. of LA	$332	23.82%	23.82%	0.72%	0.82%	3.16%	0.83%	3.22%
TSH	Teche Hlding Cp of N Iberia LA	$790	8.87%	8.44%	1.19%	0.93%	10.58%	1.04%	11.74%

(1)	Average of High/Low or Bid/Ask price per share.
(2)	EPS (estimate core basis) is based on actual trailing 12 month data, adjusted to omit non-operating items on a tax-effected basis, and is shown on a pro forma basis where appropriate.
(3)	P/E = Price to earnings; P/B = Price to book; P/A = Price to assets; P/TB = Price to tangible book value; and P/Core = Price to core earnings.
(4)	Indicated 12 month dividend, based on last quarterly dividend declared.
(5)	Indicated 12 month dividend as a percent of trailing 12 month estimated core earnings.
(6)	ROA (return on assets) and ROE (return on equity) are indicated ratios based on trailing 12 month common earnings and average common equity and total assets balances.
(7)	Excludes from averages and medians those companies the subject of actual or rumored acquisition activities or unusual operating characteristics.

Source:
Corporate reports, offering circulars, and RP Financial, LC. calculations. The information provided in this report has been obtained from sources we believe are reliable, but we cannot guarantee the accuracy or completeness of such information.

Copyright (c) 2009 by RP® Financial, LC.

RP® Financial, LC.	VALUATION ANALYSIS
IV.21

Importantly, we believe the significant premiums in the Company’s pro forma earnings multiples in comparison to the Peer Group are warranted based on the discounted P/B and P/TB multiples discussed below and owing to the Company’s earnings growth potential.  With regard to this latter factor, we believe that the Company’s earnings may be subject to increase over the near term as the earnings benefits of the NCB acquisition are fully realized into trailing twelve month earnings and owing to other factors which may facilitate future earnings growth including the repricing of high cost borrowings and CDs to lower market rates and the targeted transition of deposits to a greater retail orientation.  Additionally, the Company believes there may likely be additional acquisition opportunities locally given the large number of distressed financial institutions and management has indicated the intent to pursue growth through acquisition to leverage its strong pro forma capital position if such acquisitions are estimated to be accretive to earnings.

2.             Price-to-Book (“P/B”). The application of the P/B valuation method requires calculating the Company’s pro forma market value by applying a valuation P/B ratio, derived from the Peer Group’s P/B ratio, to the Company’s pro forma book value.  The Company’s pre-conversion equity of $98.8 million was adjusted to include the impact of MHC’s net liabilities of $782 thousand, which will be consolidated with the Company’s financial statements as the result of the Second Step Conversion.  In applying the P/B approach, we considered both reported book value and tangible book value.  Based on the $114.2 million midpoint valuation, Charter Financial’s pro forma P/B and P/TB ratios equaled 63.78% and 65.66%, respectively.  In comparison to the respective average P/B and P/TB ratios indicated for the Peer Group of 71.26% and 80.77%, the Company’s ratios reflected discounts of 10.5% and 18.7%, respectively.  In comparison to the Peer Group’s median P/B and P/TB ratios of 68.92% and 80.43%, respectively, the Company’s pro forma P/B and P/TB ratios at the midpoint value reflected discounts of 7.5% and 18.4%, respectively.  The Company’s pro forma P/B ratios at the minimum and the super maximum equaled 58.28% and 73.37%, respectively.  The Company’s pro forma P/TB ratios at the minimum and the super maximum are 60.13% and 75.24%, respectively.  RP Financial considered the discounts under the P/B approach to be reasonable in light of the valuation adjustments referenced earlier.

RP® Financial, LC.	VALUATION ANALYSIS
IV.22

3.             Price-to-Assets (“P/A”).  The P/A valuation methodology determines market value by applying a valuation P/A ratio to the Company’s pro forma asset base, conservatively assuming no deposit withdrawals are made to fund stock purchases.  In all likelihood there will be deposit withdrawals, which results in understating the pro forma P/A ratio computed herein.  At the midpoint of the valuation range, Charter Financial’s value equaled 11.22% of pro forma assets.  Comparatively, the Peer Group companies exhibited an average P/A ratio of 9.89%, which implies a premium of 13.4% has been applied to the Company’s pro forma P/A ratio.  In comparison to the Peer Group’s median P/A ratio of 7.04%, the Company’s pro forma P/A ratio at the midpoint value indicated a premium of 59.4%.  The Company’s P/A ratios at the minimum and the super maximum equaled 9.66% and 14.46%, respectively.

Comparison to Recent Offerings

As indicated at the beginning of this chapter, RP Financial’s analysis of recent conversion offering pricing characteristics at closing and in the aftermarket has been limited to a “technical” analysis and, thus, the pricing characteristics of recent conversion offerings can not be a primary determinate of value.  Particular focus was placed on the P/TB approach in this analysis, since the P/E multiples do not reflect the actual impact of reinvestment and the source of the stock proceeds (i.e., external funds vs. deposit withdrawals).  As discussed previously, Territorial Bancorp was the most recent standard conversion offering completed.  In comparison to Territorial Bancorp’s pro closing forma P/TB ratio of 59.4%, the Company’s P/TB ratio of 100.3% at the midpoint value reflects an implied premium of 68.9%.  Territorial Bancorp’s current P/TB ratio, based on closing stock prices as of December 4, 2009, equaled 97.3%.  In comparison to Territorial Bancorp’s current P/TB ratio, the Company’s P/TB ratio at the midpoint value reflects a premium of 47.9%.

Importantly, there have been no conversion offerings completed in the last three months except for one very small mutual holding company offering in Alabama.  Accordingly, the guidance provided by recent offerings with respect to the Company’s pro forma value is limited.

RP® Financial, LC.	VALUATION ANALYSIS
IV.23

Valuation Conclusion

Based on the foregoing, it is our opinion that, as of December 4, 2009, the estimated aggregate pro forma valuation of the shares of the Company to be issued and outstanding at the end of the conversion offering including (1) newly-issued shares representing the MHC’s current ownership interest in Company, and (2) exchange shares issued to existing public shareholders of the Company and was $114,220,010 at the midpoint, equal to 11,422,001 shares at $10.00 per share.  Based on the pro forma valuation and the percent ownership interest represented by the MHC Shares, the number of shares of common stock offered for sale will range from a minimum of 8,287,500 shares to a maximum of 11,212,500 shares, with a midpoint offering of 9,750,000 shares.  Based on an offering price of $10.00 per share, the amount of the offering will range from a minimum of $82,875,000 to a maximum of $112,125,000 with a midpoint of $97,500,000.  If market conditions warrant, the number of shares offered can be increased to an adjusted maximum of 12,894,375 shares (the “supermaximum”) equal to an offering of $128,943,750 at the offering price of $10.00 per share.  The pro forma figures for shares outstanding, aggregate market value and exchange ratio at each point in the valuation range are shown below.  The pro forma valuation calculations relative to the Peer Group are shown in Table 4.1 and are detailed in Exhibits IV-7 and IV-8.

	Total Shares	Offering Shares	Exchange Shares Issued to the Public Shareholders	Exchange Ratio
Shares				(x)
Super Maximum	15,105,596	12,894,375	2,211,221	0.8131
Maximum	13,135,301	11,212,500	1,922,801	0.7071
Midpoint	11,422,001	9,750,000	1,672,001	0.6148
Minimum	9,708,701	8,287,500	1,421,201	0.5226

Distribution of Shares
Super Maximum	100.00%	85.36%	14.64%
Maximum	100.00%	85.36%	14.64%
Midpoint	100.00%	85.36%	14.64%
Minimum	100.00%	85.36%	14.64%

Aggregate Market Value(1)
Super Maximum	$151,055,960	$128,943,750	$22,112,210
Maximum	$131,353,010	$112,125,000	$19,228,010
Midpoint	$114,220,010	$97,500,000	$16,720,010
Minimum	$97,087,010	$82,875,000	$14,212,010

(1)	Based on offering price of $10.00 per share.

RP® Financial, LC.	VALUATION ANALYSIS
IV.24

Establishment of the Exchange Ratio

OTS regulations provide that in a conversion of a mutual holding company, the minority stockholders are entitled to exchange the public shares for newly issued shares in the fully converted company.  The Board of Directors of Charter Financial has independently determined the exchange ratio, which has been designed to preserve the current aggregate percentage ownership in the Company.  The exchange ratio to be received by the existing minority shareholders of the Company will be determined at the end of the offering, based on the total number of shares sold in the subscription and syndicated offerings and the final appraisal.  Based on the valuation conclusion herein, the resulting offering value and the $10.00 per share offering price, the indicated exchange ratio at the midpoint is 0.6148 shares of the Company for every one public share of stock held by public shareholders.  Furthermore, based on the offering range of value, the indicated exchange ratio is 0.5226 at the minimum, 0.7071 at the maximum and 0.8131 at the supermaximum.  RP Financial expresses no opinion on the proposed exchange of newly issued Company shares for the shares held by the public stockholders or on the proposed exchange ratio.